Registration No. 333-137490
Filed Pursuant to Rule 424(b)(5)

CALCULATION OF REGISTRATION FEE

	Maximum Aggregate
Title of Each Class of Securities to be Registered	Offering Price	Amount of Registration Fee

Trust Preferred Securities	$150,000,000	$16,050	(1)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 21, 2006)

$150,000,000

Citizens Funding Trust I

7.50% Enhanced Trust Preferred Securities
(Liquidation amount $25 per trust preferred security)
Fully and unconditionally guaranteed, to the extent described herein, by
Citizens Banking Corporation

The 7.50% Enhanced Trust Preferred Securities, which are referred to as the “trust preferred securities,” will be issued by Citizens Funding Trust I, a Delaware statutory trust, which we sometimes refer to in this document as the “Issuer Trust.” Citizens Banking Corporation, a Michigan corporation, which we sometimes refer to in this document as “Citizens”, will own all of the outstanding trust common securities of the Issuer Trust and will fully and unconditionally guarantee, on a subordinated basis, payment of amounts due on the trust preferred securities to the extent described in this prospectus supplement. The Issuer Trust will use the proceeds received in connection with the sale of the trust preferred securities and trust common securities to purchase 7.50% junior subordinated debentures due September 15, 2066 issued by Citizens, which we sometimes refer to in this document as the “junior subordinated debentures.”

Distributions on the trust preferred securities will be cumulative from the date of original issuance and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2006. We may elect to defer interest payments on the junior subordinated debentures as described in this prospectus supplement on one or more occasions for up to 10 consecutive years. If we do not pay interest on the junior subordinated debentures, the Issuer Trust will not make the corresponding distributions on the trust preferred securities. Citizens will guarantee payment of distributions on the trust preferred securities only to the extent it makes corresponding payments to the Issuer Trust on the junior subordinated debentures.

We may redeem the junior subordinated debentures in whole or in part on or after September 15, 2011, or in whole at any time if certain changes occur in tax or investment company laws or regulations or if the trust preferred securities cease to constitute Tier 1 capital of Citizens for regulatory capital purposes. We will not redeem the junior subordinated debentures unless we obtain the prior approval of the Board of Governors of the Federal Reserve System to do so, if such approval is then required. To the extent we redeem the junior subordinated debentures, the Issuer Trust must redeem a corresponding amount of the trust preferred securities.

The trust preferred securities are expected to be approved for listing on the New York Stock Exchange, subject to official notice of issuance. We expect trading in the trust preferred securities on the New York Stock Exchange under the symbol “CTZPrA” to begin within 30 days after the original issue date.

Investing in the trust preferred securities involves risks. See “Risk Factors” beginning on page S-14.

PRICE $25 PER TRUST PREFERRED SECURITY

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. These securities are not savings accounts or deposits.

		Underwriting	Proceeds to
	Price to	Discounts and	the Issuer
	Public(1)	Commissions(2)	Trust(1)(2)

Per trust preferred security	$25.00	$0.7875	$24.2125

Total	$150,000,000	$4,725,000	$145,295,000

(1)	Plus accrued distributions from October 3, 2006, if settlement occurs after that date.

(2)	Because Citizens Funding Trust I will use all of the proceeds from the sale of the trust preferred securities and its trust common securities to purchase junior subordinated debentures of Citizens, Citizens will pay all underwriting discounts and commissions. Citizens will pay the underwriters compensation of $0.7875 per trust preferred security, except that the underwriting commission will be $0.50 per trust preferred security with respect to any trust preferred securities sold to institutions. To the extent of those institutional sales, the total underwriting commission will decrease and the net proceeds to Citizens will increase.

The underwriters expect to deliver the trust preferred securities in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about October 3, 2006.

Joint Bookrunning Managers

UBS Investment Bank	Morgan Stanley	Citigroup	Wachovia Securities
Structuring Agent	Structuring Agent

Co-Managers

Keefe, Bruyette & Woods	Credit Suisse

September 26, 2006

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Citizens’ business, financial condition, results of operations and prospects may have changed since such dates.

If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Citizens,” “we,” “us,” “our” or similar references mean Citizens Banking Corporation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006; and

•	Current Reports on Form 8-K filed on February 23, 2006, March 3, 2006, March 14, 2006, April 18, 2006, June 27, 2006, June 29, 2006, June 30, 2006, August 4, 2006, August 22, 2006 and September 21, 2006.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Citizens Banking Corporation
328 South Saginaw Street
Flint, Michigan 48502
Attention: Investor Relations
Telephone: (810) 257-2506

The Issuer Trust has no separate financial statements. The statements would not be material to the holders of the trust preferred securities because the Issuer Trust has no independent operations.

SUMMARY

This summary highlights information contained in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the trust preferred securities. You should read this entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the trust preferred securities set forth under the caption “Risk Factors” beginning on page S-14, to determine whether an investment in the trust preferred securities is appropriate for you.

About Citizens Banking Corporation

We are a diversified banking and financial services company that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. We provide a full range of banking and financial services to individuals and businesses through our subsidiaries Citizens Bank and F&M Bank-Iowa. These services include deposit products such as checking, savings, and money market accounts, and loan products such as business, personal, educational, residential, and commercial mortgage, and other consumer-oriented financial services, such as IRA and Keogh accounts, lease financing for a variety of capital equipment for commerce and industry, and safe deposit and night depository facilities. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, treasury management services, and transfer/collection facilities. We also provide wealth management services through Citizens Bank Wealth Management, N.A., and through the affiliate trust department of F&M Bank-Iowa.

On June 27, 2006, we entered into an agreement with Republic Bancorp Inc. (“Republic”), pursuant to which Republic will merge with and into Citizens in a transaction with a value at announcement of approximately $1.048 billion in stock and cash. We anticipate completing the merger in the fourth quarter of 2006, and we will use the proceeds of this offering to, among other things, fund the cash component of the merger consideration in the Republic transaction. Completion of the merger is subject to regulatory and shareholder approvals and other customary conditions.

Additional information about Citizens and its subsidiaries, including information relating to the merger and Republic, is included in this document (including under the headings “Selected Consolidated Financial Information” beginning on page S-9, “Citizens Banking Corporation” on page S-20 and “Republic Bancorp Inc.” on page S-23) and in the documents incorporated by reference in this document. See “Where You Can Find More Information.” Our principal executive office is located at 328 South Saginaw Street, Flint, Michigan 48502, and our telephone number is (810) 766-7500.

About Citizens Funding Trust I

Citizens Funding Trust I is a Delaware statutory trust created solely for the purpose of issuing trust preferred securities to investors and trust common securities to us and investing the aggregate proceeds in an equivalent amount of our junior subordinated debentures. The junior subordinated debentures will be the sole assets of the Issuer Trust.

The Issuer Trust has its principal office and mailing address at c/o Citizens Banking Corporation, 328 South Saginaw Street, Flint, Michigan 48502, and its telephone number is (810) 766-7500.

About the Offering

General	The Issuer Trust is offering 6,000,000 trust preferred securities with a liquidation amount of $25 per trust preferred security and $150,000,000 in the aggregate. Each trust preferred security will represent an undivided preferred beneficial interest in the Issuer Trust. The Issuer Trust will use the proceeds from the sale of its trust preferred securities and the trust common securities to purchase the junior subordinated debentures from Citizens. The Issuer Trust will pass through to you as distributions the interest payments it receives from Citizens on the junior subordinated debentures. The diagram to the left outlines a simplified form of the relationship among investors in the trust preferred securities, the Issuer Trust, the junior subordinated debentures, Citizens and the subordinated guarantee of the trust preferred securities by Citizens. As shown to the left:

• The Issuer Trust issues the trust preferred securities.

• The Issuer Trust uses the proceeds from the issuance of the trust preferred securities and the trust common securities to purchase junior subordinated debentures issued by Citizens.

• Citizens makes quarterly payments on the junior subordinated debentures.

• The Issuer Trust uses the quarterly interest payments it receives from Citizens to pay the quarterly distributions to the holders of the trust preferred securities.

•  Citizens will guarantee, on a subordinated basis, payments of amounts due on the trust preferred securities to the extent provided under the captions “Description of the Trust Preferred Securities” and “Description of the Guarantee” in this prospectus supplement.

See the discussion below under the caption “Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee” in this prospectus supplement.

Distributions	Distributions on the trust preferred securities will be cumulative from the date they are issued and will be payable quarterly in arrears at the annual rate of 7.50% on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2006, unless they are deferred as described below. The amount of distributions payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Distribution Deferral	We may, on one or more occasions, defer the quarterly interest payments on the junior subordinated debentures for one or more periods (each, an “Optional Deferral Period”) of up to 40 consecutive quarterly periods, or ten years. In other words, we may declare at our discretion up to a ten-year interest payment moratorium on the junior subordinated debentures and may choose to do that on more than one occasion. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures, nor can we begin a new Optional Deferral Period until we have paid all accrued interest on the junior subordinated debentures from the previous Optional Deferral Period.

If we defer interest payments on the junior subordinated debentures, the Issuer Trust also will defer distributions on the trust preferred securities. Any deferred interest on the junior subordinated debentures will accrue additional interest at an annual rate of 7.50% (which rate will be equal to the annual interest rate on the junior subordinated debentures), compounded quarterly, to the extent permitted by applicable law. Once we pay all deferred interest payments on the junior subordinated debentures, including all accrued interest, we may again defer interest payments on the junior subordinated debentures as described above, but not beyond the maturity date of the junior subordinated debentures.

We will provide to the Issuer Trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the Issuer Trust to each holder of record of trust preferred securities.

Dividend Stopper	As a consequence of any deferral of payment of interest on the junior subordinated debentures, distributions on the trust preferred securities would be deferred (but would continue to accumulate additional distributions at the rate per annum described herein for the trust preferred securities) by the Issuer Trust during the Optional Deferral Period. On any date on which accrued interest through the most recent interest payment date has not been paid in full, whether during any applicable Optional Deferral Period or otherwise, we will not, and will not permit any subsidiary to:

• declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock;

•  make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest to the corresponding junior subordinated debentures; or

•  make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of junior subordinated debentures) if the guarantee ranks equally with or junior in interest to the junior subordinated debentures, except in some circumstances.

Prior to the termination of any applicable Optional Deferral Period, we may further defer the payment of interest.

This covenant will also apply if:

• we have actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute a debenture default under the junior indenture with respect to the junior subordinated debentures and we have not taken reasonable steps to cure the event, and

•  if the junior subordinated debentures are held by an Issuer Trust, we are in default with respect to our payment of any obligations under the guarantee related to the related trust preferred securities.

Optional Redemption	Subject to the limitations described below in this summary under “Replacement Capital Covenant,” we may redeem the trust preferred securities, in whole or in part, at any time on or after September 15, 2011, at a redemption price equal to the total liquidation amount of the trust preferred securities to be redeemed plus accumulated and unpaid distributions to the redemption date.

Special Event Redemption	Subject to the limitations described below in this summary under “Replacement Capital Covenant,” we may elect to redeem the trust preferred securities, in whole but not in part, at any time upon the occurrence of:

• changes in U.S. federal income tax laws or regulations that could have adverse tax consequences for us or the Issuer Trust,

•  changes in laws or regulations that pose more than an insubstantial risk that the Issuer Trust will be required to register as an “investment company” under the Investment Company Act of 1940, as amended, or

•  changes that could prevent us from treating an amount equal to the liquidation amount of the trust preferred securities as “Tier  1” capital for purposes of the applicable Federal Reserve capital adequacy guidelines, in each case, for a redemption price equal to the total liquidation amount of the trust preferred securities to be redeemed plus accumulated and unpaid distributions to the redemption date.

Replacement Capital Covenant	Around the time of the initial issuance of the junior subordinated debentures, we will enter into a Replacement Capital Covenant (as defined under the caption “Certain Terms of the Replacement Capital Covenant”) in which we will covenant for the benefit of holders of a specified series of our indebtedness, other than the junior subordinated debentures, or in certain limited cases a specified series of indebtedness of our banking subsidiary, Citizens Bank, that we will not redeem or repurchase the junior subordinated debentures and the Issuer Trust will not redeem or repurchase the trust preferred securities on or before September 15, 2036, unless (a) subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received certain specified proceeds from the sale of specified securities that (i) have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated debentures at that time and (ii) qualify as Tier 1 capital of Citizens under the applicable capital guidelines of the Federal Reserve and (b) we have obtained the prior approval of the Federal Reserve, if such approval is then required. The Replacement Capital Covenant is not intended for the benefit of holders of the junior subordinated debentures or trust preferred securities and may not be enforced by them, and the Replacement Capital Covenant is not a term of the indenture, the trust agreement, the junior subordinated debentures or the trust preferred securities.

Liquidation Preference	Upon any dissolution, winding-up or liquidation of the Issuer Trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the Issuer Trust, subject to the rights of any creditors of the Issuer Trust, the liquidation distribution in cash. The Issuer Trust will be able to make this distribution of cash only if we redeem the junior subordinated debentures.

The Guarantee	We will fully and unconditionally guarantee the payment of all amounts due on the trust preferred securities to the extent the Issuer Trust has funds available for payment of such distributions. The guarantee will be subordinated to our other indebtedness to the extent described below under the caption “Ranking of the Junior Subordinated Debentures and Guarantee.”

We also are obligated to pay most of the expenses and obligations of the Issuer Trust (other than the Issuer Trust’s obligations to make payments on the trust preferred securities and common securities, which are covered only by the guarantee).

The guarantee does not cover payments when the Issuer Trust does not have sufficient funds to make payments on the trust preferred securities. In other words, if we do not make a payment on the junior subordinated debentures, the Issuer Trust will not have sufficient funds to make payments on the trust preferred securities, and the guarantee will not obligate us to make those payments on the Issuer Trust’s behalf. In addition, our obligations under the guarantee are subordinate to our obligations to other creditors to the same extent as the junior subordinated debentures. For more information, see the discussion below under the caption “Description of the Guarantee.”

Ranking of the Junior Subordinated Debentures and Guarantee	Our payment obligations under the junior subordinated debentures and the guarantee will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future indebtedness, other than trade account payables and accrued liabilities arising in the ordinary course of business; provided, however, that the junior subordinated debentures and the guarantee will rank equally in right of payment with any Pari Passu Securities. “Pari Passu Securities” means: (i) indebtedness that, among other things, (a) qualifies or is issued to financing vehicles issuing securities that qualify as Tier 1 capital of Citizens under the applicable capital guidelines of the Federal Reserve and (b) by its terms ranks equally in right of payment and upon liquidation with the 7.50% Junior Subordinated Debentures due September 15, 2066 to be issued in connection with this offering; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i). “Pari Passu Securities” does not include our junior subordinated debentures or guarantees issued in connection with our currently outstanding and future traditional trust preferred securities, each of which will rank senior to the trust preferred securities being issued by the Issuer Trust.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary. The trust preferred securities, the junior subordinated debentures and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At June 30, 2006, our indebtedness and obligations, on an unconsolidated basis, totaled $144.4 million, all of which will rank senior in right of payment and upon liquidation to the junior subordinated debentures (on a pro forma basis assuming completion of the Republic merger as of June 30, 2006, our indebtedness and obligations, on an unconsolidated basis, would have totaled $345.9 million as of June 30, 2006). In addition, the junior subordinated debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including, but not limited to, obligations to depositors and obligations in connection with our outstanding floating rate trust preferred securities. At June 30, 2006, our subsidiaries’ total deposits and borrowings were $6.9 billion (on a pro forma basis assuming completion of the Republic merger as of June 30, 2006, our subsidiaries’ total deposits and borrowings would have totaled $12.8 billion as of June 30, 2006).

Voting Rights	Holders of the trust preferred securities will have only limited voting rights and, except upon the occurrence of certain events described in this prospectus supplement, will not be entitled to vote.

Dissolution of the Issuer Trust and Distribution of the Junior Subordinated Debentures	We can dissolve the Issuer Trust at any time, subject to obtaining the prior approval of the Federal Reserve to do so, if such approval is then required.

If we dissolve the Issuer Trust, or if it dissolves because of other specified events (such as bankruptcy), the Issuer Trust will distribute the junior subordinated debentures to holders of the trust preferred securities and the trust common securities on a proportionate basis.

Use of Proceeds	The Issuer Trust will use the proceeds from the offering of the trust preferred securities to purchase the junior subordinated debentures issued by us. We expect to use the net proceeds from the sale of the junior subordinated debentures to the Issuer Trust for the purpose of funding the cash portion of the merger consideration in our pending merger with Republic and for general corporate purposes, which may include:

• reducing or refinancing existing debt at Citizens or Republic; and

• repurchasing outstanding trust preferred securities.

Listing of Trust Preferred Securities	We intend to list the trust preferred securities on the New York Stock Exchange and expect trading in the trust preferred securities on the New York Stock Exchange to begin within 30 days after the original issue date.

Expected Ratings	We expect that the trust preferred securities will be rated Baa2, BB+, BBB- and BBB by Moody’s Investor Services, Standard & Poor’s, Fitch Ratings and Dominion Bond Rating Service, respectively. None of these securities ratings is a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

Form of the Trust Preferred Securities	The trust preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York. This means that you will not receive a certificate for your trust preferred securities and the trust preferred securities will not be registered in your name. For more details, see below under the caption “Book-Entry Issuance” in this prospectus supplement.

U.S. Federal Income Tax Consequences	In connection with the issuance of the trust preferred securities, Wachtell, Lipton, Rosen & Katz, as special tax counsel, will render its opinions to us and the Issuer Trust generally to the effect that, for United States federal income tax purposes, (i) the Issuer Trust will be classified as a grantor trust and not an association taxable as a corporation and (ii) the junior subordinated debentures will be classified as indebtedness (although there is no controlling authority directly on point). These opinions are subject to certain customary conditions. See below under the caption “Certain United States Federal Income Tax Consequences” in this prospectus supplement.

ERISA Considerations	If you are a fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), you should consider the requirements of ERISA and the Code in the context of the plan’s particular circumstances and ensure the availability of an applicable exemption before authorizing an investment in the trust preferred securities. See below under the caption “ERISA Considerations” in this prospectus supplement.

Risk Factors	See below under the caption “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and our reports incorporated by reference therein for a discussion of factors you should carefully consider before deciding to invest in the trust preferred securities.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

Citizens

Certain of the historical financial data in the table below for the six-month periods ended June 30, 2006 and June 30, 2005 were derived from Citizens’ unaudited consolidated financial statements. In addition, certain of the data for the five years ended December 31, 2005 were derived from Citizens’ audited consolidated financial statements. The information is based on historical information and related notes Citizens previously filed with the SEC. The reader should read all of the summary financial information provided in the following table together with this historical financial information and related notes, which is also incorporated into this document by reference. See “Where You Can Find More Information” for a description of where to find the historical information.

	Six Months Ended
	June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share data)

Consolidated Summaries of Income
Net interest income	$133,465	$137,012	$275,749	$271,698	$280,705	$294,545	$301,159
Provision for loan losses	4,139	4,396	1,109	21,609	62,008	117,331	25,232
Noninterest income before securities gains (losses)	49,254	45,564	89,435	92,971	92,952	97,569	109,724
Investment securities gains (losses)	61	43	(8,927)	(1,513)	101	2,338	5,997
Noninterest expense	121,637	121,591	243,042	260,278	228,866	253,972	244,845
Income tax provision (benefit) from continuing operations	15,341	15,987	31,581	19,590	18,375	(1,346)	42,451
Income from continuing operations	41,663	40,645	80,525	61,679	64,509	24,495	104,352
Discontinued operations (after tax)	—	—	0	14,418	1,442	543	305
Net income	41,663	40,645	80,525	76,097	65,951	25,038	104,657

Per Common Share Data
Income from continuing operations
Basic	$0.98	$0.94	$1.87	$1.43	$1.49	$0.55	$2.26
Diluted	0.97	0.93	1.85	1.41	1.48	0.55	2.24
Discontinued operations
Basic	—	—	—	0.33	0.03	0.01	0.01
Diluted	—	—	—	0.33	0.03	0.01	0.01
Net income
Basic	0.98	0.94	1.87	1.76	1.52	0.56	2.27
Diluted	0.97	0.93	1.85	1.74	1.51	0.56	2.25
Cash dividends	0.575	0.57	1.14	1.14	1.14	1.13	1.085
Book value (end of period)	15.15	15.31	15.28	15.13	14.69	14.88	15.47
Market value (end of period)	24.41	30.22	27.75	34.35	32.72	24.78	32.88

Consolidated Period-End Balance Sheet Items (Continuing Operations)
Assets	$7,814,170	$7,825,937	$7,751,883	$7,706,033	$7,544,903	$7,320,958	$7,494,272
Portfolio loans	5,728,039	5,523,228	5,616,119	5,393,365	5,164,416	5,342,669	5,669,755
Deposits	5,684,569	5,200,738	5,473,839	5,299,760	5,274,082	5,740,867	5,758,953
Long-term debt	933,124	936,527	1,006,109	949,921	936,859	599,313	629,099
Shareholders’ equity	649,872	662,149	656,463	654,302	635,162	650,469	697,464

	Six Months Ended
	June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share data and ratios)

Consolidated Period-End Balance Sheet Items, Including Discontinued Operations(1)
Assets	$7,814,170	$7,825,937	$7,751,883	$7,706,033	$7,711,070	$7,524,724	$7,682,899
Portfolio loans	5,728,039	5,523,228	5,616,119	5,393,365	5,247,818	5,437,795	5,777,954
Deposits	5,684,569	5,200,738	5,473,839	5,299,760	5,442,267	5,936,913	5,965,126
Long-term debt	933,124	936,527	1,006,109	949,921	936,859	599,313	629,099
Shareholders’ equity	649,872	662,149	656,463	654,302	635,162	650,469	697,464

Asset Quality
Allowance for loan losses	$114,560	$119,967	$116,400	$122,184	$121,350	$104,859	$74,355
Nonperforming assets	34,766	49,042	39,876	50,847	75,893	90,812	77,086
Net charge-offs	5,979	6,613	6,893	20,775	45,517	88,154	24,648
Allowance for loan losses to portfolio loans	2.00	2.17	2.07	2.27	2.35	1.96	1.31
Allowance for loan losses to nonperforming assets	329.52	244.62	291.90	240.30	159.90	115.47	96.46
Net charge-offs to average portfolio loans	0.22	0.25	0.13	0.40	0.89	1.61	0.42
Nonperforming assets to portfolio loans plus other repossessed assets acquired	0.61	0.89	0.71	0.94	1.47	1.70	1.36

Consolidated Percentages (Continuing Operations)
Return on average shareholders’ equity	12.91	12.58	12.33	9.64	10.21	3.54	14.86
Return on average earning assets	1.16	1.12	1.10	0.86	0.91	0.35	1.43
Return on average assets	1.10	1.06	1.04	0.81	0.86	0.33	1.35
Average shareholders’ equity/avg. assets	8.49	8.39	8.40	8.43	8.42	9.40	9.08
Net interest margin (FTE)	3.90	3.94	3.94	3.99	4.17	4.47	4.34
Tier I leverage ratio	8.21	7.85	7.98	7.84	7.45	7.18	7.79
Tier I risk-based capital ratio	9.96	10.00	9.94	9.96	9.80	9.18	9.87
Total risk-based capital ratio	13.20	13.31	13.22	13.32	13.23	10.43	11.12

Consolidated Percentages, Including Discontinued Operations(1)
Return on average shareholders’ equity	12.91	12.58	12.33	11.90	10.43	3.62	14.90
Return on average earning assets	1.16	1.12	1.10	1.05	0.91	0.35	1.39
Return on average assets	1.10	1.06	1.04	0.99	0.86	0.33	1.32
Average shareholders’ equity/avg. assets	8.49	8.39	8.40	8.32	8.22	9.14	8.85
Net interest margin (FTE)	3.90	3.94	3.94	3.99	4.15	4.45	4.32
Tier I leverage ratio	8.21	7.85	7.98	7.84	7.45	7.18	7.79
Tier I risk-based capital ratio	9.96	10.00	9.94	9.96	9.80	9.18	9.87
Total risk-based capital ratio	13.20	13.31	13.22	13.32	13.23	10.43	11.12

(1)	Citizens sold its Illinois bank subsidiary (Citizens Bank-Illinois-N.A.) in August 2004 as a cash transaction valued at $26.3 million and realized a pre-tax gain of $11.7 million on the transaction. As a result, the Illinois results of operations and financial condition are presented in a discontinued operations format for the years 2004-2001.

Republic

Certain of the selected historical financial data in the table below for the six-month periods ended June 30, 2006 and June 30, 2005 were derived from Republic’s unaudited consolidated financial statements. In addition, certain of the data for the five years ended December 31, 2005 were derived from Republic’s audited consolidated financial statements. The information is based on historical information and related notes Republic previously filed with the SEC. The reader should read all of the summary financial information provided in the following table together with this historical financial information and related notes, which is also incorporated into this document by reference to our Current Report on Form 8-K filed on September 21, 2006. See “Where You Can Find More Information” for a description of where to find the historical information. The Republic financial information is being included in view of the pending Citizens/Republic merger, but you should be aware that there can be no assurance as to when or if the merger will be completed.

	Six Months Ended
	June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share data and ratios)

Consolidated Summaries of Income
Net interest income	$76,149	$77,079	$154,036	$149,850	$142,497	$141,852	$139,954
Provision for loan losses	3,150	2,900	5,800	8,500	12,000	16,000	8,700
Noninterest income before securities gains	15,170	19,197	41,519	44,858	58,589	50,168	69,959
Investment securities gains	68	727	1,785	2,461	2,190	5,859	1,425
Noninterest expense	41,049	44,131	93,261	94,075	104,654	100,515	132,213
Income before income tax	47,188	49,972	98,279	94,594	86,622	81,364	70,425
Income tax provision	14,375	15,190	29,098	27,910	25,896	24,687	22,515
Net income	32,813	34,782	69,181	66,684	60,726	56,677	47,910

Per Common Share Data
Net income per common share	$0.44	$0.45	$0.91	$0.86	$0.79	$0.73	$0.60
Basic
Diluted	0.44	0.45	0.90	0.85	0.78	0.72	0.59
Cash dividends	0.22	0.20	0.41	0.35	0.28	0.24	0.22
Book value (end of period)	5.47	5.37	5.39	5.29	4.81	4.35	3.92
Market value (end of period)	12.39	13.61	11.90	13.89	11.15	8.84	9.46

Consolidated Period-End Balance Sheet Items
Assets	$6,346,590	$6,075,228	$6,081,766	$5,713,977	$5,353,688	$4,778,195	$4,740,605
Portfolio loans	4,829,488	4,533,129	4,628,258	4,463,975	4,157,514	3,656,543	3,458,381
Deposits	3,061,447	3,035,086	3,142,943	3,046,211	2,815,269	2,788,272	2,753,468
Long-term debt	1,671,467	1,484,934	1,539,432	1,440,878	1,336,726	1,066,443	907,937
Shareholders’ equity	407,184	409,107	404,459	409,638	369,420	332,728	304,917

Asset Quality
Allowance for loan losses	$43,124	$41,871	$42,122	$41,818	$40,271	$36,077	$29,157
Nonperforming assets	66,738	36,769	61,099	33,461	42,438	42,471	31,156
Net charge-offs	2,148	2,847	5,496	4,136	7,806	9,080	7,993

	Six Months Ended
	June 30,		Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(In thousands, except per share data and ratios)

Allowance for loan losses to portfolio loans	0.89	0.92	0.91	0.94	0.97	0.99	0.84
Allowance for loan losses to nonperforming assets	64.62	113.88	68.94	124.98	94.89	84.95	93.58
Net charge-offs to average portfolio loans	0.09	0.13	0.12	0.10	0.20	0.25	0.22
Nonperforming assets to portfolio	1.38	0.81	1.32	0.75	1.02	1.16	0.90

Consolidated Percentages
Return on average shareholders’ equity	16.04	16.88	16.90	17.03	17.33	17.52	15.76
Return on average earning assets	1.10	1.22	1.20	1.23	1.28	1.29	1.08
Return on average assets	1.06	1.17	1.15	1.18	1.23	1.24	1.04
Average shareholders’ equity/avg. assets	6.59	6.96	6.83	6.95	7.09	7.10	6.63
Net interest margin (FTE)	2.60	2.76	2.73	2.83	3.07	3.31	3.24
Tier I leverage ratio	7.52	7.57	7.57	7.94	8.04	7.81	8.34
Tier I risk-based capital ratio	10.98	11.38	11.24	11.87	11.72	11.18	11.43
Total risk-based capital ratio	12.03	12.50	12.32	12.96	12.85	12.26	12.31

Selected Unaudited Pro Forma Condensed Combined Financial Data of Citizens Banking Corporation and Republic Bancorp Inc.

The following selected unaudited pro forma condensed consolidated financial information has been derived from and should be read in conjunction with the information set forth in “Citizens Banking Corporation and Republic Bancorp Inc. Unaudited Pro Forma Condensed Combined Financial Information” below. This table displays pro forma information reflecting the effect of accounting for the merger under the purchase method of accounting. The pro forma condensed combined statements of income data assume a merger completion date of January 1, 2005. The pro forma condensed combined period-end balance sheet data assumes a merger completion date of June 30, 2006. The Republic financial information is being included in view of the pending Citizens/Republic merger, but you should be aware that there can be no assurance as to when or if the merger will be completed.

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2006	2005
	(In thousands, except
	per share amounts)

Pro Forma Condensed Combined Statement of Income Data
Interest Income	$425,871	$781,547
Interest Expense	207,622	341,970
Net Interest Income	218,249	439,577
Provision for loan losses	7,289	6,909

Net interest income after provision for loan losses	210,960	432,668

Noninterest Income	64,553	123,812
Noninterest Expense	164,520	349,463
Income Before Income Taxes	110,993	207,017
Income tax provision	32,097	59,500

Net Income	$78,896	$147,517

Net Income Per Common Share:
Basic	$1.05	$1.93
Diluted	1.04	1.91
Weighted average shares outstanding during the period
Basic shares	75,395	76,478
Diluted shares	75,820	77,155

Pro Forma Condensed Combined Period-end Balance Sheet Data
Total Assets	$14,778,263
Loans, net	10,326,230
Deposits	8,737,673
Long-term debt	2,753,459
Shareholders’ equity	1,501,965

Since announcement of the Citizens/Republic merger, merger integration teams have been formed and are developing plans to integrate Republic’s operations into Citizens. These plans, which are still being refined, will address staff, premises and equipment, systems, contractual arrangements and other integration activities for both Republic and Citizens. The costs associated with merger integration activities that impact certain Republic staff, premises and equipment, systems, and contractual arrangements will be recorded as purchase accounting adjustments when the appropriate plans are in place, with potential refinements up to one year after merger completion as additional information becomes available. Citizens currently estimates the exit cost purchase accounting adjustments will be approximately $34.4 million after-tax. The costs associated with integrating systems and operations will be recorded as merger-related expenses based on the nature and timing of the related expenses, but generally will be recorded as the expenses are incurred. Restructuring charges will be recorded based on the nature and timing of the expenses and generally will include merger integration activities that impact Citizens staff, premises and equipment, systems, and contractual arrangements. Citizens expects merger-related and restructuring expenses will be approximately $7.4 million after-tax and will be incurred and reported through 2007.

RISK FACTORS

Before purchasing any trust preferred securities, you should read carefully this prospectus supplement, carefully consider the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2005 and the Forward Looking Statements portion of our Quarterly Report on Form 10-Q for the period ended June 30, 2006, and pay special attention to the following risk factors.

Because the Issuer Trust will rely on the payments it receives on the junior subordinated debentures to fund all payments on the trust preferred securities, and because the Issuer Trust may distribute the junior subordinated debentures in exchange for the trust preferred securities, you are making an investment decision regarding the junior subordinated debentures as well as the trust preferred securities. You should carefully review the information in this prospectus supplement about the trust preferred securities, the guarantee and the junior subordinated debentures before making an investment decision.

Risks Related to the Junior Subordinated Debentures and the Trust Preferred Securities

If we elect to defer interest payments on the junior subordinated debentures, which we may do in our discretion for one or more periods of up to ten years, you will not receive distributions on the trust preferred securities and the deferral of interest payments will have tax consequences for you.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the junior subordinated debentures for a period of up to 40 consecutive quarterly interest periods, or ten years, as described under the caption “Description of the Junior Subordinated Debentures — Option to Defer Interest Payments.” If we fail to pay interest on the junior subordinated debentures, the Issuer Trust will make no distributions on the trust preferred securities.

We do not intend to defer interest payments on the junior subordinated debentures. However, if we do so, the trust preferred securities may trade at a price that does not reflect fully the value of the accrued but unpaid distributions. Even if we do not do so, our right to defer interest payments on the junior subordinated debentures could mean that the market price for the trust preferred securities may be more volatile than that of other securities without interest deferral rights.

If we defer interest payments on the junior subordinated debentures, you will be required to include accrued interest income for United States federal income tax purposes in respect of your proportionate share of the accrued but unpaid interest on the junior subordinated debentures held by the Issuer Trust, even if you normally report income when received, prior to your receiving any cash distribution from the Issuer Trust. If you sell your trust preferred securities prior to the record date for those distributions, you will not receive the cash from the Issuer Trust related to the accrued interest that you reported for tax purposes. You should consult with your own tax advisor regarding the tax consequences of an investment in the trust preferred securities.  Please read “Certain United States Federal Income Tax Consequences” for further information regarding the tax consequences of holding and selling the trust preferred securities.

Holders of our senior indebtedness will get paid before you will get paid under the guarantee.

Our obligations under the junior subordinated debentures and the guarantee will be junior in right of payment and upon liquidation to all of our existing and future indebtedness, with certain limited exceptions. Accordingly, we will not be permitted to make any payments on the junior subordinated debentures or the guarantee if we are in default on this other indebtedness. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off this other indebtedness in full before any payments may be made on the junior subordinated debentures or the guarantee.

At June 30, 2006, our indebtedness and obligations, on an unconsolidated basis, totaled $144.4 million, all of which will rank senior in right of payment and upon liquidation to the junior subordinated debentures (on a pro forma basis assuming completion of the Republic merger as of June 30, 2006, our indebtedness and obligations, on an unconsolidated basis, would have totaled $345.9 million as of June 30, 2006). None of the indenture pursuant to which the junior subordinated debentures will be issued, the guarantee, the certificate of trust which created the Issuer Trust or the amended and restated trust agreement limits our ability to incur additional indebtedness.

For more information, see below under the caption “Description of the Junior Subordinated Debentures — Ranking of the Junior Subordinated Debentures and Guarantee.”

Our results of operations depend upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through our bank and other subsidiaries. As a result, our ability to make payments on the junior subordinated debentures and the guarantee will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions on the ability of our bank subsidiary to pay dividends or make other payments to us. As of July 31, 2006, our bank subsidiaries could pay a total of $65.5 million in dividends to us in a calendar year without prior regulatory approval.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the trust preferred securities to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the trust preferred securities will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries. Therefore, holders of the trust preferred securities should look only to our assets for payments on the junior subordinated debentures and indirectly on the trust preferred securities. Further, the junior subordinated debentures and the guarantee also will be effectively subordinated to all existing and future obligations of our subsidiaries.

At June 30, 2006, our subsidiaries’ total deposits and borrowings were $6.9 billion (on a pro forma basis assuming completion of the Republic merger as of June 30, 2006, our subsidiaries’ total deposits and borrowings, on an unconsolidated basis, would have totaled $12.8 billion as of June 30, 2006).

If we do not make payments on the junior subordinated debentures, the issuer trust will not be able to pay distributions and other payments on the trust preferred securities and the guarantee will not apply.

The Issuer Trust’s ability to make timely distribution and redemption payments on the trust preferred securities is completely dependent upon our making timely payments on the junior subordinated debentures. If we default on the junior subordinated debentures, the Issuer Trust will lack funds for the payments on the trust preferred securities. If this happens, holders of trust preferred securities will not be able to rely upon the guarantee for payment of such amounts because the guarantee only guarantees that we will make distribution and redemption payments on the trust preferred securities if the Issuer Trust has the funds to do so itself but does not make such payments. Instead, you or the property trustee may proceed directly against us for payment of any amounts due on the trust preferred securities.

For more information, see below under the caption “Description of the Trust Preferred Securities — Trust Enforcement Events.”

Our right to redeem or repurchase the junior subordinated debentures is limited by a covenant that we are making in favor of certain of our debtholders.

By their terms, the junior subordinated debentures may be redeemed by us, in whole or in part, before their maturity at 100% of their principal amount plus accrued and unpaid interest on one or more occasions any time on or after September 15, 2011, or in whole at any time if certain changes occur in tax or investment company laws or regulations or in the treatment of the trust preferred securities as Tier 1 capital of Citizens under the capital guidelines of the Federal Reserve. However, around the time of the initial issuance of the junior subordinated debentures, we are entering into a “Replacement Capital Covenant,” which is described under the caption “Description of the Replacement Capital Covenant,” that will limit our right to redeem or repurchase the junior subordinated debentures. In the Replacement Capital Covenant, we covenant for the benefit of holders of a specified series of our indebtedness that ranks senior to the junior subordinated debentures, or in certain limited cases holders of a specified series of indebtedness of Citizens Bank, that we will not redeem or repurchase the junior subordinated debentures or the trust preferred securities on or before September 15, 2036 unless (a) subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received proceeds from the sale of specified securities that (i) have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated debentures at the time of redemption or repurchase and (ii) qualify as Tier 1 capital of Citizens under the applicable capital guidelines of the Federal Reserve, and (b) we have obtained the prior approval of the Federal Reserve, if such approval is then required.

Our ability to raise proceeds from qualifying securities during the 180 days prior to a proposed redemption or repurchase will depend on, among other things, market conditions at such time as well as the acceptability to prospective investors of the terms of such qualifying securities. Accordingly, there could be circumstances where we would wish to redeem or repurchase some or all of the junior subordinated debentures, including as a result of certain tax, regulatory capital and tax events described in this document, and, even though we have sufficient cash available for that purpose, we could be restricted from doing so because we have not been able to obtain proceeds from the sale of qualifying securities.

Federal banking authorities may restrict the ability of the issuer trust to make distributions on or redeem the trust preferred securities.

Federal banking authorities will have the right to examine the Issuer Trust and its activities because the Issuer Trust is our subsidiary. Under certain circumstances, including any determination that our relationship to the Issuer Trust would result in an unsafe and unsound banking practice, these banking authorities have the authority to issue orders which could restrict the ability of the Issuer Trust to make distributions on or to redeem the trust preferred securities.

The market price of the trust preferred securities may not reflect unpaid interest, and, as a result, you may suffer a loss if you sell them while interest remains unpaid.

Because of our right to defer interest payments on the junior subordinated debentures, the market price of the trust preferred securities may be more volatile than the market prices of similar securities that do not have this feature. If we exercise our right to defer, the market price of the trust preferred securities may decline. Accordingly, the trust preferred securities that you purchase, whether in the offering made pursuant to this prospectus supplement or in the secondary market, or the junior subordinated debentures that you may receive on liquidation of the Issuer Trust, may trade at a discount to the price that you paid.

Under certain circumstances, the issuer trust may distribute the junior subordinated debentures in exchange for the trust preferred securities, which could affect the market price and may have adverse tax consequences for you.

We may dissolve the Issuer Trust at any time. After satisfying its liabilities to its creditors, if any, the Issuer Trust may distribute the junior subordinated debentures to the holders of the trust preferred securities. We will not dissolve the Issuer Trust without the prior approval of the Federal Reserve, if such approval is then required under applicable Federal Reserve capital guidelines or policies. For further information, see below under the caption “Description of the Trust Preferred Securities — Redemption or Exchange.” Under current United States federal income tax laws, a distribution of junior subordinated debt securities to you on the dissolution of the trust would not be a taxable event to you. A change in law, however, could cause a distribution of junior subordinated debt securities on the dissolution of the trust to be a taxable event to you. See “Certain United States Federal Income Tax Consequences” for more information.

We cannot predict the market price for the junior subordinated debentures that may be distributed in exchange for the trust preferred securities. Accordingly, the trust preferred securities, or the junior subordinated debentures that you may receive on liquidation of the Issuer Trust, may trade at a discount to the price that you paid to purchase the trust preferred securities.

An active trading market for the trust preferred securities may not develop.

We intend to apply to list the trust preferred securities on the New York Stock Exchange. Trading is expected to commence within 30 days after the trust preferred securities are first issued. You should be aware that the listing of the trust preferred securities will not necessarily ensure that an active trading market will be available for the trust preferred securities or that you will be able to sell your trust preferred securities at the price you originally paid for them.

The market value of the trust preferred securities may be influenced by unpredictable factors and, as a result, you may suffer a loss if you resell them.

The market value of your trust preferred securities may fluctuate between the date you purchase them and the date on which you sell them or they are redeemed. Several factors, many of which are beyond our control, will influence the market value of the trust preferred securities. Factors that may influence the market value of the trust preferred securities include, among others:

•	the creditworthiness of Citizens and the level of its regulatory capital from time to time;

•	whether distributions have been and are likely to be paid on the trust preferred securities from time to time;

•	supply and demand for the trust preferred securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect Citizens or the financial markets generally.

Accordingly, if you sell your trust preferred securities in the secondary market, you may not be able to obtain a price equal to the face amount of the trust preferred securities or the price that you paid for your trust preferred securities.

We generally will control the issuer trust because your voting rights are very limited.

You will only have limited voting rights. In particular, you may not elect and remove any trustees of the Issuer Trust, except when there is a default under the junior subordinated debentures. If such a default occurs, a majority in liquidation amount of the holders of the trust preferred securities would be entitled to remove or appoint the property trustee and the Delaware trustee. See below under the captions “Description of Trust Preferred Securities — Removal of Issuer Trust Trustees” and “— Voting Rights; Amendment of the Trust Agreement.”

Risks Related to the Merger with Republic

We face risks related to our proposed merger with Republic.

Completion of the proposed merger between Citizens and Republic is subject to the satisfaction of various conditions, including the receipt of approval from the stockholders of Citizens and the stockholders of Republic as well as the receipt of various regulatory approvals and authorizations. There is no assurance that all of the various conditions will be satisfied, or that the merger will be completed on the proposed terms and schedule. Additionally, when and if the merger is completed, we face the risks that the businesses may not be integrated successfully and that the cost savings and other synergies from the transaction may not be fully realized, or may take longer to realize than expected. Finally, uncertainties or disruptions related to the transaction may make it more difficult to maintain relationships with customers, employees or suppliers.

We must receive federal regulatory approval before we can acquire Republic. In determining whether to approve a proposed bank acquisition, federal bank regulators will consider, among other factors, the effect of the acquisition on competition, financial condition and future prospects including current and projected capital ratios and levels, the competence, experience and integrity of management and record of compliance with laws and regulations, the convenience and needs of the communities to be served, including the acquiring institution’s record of compliance under the Community Reinvestment Act and the effectiveness of the acquiring institution in combating money laundering activities. In addition, we cannot be certain when or if, or on what terms and conditions, any required regulatory approvals will be granted. We may be required to take certain actions as a condition to receiving regulatory approval.

Finally, the timing of the closing of the transaction and the market conditions on the date of closing that determine purchase accounting adjustments, may have a significant impact on our financial results. We face the risk that market conditions may be anomalous on the date the transaction closes, resulting in unexpected impacts on our financial statements.

FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements regarding our financial condition, results of operations, earnings outlook and business prospects (including in connection with our proposed merger with Republic) and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. We cannot predict the results or actual effects of our plans and strategies, which are inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause our actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in our SEC filings that are incorporated herein by reference, including future filings, as well as the following:

•	competitive pressure among financial services companies increases significantly, which may adversely affect our ability to market our products and services;

•	general economic conditions are less favorable than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or regulatory environments, requirements or changes adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect us or our businesses;

•	trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations;

•	adversity in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans;

•	it could take us longer than we anticipate to implement strategic initiatives designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful;

•	acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated;

•	we may experience operational or risk management failures due to technological or other factors;

•	changes in the stock markets, public debt markets and other capital markets could adversely affect our ability to raise capital or other funding for liquidity and business purposes;

•	terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers;

•	we may become subject to new accounting, tax or regulatory practices or requirements; and

•	there are risks relating to our proposed combination with Republic, including:

•	the risk that our businesses will not be integrated successfully or that our integration will be more difficult, time-consuming or costly than expected;

•	revenues following the merger may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following the merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	we may not be able to achieve the anticipated cost and revenue synergies and other benefits we expect from combining with Citizens and Republic in full, at the times we anticipate or at all.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See above under the caption “Where You Can Find More Information” in this prospectus supplement.

CITIZENS BANKING CORPORATION

General

We were incorporated in the State of Michigan in 1980, and are a diversified banking and financial services company that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). We provide a full range of banking and financial services to individuals and businesses through our subsidiaries Citizens Bank and F&M Bank-Iowa. These services include deposit products such as checking, savings, and money market accounts, and loan products such as business, personal, educational, residential, and commercial mortgage, and other consumer-oriented financial services, such as IRA and Keogh accounts, lease financing for a variety of capital equipment for commerce and industry, and safe deposit and night depository facilities. Automated Teller Machines (“ATMs”), which provide 24-hour banking services to our customers, are installed in many locations in our service areas. We participate in an interstate and international shared ATM network, which allows our customers to perform banking transactions from their checking, savings, or credit card accounts at ATMs in a multi-state and international environment. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, treasury management services, and transfer/collection facilities. We also provide wealth management services through Citizens Bank Wealth Management, N.A., and through the affiliate trust department of F&M Bank-Iowa. We are not dependent upon any single or limited number of customers, the loss of which would have a material adverse effect on our business or financial condition. No material portion of our business is seasonal.

Republic Merger

On June 27, 2006, we signed a definitive agreement to merge with Republic, a bank holding company organized under the laws of Michigan, in a stock and cash transaction valued at announcement at approximately $1.048 billion. The aggregate consideration is fixed at $154.9 million in cash and, based on the currently outstanding Republic common shares, approximately 33.2 million Citizens shares. Citizens will be the surviving company in the merger, and we anticipate operating the combined company under the name Citizens Republic. The transaction is expected to close in the fourth quarter of 2006, subject to regulatory and shareholder approvals and other customary closing conditions.

We believe that the merger will enhance our position in the consumer and commercial markets in our and in Republic’s regional branch banking footprints, which on a pro forma basis, would make Citizens the 45th largest bank holding company in the U.S., based on assets as of March 31, 2006. We also expect that the complementary nature of our respective customer bases, business products and skills will result in certain synergies, including cost savings, balance sheet benefits and revenue synergies for the combined company. Management currently estimates annual cost savings of approximately $28 million, of which 70% are projected to be achieved in 2007 and 100% to be achieved in 2008 and thereafter. Assuming no revenue synergies, the transaction is expected to be immediately GAAP and cash accretive to earnings per share in 2007.

For further details on the merger, see our Current Reports on Form 8-K filed on June 27 and June 30, 2006 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and filed on August 4, 2006, which are incorporated by reference into this prospectus supplement. For additional information regarding Republic, see “Summary — Selected Consolidated Historical Data of Republic” and “Republic Bancorp Inc.” in this prospectus supplement. Also see our Current Report on Form 8-K filed on September 21, 2006, incorporating certain consolidated financial statements of Republic.

Subsidiaries

At June 30, 2006, we directly or indirectly owned the following subsidiaries:

						Date
	Principal	Number of		Total		Acquired/
Subsidiary	Office	Offices		Assets		Established
				(In millions)

Citizens Bank(a)	Flint, MI	171		$7,409.9		01/01/82
F&M Bank-Iowa(a)	Marshalltown, IA	11		$458.9		11/01/99
Citizens Bank
Wealth Management, N.A.	Flint, MI		(b)		(b)	03/01/02

(a)	Consolidated totals include its non-bank subsidiaries.

(b)	Citizens Bank Wealth Management, N.A. conducts business at most Citizens Bank locations and had total assets under administration of $2.5 billion at December 31, 2005.

Geographic Locations

As of June 30, 2006, we conducted operations through 182 branch offices, private banking and financial center locations and 193 ATM locations throughout Michigan, Wisconsin, and Iowa with 2,107 full-time equivalent employees. In Michigan, our primary market includes much of the lower peninsula of the state. In Wisconsin, our primary market areas are the Fox Valley region, extending from Green Bay to Appleton to Oshkosh, as well as northeastern and southwestern Wisconsin. In Iowa, our primary market area is the central region of the state.

Principal Sources of Revenue

Our primary source of revenue is interest income. The table below shows the amount of total consolidated revenues resulting from interest and fees on loans, interest and dividends on investment securities and other interest and noninterest income for each of the last three years:

	Years Ended December 31,
		2004	2003
	2005	(Restated)	(Restated)
	(In thousands)

Interest and fees on loans	$343,890	$297,811	$318,543
Interest and dividends on investment securities	79,303	80,456	79,068
Other interest and noninterest income	80,564	91,470	93,158

Total revenues from continuing operations	$503,757	$469,737	$490,769

Lines of Business

We monitor our performance by an internal profitability measurement system that provides line of business results and key performance measures. We operate along three major business lines: Commercial Banking, Consumer Banking and Wealth Management. A brief description of each follows:

•	Commercial Banking — Commercial Banking provides a full range of lending, depository, and related financial services to middle-market corporate, industrial, financial, small business, government and leasing clients. Products and services offered include commercial loans such as term loans, revolving credit arrangements, and inventory and accounts receivable financing, commercial mortgages, real estate construction lending, letters of credit, and small business loans. Noncredit services for commercial customers include deposit accounts, treasury management, corporate cash management, international banking services, advice and assistance in the placement of securities, and financial planning.

•	Consumer Banking — Consumer Banking includes consumer lending and deposit gathering, small business lending, branch banking, electronic banking and residential mortgage loan origination and servicing. This line of business offers a variety of retail financial products and services including direct and indirect installment loans, debit and credit cards, home equity loans and lines of credit, residential mortgage loans, deposit products, fixed and variable annuities and ATM network services. Consumer loans are composed of automobile, personal, marine, and recreational vehicle loans. Deposit products include checking, savings, money market accounts, and certificates of deposit.

•	Wealth Management — Wealth Management offers a broad array of asset management, private banking, financial planning, estate settlement and administration, credit and deposit products and services. Trust and investment services include personal trust and planning, investment management, estate settlement and administration services. Retirement plan services focus on investment management and fiduciary activities with special emphasis on 401(k) plans. Brokerage and insurance delivers retail mutual funds, other securities, variable and fixed annuities, personal disability and life insurance products and discounted brokerage services. Private banking provides credit, deposit and asset management solutions for affluent clients.

All three major business lines are involved in lending activity. Lending involves credit risk which is controlled and monitored through active asset quality management, the use of lending standards, and thorough review of potential borrowers. Active asset quality administration, including early problem loan identification and timely resolution of problems, further ensures appropriate management of credit risk and minimization of loan losses. The allowance for loan losses represents management’s estimate of an amount adequate to provide for probable losses inherent in the loan portfolio. Our evaluation of the adequacy of the allowance for loan losses is based on management’s ongoing review and grading of the loan portfolio, consideration of past loan loss experience, trends in past due and nonperforming loans, risk characteristics of the various loan classifications, current economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect potential credit losses.

Competition

The financial services industry is highly competitive. Our banking subsidiaries compete with other commercial banks, many of which are subsidiaries of other bank holding companies, for loans, deposits, trust accounts and other business on the basis of interest rates, fees, convenience and quality of service. Major competitors include banking subsidiaries of JP Morgan Chase & Co., Comerica Incorporated, National City Corporation, Fifth Third Bancorp, LaSalle Bank Corporation, Marshall and Ilsley Corporation and Associated Banc-Corp, among others. We also actively compete with a variety of other financial service organizations including community banks, savings associations, finance companies, mortgage banking companies, brokerage firms, credit unions and other organizations. The non-banking subsidiaries compete with other companies in related industries including title insurance companies, mortgage banking companies, insurance companies, consumer finance companies and other organizations.

Mergers between financial institutions and the expansion of financial institutions both within and outside of the primary Midwest banking markets have provided significant competitive pressure in those markets. In addition, the passage of Federal interstate banking legislation has expanded the banking market and heightened competitive forces. Many of our offices are located in small cities and rural areas that have diverse economies and a mix of manufacturing, service, retailing and agricultural businesses. Our competitors may also offer higher interest rates, which could decrease our ability to attract deposits or require us to increase our rates to attract new deposits. Other factors such as employee relations and environmental laws also impact our competitiveness. We believe that we maintain a favorable relationship with our employees and none of our employees are represented by a collective bargaining group.

REPUBLIC BANCORP INC.

General

Republic is a bank holding company incorporated under the laws of the State of Michigan in 1986 with its principal office located in Ann Arbor, Michigan. Through its wholly-owned subsidiary, Republic Bank, a Michigan banking corporation, Republic provides commercial, retail and mortgage banking products and services. Republic Bank is headquartered in Lansing, Michigan. Republic Bank exercises the power of a full-service commercial bank and operates 90 offices and 90 ATMs in 7 market areas in Michigan, the greater Cleveland, Ohio area and Indianapolis, Indiana. Republic Bank has three wholly owned subsidiaries; Quincy Investment Services, Inc., a licensed insurance agency that could provide investment and insurance services, Republic Bank Real Estate Finance, LLC, a Michigan limited liability company and Republic Management Company, Inc., a Michigan corporation, which were formed to hold certain commercial and residential real estate loans. Quincy Investment Services, Inc. is inactive. As of June 30, 2006, Republic and its subsidiaries had 984 full-time equivalent employees.

Lines of Business

Republic engages in three lines of business: Commercial Banking, Retail Banking and Mortgage Banking. A brief description of each follows:

•	Commercial Banking — Republic Bank provides traditional commercial banking products and services to small- and medium-sized businesses in Michigan, Ohio and Indiana. Products and services offered include commercial and small business loans, other types of installment loans and commercial products and deposit services. Lending activity at Republic Bank is focused on real estate-secured lending (e.g., fixed and variable rate commercial real estate mortgage loans and commercial real estate construction loans) to small- and medium-sized businesses. In addition, emphasis is placed on loans that are government guaranteed or insured, such as Small Business Administration (SBA) loans and United States Department of Agriculture (USDA) loans. Commercial loans are typically secured by the customer’s assets (primarily real estate and generally at an 80% or less loan-to-value ratio) and by personal guarantees. Management believes that Republic’s historically low net charge-offs are reflective of its emphasis on real estate-secured lending and adherence to conservative underwriting standards.

•	Retail Banking — Republic Bank provides traditional retail banking products and services to consumers at 80 offices in Michigan and Ohio. Products and services offered include home equity loans and lines of credit, other types of installment loans, and demand, savings and time deposit accounts. Republic Bank targets consumers interested in receiving personalized banking service. Republic’s deposit base consists primarily of retail deposits gathered from within local markets served. At June 30, 2006, retail deposits comprised 82% of total deposits.

•	Mortgage Banking — Mortgage banking activities encompass mortgage loan production and, in a limited capacity, mortgage loan servicing for others. Mortgage loan production involves the origination of retail residential mortgage loans by Republic’s own sales staff at retail mortgage loan production offices and retail banking offices located in Michigan, Ohio and Indiana. Republic originates primarily conventional mortgage loans secured by residential properties which conform to the underwriting guidelines for sale to Fannie Mae and Freddie Mac. Loans guaranteed by the Department of Veterans Affairs (VA) and insured through the Federal Housing Administration (FHA) are originated in compliance with their underwriting guidelines permitting conversion of such loans into mortgage-backed securities issued by the Government National Mortgage Association (GNMA). Republic’s residential mortgage origination business during 2005 was funded primarily with Republic Bank’s retail deposits and short-term borrowings, including federal funds purchased, short-term security repurchase agreements and Federal Home Loan Bank (FHLB) advances. A significant portion of mortgage loans originated are generally sold within a period of 30 to 60 days after the loan closes. Consistent with Republic’s strategy for managing its interest rate risk, the majority of long-term fixed rate mortgages originated are typically securitized and sold or sold directly to secondary market investors. During 2005, a majority of the variable rate mortgages originated by Republic Bank were retained in its loan portfolio and may be securitized at a later date and at that time would either be sold or held as investment securities. The mortgage loan servicing function involves the administration of loans, collection and remittance of loan payments, receipt of escrow funds for payment of taxes and insurance, counseling of delinquent mortgagors, and supervision of foreclosures and property dispositions in the event of unremedied defaults.

Competition

Commercial, retail and mortgage banking are highly competitive businesses in which Republic faces numerous banking and non-banking institutions as competitors. By reason of changes in Federal law and Michigan law, the number and types of potential depository institution competitors have substantially increased. In addition to competition from other banks, Republic continues to face increased competition from other types of financial services organizations. Competition from finance companies and credit unions has increased in the areas of consumer lending and deposit gathering. Republic’s mortgage banking business line also faces significant competition from numerous bank and non-bank competitors. Other competitors may have greater resources to use in making acquisitions and higher lending limits than those of Republic Bank. Such institutions may also provide certain non-traditional financial products and services to their customers which Republic Bank currently does not offer.

CITIZENS BANKING CORPORATION AND REPUBLIC BANCORP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes are presented to display the impact of the Republic merger on Citizens’ historical financial position and results of operations had Citizens and Republic been combined as of the dates indicated under the purchase method of accounting. This information shows the impact of the merger of Citizens and Republic on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Citizens treated as the acquirer. Under this method of accounting, Citizens will record the assets and liabilities of Republic at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Citizens and Republic as of and for the six months ended June 30, 2006, and for the year ended December 31, 2005. The unaudited pro forma condensed combined balance sheet at June 30, 2006 assumed the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2005.

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes of both Citizens and Republic. See “Where You Can Find More Information.”

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined company had consideration been given to other assumptions or to the impact of possible revenue enhancements, expense efficiencies, asset dispositions, restructuring and integration charges and other factors. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the merger.

Unaudited Pro Forma Condensed Combined Balance Sheet of
Citizens Banking Corporation and Republic Bancorp Inc.

	As of June 30, 2006
	Historical		Pro Forma		Pro Forma
	Citizens	Republic	Adjustments		Combined
		(In thousands)

ASSETS
Cash and due from banks	$205,117	$64,019	$(4,850	)(2a,b)	$264,286
Money market investments	1,478	—	—		1,478
Investment Securities:
Available-for-sale, at market	1,408,615	902,926	—		2,311,541
Other investments	152,024	295,667	(37,340	)(2d)	410,351
Loans held for sale	18,013	56,127	—		74,140
Portfolio loans, net	5,613,479	4,786,364	(73,613	)(2d)	10,326,230
Premises and equipment	120,154	26,605	(6,488	)(2d)	140,271
Goodwill	54,527	1,215	685,485	(2f)	741,227
Intangible assets	9,684	2,577	36,579	(2a)	48,840
Other assets	231,079	211,090	17,730	(2a,d,g)	459,899

Total assets	$7,814,170	$6,346,590	$617,503		$14,778,263

LIABILITIES

Noninterest-bearing deposits	$954,907	$294,663	—		$1,249,570
Interest-bearing deposits	4,729,662	2,766,784	(8,343	)(2d)	7,488,103

Total deposits	5,684,569	3,061,447	(8,343)		8,737,673
Federal funds purchased and securities sold under agreements to repurchase	443,651	643,823	—		1,087,474
Other short-term borrowings	24,073	500,000	—		524,073
Other liabilities	78,881	62,669	32,069	(2a,c,d,g)	173,619
Long-term debt	933,124	1,671,467	148,868	(2b,d)	2,753,459

Total liabilities	7,164,298	5,939,406	172,594		13,276,298

SHAREHOLDERS’ EQUITY

Preferred stock	—	—	—		—
Common stock	78,920	406,034	451,598	(2a,c)	936,552
Retained earnings	587,494	19,519	(25,058	)(2a,c)	581,955
Accumulated other comprehensive loss	(16,542)	(18,369)	18,369	(2a)	(16,542)

Total shareholders’ equity	649,872	407,184	444,909		1,501,965

Total liabilities and shareholders’ equity	$7,814,170	$6,346,590	$617,503		$14,778,263

See the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro-Forma Condensed Combined Statements of Income of
Citizens Banking Corporation and Republic Bancorp Inc.

	Six Months Ended June 30, 2006
	Historical		Pro Forma		Pro Forma
	Citizens	Republic	Adjustments		Combined
	(In thousands except per share amounts)

Interest Income
Interest and fees on loans	$191,544	$152,364	$8,082	(2d)	$351,990
Interest and dividends on taxable investments and money market	26,687	24,619	7,531	(2d)	58,837
Interest and dividends on tax-exempt investments	10,576	4,031	437	(2d)	15,044

Total interest income	228,807	181,014	16,050		425,871
Interest Expense
Deposits	66,297	44,162	758	(2d)	111,217
Short-term borrowings	9,131	25,569	—		34,700
Long-term debt	19,914	35,134	6,657	(2b,d)	61,705

Total interest expense	95,342	104,865	7,415		207,622

Net Interest Income	133,465	76,149	8,635		218,249
Provision for loan losses	4,139	3,150	—		7,289

Net interest income after provision for loan losses	129,326	72,999	8,635		210,960
Noninterest Income:
Deposit service charges	18,396	6,308	—		24,704
Trust fees	10,014	—	—		10,014
Mortgage banking income	4,116	4,019	—		8,135
Other	16,789	4,911	—		21,700

Total noninterest income	49,315	15,238	—		64,553
Noninterest Expense
Salaries and employee benefits	64,946	23,726	—		88,672
Occupancy	11,233	5,124	(179	)(2d)	16,178
Professional services	7,781	1,378	—		9,159
Equipment	6,467	2,853	(765	)(2d)	8,555
Intangible asset amortization	1,449	426	2,778	(2a)	4,653
Other	29,761	7,542	—		37,303

Total noninterest expense	121,637	41,049	1,834		164,520

Income Before Income Taxes	57,004	47,188	6,801		110,993
Income tax provision	15,341	14,375	2,381	(2g)	32,097

Net Income	$41,663	$32,813	$4,420		$78,896

Per Common Share Data
Net Income Per Common Share:
Basic	$0.98	$0.44			$1.05
Diluted	0.97	0.44			1.04
Weighted Average Shares Outstanding During the Period
Basic shares	42,694	74,695	(41,994	)(2h)	75,395
Diluted shares	42,839	75,333	(42,352	)(2h)	75,820

See the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Unaudited Pro-Forma Condensed Combined Statements of Income of
Citizens Banking Corporation and Republic Bancorp Inc.

	Year Ended December 31, 2005
	Historical		Pro Forma		Pro Forma
	Citizens	Republic	Adjustments		Combined
	(In thousands except per share amounts)

Interest Income
Interest and fees on loans	$343,890	$275,858	$16,163	(2d)	$635,911
Interest and dividends on taxable investments and money market	58,570	42,661	15,062	(2d)	116,293
Interest and dividends on tax-exempt investments	20,789	7,681	873	(2d)	29,343

Total interest income	423,249	326,200	32,098		781,547
Interest Expense
Deposits	85,154	72,710	7,585	(2d)	165,449
Short-term borrowings	25,929	31,915	—		57,844
Long-term debt	36,417	67,539	14,721	(2b,d)	118,677

Total interest expense	147,500	172,164	22,306		341,970

Net Interest Income	275,749	154,036	9,792		439,577
Provision for loan losses	1,109	5,800	—		6,909

Net interest income after provision for loan losses	274,640	148,236	9,792		432,668
Noninterest Income:
Deposit service charges	35,409	12,162	—		47,571
Trust fees	18,445	—	—		18,445
Mortgage banking income	8,983	18,673	—		27,656
Other	17,671	12,469	—		30,140

Total noninterest income	80,508	43,304	—		123,812
Noninterest Expense
Salaries and employee benefits	132,153	57,530	8,914	(2e)	198,597
Occupancy	22,131	10,471	(357	)(2d)	32,245
Professional services	17,279	3,294	—		20,573
Equipment	14,634	6,248	(1,530	)(2d)	19,352
Intangible asset amortization	3,091	986	6,133	(2a)	10,210
Other	53,754	14,732	—		68,486

Total noninterest expense	243,042	93,261	13,160		349,463

Income Before Income Taxes	112,106	98,279	(3,368)		207,017
Income tax provision	31,581	29,098	(1,179	)(2g)	59,500

Net Income	$80,525	$69,181	$(2,189)		$147,517

Per Common Share Data
Net Income Per Common Share:
Basic	$1.87	$0.91			$1.93
Diluted	1.85	0.90			1.91
Weighted Average Shares Outstanding During the Period
Basic shares	43,096	76,249	(42,867	)(2h)	76,478
Diluted shares	43,412	77,074	(43,331	)(2h)	77,155

See the Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Citizens and Republic
Unaudited Pro Forma Condensed Combined Financial Information —
Six months ended June 30, 2006 and Year ended December 31, 2005

Note 1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented to display the impact of the merger on Citizens’ historical financial positions and results of operations had Citizens and Republic been combined as of the dates indicated under the purchase method of accounting. This information shows the impact of the merger of Citizens and Republic on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Citizens treated as the acquirer. Under this method of accounting, Citizens will record the assets and liabilities of Republic at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of Citizens and Republic as of and for the six months ended June 30, 2006, and for the year ended December 31, 2005. The unaudited pro forma condensed combined balance sheet at June 30, 2006 assumed the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2005.

The pro forma financial information includes estimated adjustments to record certain assets and liabilities of Republic at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Pending more detailed analyses, additional pro forma adjustments may be made, including additional intangible assets which may be identified.

The final allocation of the purchase price will be determined after the Citizens/Republic merger is completed and after thorough analyses to determine the fair values of Republic’s tangible and identifiable intangible assets and the liabilities as of the date the merger is completed. Any change in fair value of Republic’s net assets will change the amount of the purchase price allocable to goodwill. Additionally, changes to Republic’s equity, including dividends and net income from July 1, 2006 through the date the merger is completed, will also change the amount of goodwill recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The goodwill recorded in connection with the merger is not subject to amortization and none is deductible for tax purposes. The customer relationships and deposit base intangibles will be amortized over their estimated economic life using an accelerated method. Any additional intangibles that are identified in connection with the merger will be amortized in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangibles,” such that any with an indefinite life will not be subject to amortization, and any with a finite economic life will be amortized over the estimated useful life.

Citizens is in the process of determining the appropriate methodology to allocate the goodwill, customer relationships, and deposit base intangibles to reportable segments, which include the Commercial Banking, Consumer Banking, Wealth Management and Other lines of business, and expects to complete the analysis by December 31, 2006.

Citizens expects to realize increased revenue and reduced operating expenses following the merger which are not reflected in this pro forma financial information. No assurance can be given with respect to the ultimate level of such increased revenue and reduced operating expenses.

Note 2.	Pro Forma Adjustments

The unaudited pro forma financial information for the merger is included as of and for the six months ended June 30, 2006, and for the year ended December 31, 2005. The pro forma adjustments in the pro forma financial statements reflect the right of each Republic shareholder to elect to receive either cash or Citizens common stock, based on the number of Republic common stock shares that were outstanding at June 30, 2006, subject to pro-ration if either cash or stock is oversubscribed. The aggregate cash consideration is fixed at $154.9 million (approximately 15%) and the remainder in stock. At closing, each Republic shareholder will receive, in exchange for each share of

Notes to Citizens and Republic
Unaudited Pro Forma Condensed Combined Financial Information — (Continued)

Republic common stock they hold, cash or Citizens common stock, in either case having a value equal to $2.08 plus 0.4378 shares of Citizens common stock based on the average closing price on Nasdaq for the ten trading day period ending the day before the completion of the merger. The unaudited pro forma financial information presented in the pro forma financial statements is not necessarily indicative of the results of operations in future periods or the future financial position of Citizens.

The following purchase accounting, exit cost, and restructuring adjustments are reflected in the pro forma condensed combined financial statements.

(a) Purchase accounting adjustments on the balance sheet include a reduction in cash and due from banks of $154.9 million for the aggregate cash consideration paid to Republic shareholders upon transaction completion, an increase in core deposit intangibles of $36.6 million, a decrease in other assets of $8.0 million for the net impact on the deferred tax asset as a result of the change in core deposit intangibles and establishing the liability for acquisition costs, an increase in other liabilities of $39.1 million due to establishing the liability for acquisition costs related to staff, facilities, systems, and professional services expenses, and a net increase of $448.5 million in shareholders’ equity as a result of writing-off Republic’s existing equity and issuing shares of common stock with a value of $855.7 million for the aggregate stock consideration paid to Republic shareholders upon transaction completion.

Purchase accounting adjustments on the income statement include a $6.1 million annual increase in intangible asset amortization related to the $36.6 million increase in the core deposit intangibles. This amount will be expensed over the estimated remaining term of the related deposits.

Purchase accounting adjustments also include retiring the 74.5 million outstanding common shares of Republic stock at June 30, 2006 in exchange for 32.6 million of Citizens common stock. Upon completion of the merger, all outstanding Republic stock options and warrants will also be converted to Citizens options. The fair value of the Citizens stock options to be issued in exchange will be estimated using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that when changed can materially affect fair value estimates. Accordingly, the model does not necessarily provide for a reliable single measure of the fair value of stock options and warrants. For purposes of the pro forma financial statements, the more significant assumptions used in estimating the fair value of the Citizens stock options to be issued in exchange for the Republic stock options and warrants include: dividend yield of 4.0%, expected volatility of 23.0%, risk-free interest rate ranging from 5.10% to 5.22%, and expected lives ranging from 5 months to 5 years.

(b) Citizens plans to issue $150.0 million in subordinated debt in the form of enhanced trust preferred securities, including the trust preferred securities offered hereby, prior to completion of the merger. The proceeds will be used to fund the majority of the $154.9 million aggregate cash consideration paid to Republic shareholders upon transaction completion. The transaction is currently estimated to have an 8.25% interest rate, comprised of a 7.50% coupon and 0.75% for issuance costs. The issuance costs will be amortized to the first call date which is expected to be in five years.

(c) Record a $3.6 million (after-tax) liability related to Citizens’ change in control payments to key executives and record $1.9 million in stock-based compensation associated with restriction lapses on non-vested stock.

(d) The assets and liabilities of Republic will be recorded on the balance sheet at fair value at transaction completion. Pro forma fair value adjustments have been estimated to reduce balances as follows: securities $37.3 million, loans $73.6 million, premises and equipment $6.5 million, other assets $2.0 million, deposits $8.3 million, and long-term debt of $1.1 million. The corresponding deferred tax asset will increase by $27.8 million and the current tax liability will decrease by $10.7 million.

Notes to Citizens and Republic
Unaudited Pro Forma Condensed Combined Financial Information — (Continued)

The fair value adjustments will be amortized into net income over the remaining life of the underlying asset or liability to which the fair value adjustment relates. For the year ended December 31, 2005, the amounts would have been as follows: loans $16.2 million, securities $15.9 million, deposits $(7.6) million, and borrowings $(2.3) million. For the six months ended June 30, 2006, the amounts would have been as follows: loans $8.1 million, securities $8.0 million, deposits $(0.8) million, and borrowings $(0.5) million. The fair value adjustment on the premises and equipment will reduce building depreciation by $0.4 million for 2005 ($0.2 million for the six-months ended June 30, 2006) and equipment depreciation by $1.5 million for 2005 ($0.8 million for the six-months ended June 30, 2006).

(e) Both Citizens and Republic adopted SFAS 123R, “Stock-based Compensation,” on January 1, 2006 using a modified prospective application. In accordance with SEC guidelines for pro forma financial statements, the 2005 pro forma income statement incorporates the impact of calculating a fair value on stock-based compensation. Salaries and benefits increased by a total of $8.9 million, of which $8.5 million was attributed to Citizens and $0.4 million to Republic. For additional information, refer to Citizens’ 2005 Annual Report on Form 10-K and Current Report on Form 8-K filed on September 21, 2006. The following table isolates the impact to earnings per share as a result of incorporating this accounting change into the 2005 pro forma.

	Reported	Adjusted

Citizens
Basic earnings per common share	1.87	1.74
Diluted earnings per common share	1.85	1.72
Republic
Basic earnings per common share	0.91	0.90
Diluted earnings per common share	0.90	0.89

(f) Adjustment to write-off historical Republic goodwill and record goodwill resulting from the merger. See Note 3 for details.

(g) Adjustment to record the tax effects of the pro forma adjustments using a 35% tax rate.

(h) Adjustment to the historical weighted average shares of Citizens and Republic based on the terms of the acquisition to determine the equivalent weighted average shares of Citizens for the six months ended June 30, 2006 and for the year ended December 31, 2005. Earnings per share have been computed based on the combined company and the impact of the pro forma purchase accounting adjustments.

Notes to Citizens and Republic
Unaudited Pro Forma Condensed Combined Financial Information — (Continued)

Note 3.	Purchase Price and Goodwill

The computation and allocation of the purchase price used in the pro forma financial statements are as follows.

Purchase Price and Goodwill

	June 30,
	2006
	(In thousands)

Purchase Price
Cash consideration per share	$2.08
Stock consideration per share (share ratio)	0.4378
Ten-day average of Citizens’ common stock price as of June 30, 2006	$25.88
Implied price per share	$13.41
Exchange ratio	0.5182
Republic shares outstanding	74,451
Shares receiving cash	11,548
Cash consideration		$154,850
Shares receiving Citizens common stock	62,903
Citizens common shares issued @ 0.5182	32,595
Stock consideration		843,525
Fair value of outstanding Republic stock options and warrants converted to Citizens options		12,196

Total Stock and Cash Consideration		1,010,571
Acquisition Costs, net of tax		34,381

Total Purchase Price and Acquisition Costs		1,044,952
Net Assets Acquired:
Total Shareholders Equity		407,184
Existing Republic Goodwill		(1,215)
Existing Republic Other Intangibles		(1,675)
Identified Intangibles		25,452
Estimated adjustments to reflect assets and liabilities at fair value		(71,494)

Tangible Book Value		358,252

Goodwill resulting from the merger		$686,700

Notes to Citizens and Republic
Unaudited Pro Forma Condensed Combined Financial Information — (Continued)

Note 4.	Merger Related Integration Charges

In connection with the merger, plans are being developed to integrate certain Republic operations. Total costs for this integration process, which are not included in the pro forma presentation, have been currently estimated at $20.8 million on a pre-tax basis. The specific details of these plans will continue to be refined over the next several months. Management of both companies are assessing operations, including information systems, premises, equipment, benefit plans, service contracts, staff levels, etc., to determine the appropriate tactics to realize cost savings.

Note 5.	Estimated Annual Cost Savings

Management currently estimates annual cost savings of approximately $28 million, or 9% of the combined expense base, of which 70% are projected for 2007 and 100% for 2008 and thereafter. These cost savings are not included in the pro forma presentation. This estimated amount may not be indicative of the actual amount or nature of the cost savings the combined company will actually achieve. The estimate does not include the impact of possible revenue opportunities.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of the junior subordinated debentures to finance the cash portion of the consideration to be paid in the Republic merger and for other general corporate purposes, which may include reducing or refinancing existing debt at Citizens or Republic or repurchasing outstanding trust preferred securities.

Pending such use, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon the timing of the Republic merger and our other funding requirements and the availability of other funds.

CAPITALIZATION

The following table sets forth the consolidated capitalization of Citizens as of June 30, 2006, and as adjusted to give effect to the issuance and sale of the trust preferred securities and the application of the proceeds thereof. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 30, 2006
	Actual	As Adjusted
	(In millions)

Long-term Debt:
Floating rate trust preferred security	$25.8	$25.8
Long-term debt	907.3	907.3
7.50% enhanced trust preferred securities offered hereby	—	150.0
Shareholders’ Equity:
Common shares, without par value	78.9	78.9
Retained earnings	587.5	587.5
Accumulated other comprehensive loss	(16.5)	(16.5)

Total shareholders’ equity	649.9	649.9

Total	$1,583.0	$1,733.0

REGULATORY CONSIDERATIONS

Citizens is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”, and, together with the Federal Reserve Bank of Chicago or any other regional Federal Reserve Bank having regulatory authority over Citizens, the “Federal Reserve”) and is subject to regulation under the Bank Holding Company Act. The Bank Holding Company Act requires the Federal Reserve Board’s prior approval of an acquisition of assets or of ownership or control of voting shares of any bank or bank holding company if the acquisition would give Citizens more than 5% of the voting shares of that bank or bank holding company. It also imposes restrictions, summarized below, on the assets or voting shares of non-banking companies that Citizens may acquire.

Consistent with the requirements of the Bank Holding Company Act, our lines of business provide their customers with banking, trust and other financial services and products. These services include commercial banking through two subsidiary banks, as well as trust services, mortgage origination and servicing, equipment leasing, brokerage and investment advisory services, property and casualty insurance, brokerage services, life insurance and annuity products, title insurance, and portfolio management services through subsidiary banks and other subsidiaries.

Under Federal Reserve Board policy, a bank holding company is expected to serve as a source of financial strength to each of its subsidiary banks and to stand prepared to commit resources to support each of them. There are no specific quantitative rules on the holding company’s potential liability. If one of our subsidiary banks were to encounter financial difficulty, the Federal Reserve Board could invoke the doctrine and require a capital contribution from the Holding Company. In addition, and as a separate legal matter, a holding company is required to guarantee the capital plan of an undercapitalized subsidiary bank.

Our subsidiary banks are subject to the provisions of the banking laws of their respective states of organization or the National Bank Act. They are under the supervision of, and are subject to periodic examination by, their respective state banking departments (in the case of state-chartered banks) or the Office of the Comptroller of the Currency (“OCC”) (in the case of national banks), and are subject to the rules and regulations of the OCC, the Federal Reserve Board and the Federal Deposit Insurance Corporation (“FDIC”). Citizens Bank and F&M Bank-Iowa are state-chartered banks and are therefore subject to supervision, regulation and examination by the Michigan Office of Financial and Insurance Services and the Iowa Division of Banking, respectively. Both of the depository banks are members of the Federal Reserve System so they are subject to supervision and examination by the Federal Reserve as well as the FDIC, because the FDIC insures their deposits to the extent provided by law. Citizens Bank Wealth Management, N.A., a national non-depository trust bank, is subject to supervision, regulation and examination by the OCC. Additionally, the non-bank subsidiaries are supervised and examined by the Federal Reserve Board and various other federal and state agencies.

Our insured depository institution subsidiaries are also subject to cross-guaranty liability under federal law. This means that if one FDIC-insured depository institution subsidiary of a multi-institution bank holding company fails or requires FDIC assistance, the FDIC may assess “commonly controlled” depository institutions for the estimated losses suffered by the FDIC. Such liability could have a material adverse effect on the financial condition of any assessed subsidiary institution and on us as the common parent. While the FDIC’s cross-guaranty claim is generally junior to the claims of depositors, holders of secured liabilities, general creditors and subordinated creditors, it is generally superior to the claims of shareholders and affiliates.

CITIZENS FUNDING TRUST I

Citizens Funding Trust I is a statutory trust created under Delaware law pursuant to:

•	a trust agreement executed as of September 19, 2006 by us, as depositor of the Issuer Trust, and the trustees of the Issuer Trust named therein; and

•	a certificate of trust filed with the Delaware Secretary of State on September 19, 2006.

The Issuer Trust exists for the exclusive purposes of:

•	issuing and selling the trust securities;

•	using the proceeds from the sale of the trust securities to acquire the junior subordinated debentures; and

•	engaging in only those other activities necessary or incidental to these purposes.

The Issuer Trust will offer to the public trust preferred securities representing undivided beneficial interests in the assets of the Issuer Trust. In addition to trust preferred securities offered to the public, the Issuer Trust will sell to Citizens trust common securities representing common beneficial interests in the Issuer Trust. All of the trust common securities of the Issuer Trust will be owned by us. The trust common securities and the trust preferred securities are also referred to together as the “trust securities.”

Because the Issuer Trust was established only for the purposes listed above, the junior subordinated debentures will be the Issuer Trust’s sole assets. Payments on the junior subordinated debentures will be the Issuer Trust’s sole source of income. The Issuer Trust will issue only one series of trust preferred securities.

As issuer of the junior subordinated debentures, we will pay:

•	all fees and expenses related to the Issuer Trust and the offering of the trust securities; and

•	all ongoing costs, expenses and liabilities of the Issuer Trust, except obligations to make distributions and other payments on the trust securities.

For so long as the trust preferred securities remain outstanding, we will:

•	own, directly or indirectly, all of the trust common securities;

•	cause the Issuer Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the certificate of trust by which the Issuer Trust was created;

•	use our commercially reasonable efforts to ensure that the Issuer Trust will not be an “investment company” for purposes of the Investment Company Act of 1940; and

•	take no action that would or would be reasonably likely to cause the Issuer Trust to be classified as other than a grantor trust for United States federal income tax purposes.

The Trustees

The trustees for the Issuer Trust are U.S. Bank National Association, as property trustee, U.S. Bank Trust National Association, as Delaware trustee, and two individual administrative trustees who are employees or officers of or affiliated with Citizens. These trustees are also referred to as the “Issuer Trust trustees.” U.S. Bank National Association, as property trustee, will act as sole indenture trustee under each trust agreement for purposes of compliance with the Trust Indenture Act. U.S. Bank National Association will also act as trustee under the guarantees and the indenture.

We have the sole right to appoint, remove and replace the trustees of the Issuer Trust, unless an event of default occurs with respect to the junior subordinated debentures. In that case, the holders of a majority in liquidation amount of the trust preferred securities will have the right to remove and appoint the property trustee and the Delaware trustee.

Office of the Issuer Trust

The Issuer Trust has its principal office and mailing address at c/o Citizens Banking Corporation, 328 South Saginaw Street, Flint, Michigan 48502, and its telephone number is (810) 766-7500.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

The trust preferred securities will be issued pursuant to the amended and restated trust agreement. The amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The terms of the trust preferred securities will include those in the amended and restated trust agreement and those made part of the amended and restated trust agreement by the Trust Indenture Act of 1939. The following summary of the material terms and provisions of the trust preferred securities is not intended to be complete. You should read the following description together with the amended and restated trust agreement to help you understand the terms of the trust preferred securities. A form of the amended and restated trust agreement has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part.

General

The amended and restated trust agreement authorizes the administrative trustees to issue the trust preferred securities and the trust common securities. The Issuer Trust’s only assets will be the junior subordinated debentures. The trust preferred securities and trust common securities represent undivided beneficial interests in the Issuer Trust. All of the trust common securities will be owned, directly or indirectly, by Citizens. The trust common securities rank equally, and payments will be made on the trust common securities on a pro rata basis, with the trust preferred securities. If an event of default under the amended and restated trust agreement exists, however, the rights of the holders of the trust common securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. The amended and restated trust agreement does not permit the Issuer Trust to issue any securities other than the trust preferred securities and trust common securities or to incur any debt.

Distributions

Distributions on the trust preferred securities will be cumulative and will accrue from October 3, 2006 at the annual rate of 7.50% of the liquidation amount of each trust preferred security. Distributions will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on December 15, 2006, to holders of the trust preferred securities. Distributions not paid when due for more than one quarterly payment period will themselves accumulate interest at the annual rate of 7.50% compounded quarterly. The Issuer Trust will compute the amount of distributions payable for any period on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable for any partial period will be computed on the basis of the actual number of days elapsed per 30-day month.

If distributions are payable on a date that is not a business day, then the Issuer Trust will pay the distributions payable on that date on the next succeeding day that is a business day, without making any additional distributions or other payments because of the delay. However, if the next business day falls in the next calendar year, the Issuer Trust will make the payment on the immediately preceding business day. A “business day” means any day other than:

•	a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed, or

•	a day on which the corporate trust office of the property trustee or the junior trustee is closed for business. See below under the caption “Description of the Junior Subordinated Debentures — General” in this prospectus supplement for a description of the junior trustee.

The term “distributions” includes any quarterly payments made on the trust preferred securities and trust common securities, any deferred distribution and any payments that accumulate on distributions not paid on the applicable distribution date, all as further described below.

Deferral of Distributions

If the junior subordinated debentures are not in default, we may, on one or more occasions, defer the quarterly interest payments on the junior subordinated debentures for one or more Optional Deferral Periods of up to 40 consecutive quarterly periods, or ten years. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. If we defer interest payments on the junior subordinated debentures, the Issuer Trust also will defer distributions on the trust preferred securities. During an Optional Deferral Period, interest on the junior subordinated debentures will continue to accrue and compound quarterly at the annual rate of 7.50%, and deferred interest payments will accrue additional interest at 7.50% (which rate will be equal to the interest rate for the accrual of additional interest on the junior subordinated debentures), to the extent permitted by applicable law, and, as a result, distributions otherwise due to you would continue to accumulate from the date that these distributions were due.

Once we make all deferred interest payments on the junior subordinated debentures, including all accrued interest, we again can defer interest payments on the junior subordinated debentures in the same manner as discussed above, but not beyond the maturity date of the junior subordinated indentures. As a result, there could be multiple periods of varying length during which you would not receive cash distributions from the Issuer Trust.

We currently do not intend to defer interest payments on the junior subordinated debentures. If we defer such interest payments, however, neither we nor our subsidiaries generally will be permitted to pay dividends on or repurchase shares of our capital stock or make payments on debt securities or guarantees that rank equal or junior to the junior subordinated debentures and the guarantee. These limitations are described in greater detail below under the caption “Description of the Junior Subordinated Debentures — Option to Defer Interest Payments” in this prospectus supplement.

We will provide to the Issuer Trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the Issuer Trust to each holder of record of trust preferred securities.

Payment of Distributions

Distributions on the trust preferred securities will be payable to holders named on the securities register of the Issuer Trust on the relevant record date. As long as the trust preferred securities are represented by a global security, the record date for the payment of distributions will be one business day before the relevant payment date. If the trust preferred securities are ever issued in certificated form, the record dates for the junior subordinated debentures will be the first day of the month in which the relevant interest payment date occurs.

As long as the trust preferred securities are represented by a global security, payments on the trust preferred securities will be made in immediately available funds to DTC, the depositary for the trust preferred securities. If the trust preferred securities are ever issued in physical certificated form, payment of distributions on the trust preferred securities will be made by check mailed on or before the due date to the holders of trust preferred securities on the relevant record date.

The Issuer Trust’s only source of income is the payments we will make on the junior subordinated debentures. If we do not make payments on the junior subordinated debentures, the Issuer Trust will not have funds available to make payments on the trust preferred securities. Although we will guarantee payment of distributions on the trust preferred securities under the guarantee, we will only be obligated to make a payment under the guarantee if the Issuer Trust has the funds available to make the payment but fails to make such payment.

Redemption or Exchange

The trust preferred securities have no stated maturity but must be redeemed upon the maturity of the junior subordinated debentures or their earlier redemption. The junior subordinated debentures will mature on September 15, 2066. The redemption price per trust preferred security in each case would equal the redemption amount of a like amount of junior subordinated debentures (that is, for each $25 trust preferred security, $25 plus accrued and unpaid interest to the redemption date).

We may redeem the junior subordinated debentures:

•	at our option in whole or in part on one or more occasions at any time on or after September 15, 2011; or

•	in whole at any time (including prior to September 15, 2011) if certain Special Events occur. See below under the caption “Description of the Junior Subordinated Debentures — Redemption.”

We may not redeem the Junior Subordinated Debentures, and accordingly the trust preferred securities may not be redeemed, unless we have received the prior approval of the Federal Reserve to do so, if such approval is then required. Under the Federal Reserve’s existing risk-based capital guidelines applicable to bank holding companies, any redemption by us of the junior subordinated debentures before their maturity in 2066 would require the prior approval of the Federal Reserve. Our right to redeem the junior subordinated debentures is limited by our covenant described under “Certain Terms of the Replacement Capital Covenant.”

Upon the repayment or redemption, in whole or in part, of any junior subordinated debentures, whether at maturity or upon earlier redemption as provided in the indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the aggregate liquidation amount of such trust securities plus accumulated but unpaid distributions to the date of redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of the junior subordinated debentures. See below under the caption “Description of the Junior Subordinated Debentures — Redemption” in this prospectus supplement. If less than all of any series of the junior subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated to the redemption pro rata of the related trust preferred securities and the trust common securities based upon the relative liquidation amounts of these classes. The amount of premium, if any, paid by us upon the redemption of all or any part of the junior subordinated debentures to be repaid or redeemed on a redemption date will be allocated to the redemption pro rata of the trust preferred securities and the trust common securities. The redemption price will be payable on each redemption date only to the extent that the Issuer Trust has funds then on hand and available in the payment account for the payment of the redemption price.

Distribution of Junior Subordinated Debentures.  Subject to our having received prior approval of the Federal Reserve to do so if such approval is then required under applicable capital guidelines or policies of the Federal Reserve, we have the right at any time to dissolve the Issuer Trust and, after satisfaction of the liabilities of creditors of the Issuer Trust as provided by applicable law, cause the junior subordinated debentures in respect of the trust preferred securities and trust common securities issued by the Issuer Trust to be distributed to the holders of the trust preferred securities and trust common securities in liquidation of the Issuer Trust.

Tax Event, Investment Company Event or Capital Treatment Event Redemption.  If a Tax Event, Investment Company Event or Capital Treatment Event in respect of the trust preferred securities and trust common securities has occurred and is continuing, we have the right either to (i) redeem the junior subordinated debentures in whole (but not in part) and thereby cause a mandatory redemption of the trust preferred securities and trust common securities in whole (but not in part) at the redemption price within 90 days following the occurrence of the Tax Event, Investment Company Event or Capital Treatment Event or (ii) if the relevant event is a Tax Event or Investment Company Event and the event can be cured or eliminated by dissolving the Issuer Trust and causing the junior subordinated debentures to be distributed to holders of the trust preferred securities and trust common securities in liquidation of the Issuer Trust, cause the Issuer Trust to be dissolved and liquidated and the junior subordinated debentures to be so distributed. If a Tax Event, Investment Company Event or Capital Treatment Event has occurred and is continuing in respect of the trust preferred securities and trust common securities and we do not elect to redeem the corresponding junior subordinated debentures and thereby cause a mandatory redemption of the trust preferred securities or to dissolve and liquidate the Issuer Trust and cause the junior subordinated debentures to be distributed to holders of the trust preferred securities and trust common securities in liquidation of the Issuer Trust as described above, such trust preferred securities will remain outstanding and additional sums (as defined below) may be payable on the junior subordinated debentures.

The term “additional sums” means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the Issuer Trust on the outstanding trust preferred securities and trust common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer Trust has become subject as a result of a Tax Event.

The term “like amount” means:

•	with respect to a redemption of trust securities, trust securities having a liquidation amount (as defined below) equal to the principal amount of the junior subordinated debentures to be contemporaneously redeemed in accordance with the indenture, the proceeds of which will be used to pay the redemption price of the trust securities; and

•	with respect to a distribution of the junior subordinated debentures to holders of the trust securities in connection with a dissolution or liquidation of the Issuer Trust, the junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities in respect of which the distribution is made.

The term “liquidation amount” means the stated amount per trust security of $25.

After the liquidation date fixed for any distribution of the junior subordinated debentures:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	The Depository Trust Company, commonly referred to as DTC (for a more detailed explanation of DTC, see below under the caption “Book-Entry Issuance” of this prospectus supplement) or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution; and

•	any certificates representing the trust preferred securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the stated liquidation amount of the trust preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the trust preferred securities until the certificates are presented to the administrative trustees or their agent for transfer or reissuance.

Any distribution of junior subordinated debentures to holders of trust preferred securities will be made to the applicable recordholders as they appear on the register for the trust preferred securities on the relevant record date, which will be one business day prior to the liquidation date. In the event that any trust preferred securities are not in book-entry form, the relevant record date will be a date at least 15 days prior to the liquidation date.

There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for trust preferred securities if a dissolution and liquidation of the Issuer Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the Issuer Trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities being offered by this prospectus supplement.

The Issuer Trust cannot redeem less than all of the trust preferred securities unless all accrued and unpaid distributions on the trust preferred securities and trust common securities have been paid on or before the redemption date.

Liquidation and dissolution of the Issuer Trust.  If the Junior Subordinated Debentures are redeemed in full, if Citizens experiences certain events in bankruptcy, insolvency or reorganization, if the property trustee directs Citizens, as the holder of the trust common securities, to dissolve the Issuer Trust and distribute the Junior Subordinated Debentures to the holders of trust preferred securities and trust common securities (which the property trustee may do only if Citizens has received prior approval of the Federal Reserve to cause the Trust to be dissolved and the junior subordinated debentures to be delivered to the holders of the trust preferred securities and trust common securities, if such approval has been required), or if a court so orders, the Issuer Trust will dissolve and the property trustee will liquidate and wind-up the Issuer Trust. After the distribution of the property and payment of the expenses of the Issuer Trust and the discharge of the administrative duties of the administrative trustees, the obligations and responsibilities of the Issuer Trust and the trustees will terminate.

Redemption Procedures

Trust preferred securities redeemed on each redemption date will be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debentures. Redemptions of the trust preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the related Issuer Trust has funds on hand available for the payment of the redemption price. See below under the caption “— Subordination of Trust Common Securities” in this prospectus supplement.

If the property trustee gives a notice of redemption in respect of any trust preferred securities, then, while such trust preferred securities are in book-entry form, by 11:00 a.m., New York City time, on the redemption date, to the extent funds are available, the property trustee will:

•	irrevocably deposit with DTC funds sufficient to pay the applicable redemption price, and

•	give DTC irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities. See below under the caption “Book Entry Issuance” in this prospectus supplement.

If the trust preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will:

•	irrevocably deposit with the paying agent for the trust preferred securities funds sufficient to pay the applicable redemption price, and

•	give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

Notwithstanding the above, distributions payable on or prior to the redemption date for any trust preferred securities called for redemption will be payable to the holders of the trust preferred securities on the relevant record dates for the related distribution dates.

Once notice of redemption has been given and funds deposited as required, then upon the date of the deposit, all rights of the holders of the trust preferred securities so called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price and any distribution payable in respect of the trust preferred securities on or prior to the redemption date, but without interest on the redemption price, and the trust preferred securities will cease to be outstanding. In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price will be made on the next business day (and without any interest or other payment in connection with this delay) except that, if the next business day falls in the next calendar year, the redemption payment will be made on the immediately preceding business day, in either case with the same force and effect as if made on the original date. In the event that payment of the redemption price in respect of trust preferred securities called for redemption is improperly withheld or refused and not paid either by the Issuer Trust or by us pursuant to the related guarantee as described under the caption “Description of the Guarantee”, distributions on the trust preferred securities will continue to accumulate at the then applicable rate from the redemption date originally established by the Issuer Trust for the trust preferred securities to the date the redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

Subject to applicable law (including, without limitation, U.S. federal securities law) and our covenant described under “Certain Terms of the Replacement Capital Covenant”, and subject to our having received prior approval of the Federal Reserve to do so if such approval is then required, we or our subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

If less than all of the trust preferred securities and trust common securities issued by the Issuer Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the trust preferred securities and trust common securities to be redeemed will be allocated pro rata to the trust preferred securities and the trust common securities based upon the relative liquidation amounts of these classes. The particular trust preferred securities to be redeemed will be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding trust preferred securities not previously called for redemption, by a customary method that the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25) of the liquidation amount of trust preferred securities of a denomination larger than $25. The property trustee will promptly notify the securities registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred securities selected for partial redemption, the liquidation amount to be redeemed.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the junior subordinated debentures, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof (and distributions will cease to accrue on the trust preferred securities or portions thereof) called for redemption.

Subordination of Trust Common Securities

Payment of distributions on, and the redemption price of, the trust preferred securities and trust common securities, as applicable, will be made pro rata based on the liquidation amount of the trust preferred securities and trust common securities; provided, however, that if on any distribution date, redemption date or liquidation date a default under the indenture has occurred and is continuing as a result of any failure by us to pay any amounts in respect of the junior subordinated debentures when due, no payment of any distribution on, or redemption price of, or liquidation distribution in respect of, the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on the trust preferred securities for all distribution periods terminating on or prior to that date, or in the case of payment of the redemption price the full amount of the redemption price on all of the outstanding trust preferred securities then called for redemption, or in the case of payment of the liquidation distribution the full amount of the liquidation distribution on all outstanding trust preferred securities, has been made or provided for, and all funds available to the property trustee must first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

Trust Enforcement Events

An event of default under the indenture constitutes an event of default under the amended and restated trust agreement. We refer to such an event as a “Trust Enforcement Event.” For more information on events of default under the indenture, see below under the caption “Description of the Junior Subordinated Debentures — Events of Default” in this prospectus supplement. Upon the occurrence and continuance of a Trust Enforcement Event, the property trustee, as the sole holder of the junior subordinated debentures, will have the right under the indenture to declare the principal amount of the junior subordinated debentures due and payable.

If the property trustee fails to enforce its rights under the junior subordinated debentures, any holder of trust preferred securities may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures and the indenture without first instituting legal proceedings against the property trustee or any other person. In addition, if a Trust Enforcement Event is due to our failure to pay interest or principal on the junior subordinated debentures when due, then the registered holder of trust preferred securities may institute a direct action on or after the due date directly against us for enforcement of payment to that holder of the principal of or interest on the junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities. In connection with such a direct action, we will have the right under the indenture to set off any payment made to that holder by us. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Pursuant to the amended and restated trust agreement, the holder of the common securities will be deemed to have waived any Trust Enforcement Event regarding the common securities until all Trust Enforcement Events regarding the trust preferred securities have been cured, waived or otherwise eliminated. Until all Trust Enforcement Events regarding the trust preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the enforcement actions of the property trustee.

Removal of Issuer Trust Trustees

Unless a default has occurred and is continuing, any Issuer Trust trustee may be removed at any time by the holder of the trust common securities. If a default has occurred and is continuing, the property trustee and the Delaware trustee may be removed by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights are vested exclusively in us as the holder of the trust common securities. No resignation or removal of an Issuer Trust trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

Unless a default has occurred and is continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the trust common securities, and the administrative trustees will have power to appoint one or more persons either to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property, in either case with the powers specified in the instrument of appointment, and to vest in the person or persons in this capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case a default has occurred and is continuing, the property trustee alone will have power to make this appointment.

Merger or Consolidation of Issuer Trust Trustees

Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of the trustee, will automatically become the successor of the trustee under the trust agreement, provided the person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Issuer Trust

The Issuer Trust may not merge, consolidate or amalgamate with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other person, except as described below. The Issuer Trust may, at our request, with the consent of the holders of a majority in liquidation amount of the trust preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any state, provided that:

•	the successor entity either:

•	expressly assumes all of the obligations of the Issuer Trust with respect to the trust preferred securities; or

•	substitutes for the trust preferred securities other securities having substantially the same terms as the trust preferred securities (referred to as the “successor securities”) so long as the successor securities rank the same as the trust preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

•	we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debentures;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities to be downgraded by any nationally recognized statistical rating organization which assigns ratings to the trust preferred securities;

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect;

•	the successor entity has a purpose substantially identical to that of the Issuer Trust;

•	prior to the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from counsel to the Issuer Trust to the effect that:

•	the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities (including any successor securities) in any material respect; and

•	following the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	we or any permitted successor or assignee owns all of the trust common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the related guarantee.

Notwithstanding the foregoing, the Issuer Trust will not, except with the consent of holders of 100% in liquidation amount of the trust preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes.

There are no provisions that afford holders of any trust preferred securities protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control of Citizens, nor are there any provisions that require the repurchase of any trust preferred securities upon a change in control of Citizens.

Voting Rights; Amendment of the Trust Agreement

Except as provided below and under the caption “Description of the Guarantee — Amendments and Assignments” and as otherwise required by law, the holders of the trust preferred securities will have no voting rights or the right to in any manner otherwise control the administration, operation or management of the Issuer Trust.

The trust agreement may be amended from time to time by us, without the consent of the holders of the trust preferred securities:

•	to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement; or

•	to modify, eliminate or add to any provisions of the trust agreement as necessary to ensure that the Issuer Trust:

•	will be classified for U.S. federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any trust securities are outstanding; or

•	will not be required to register as an “investment company” under the Investment Company Act,

provided that:

•	no such amendment will adversely affect in any material respect the rights of the holders of the trust preferred securities; and

•	any such amendment will become effective when notice of the amendment is given to the holders of trust securities.

Additionally, the trust agreement may be amended by us with:

•	the consent of holders representing at least a majority (based upon liquidation amounts) of the outstanding trust securities; and

•	receipt by the Issuer Trust trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the Issuer Trust trustees in accordance with the amendment will not cause the Issuer Trust to be taxable as a corporation or affect the Issuer Trust’s status as a grantor trust for U.S. federal income tax purposes or the Issuer Trust’s exemption from status as an “investment company” under the Investment Company Act, provided that, without the consent of each holder of trust securities, the trust agreement may not be amended to:

•	change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

•	restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

So long as any junior subordinated debentures are held by the property trustee, the Issuer Trust trustees will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the junior trustee, or executing any trust or power conferred on the property trustee with respect to the corresponding junior subordinated debentures;

•	waive any past default that is waivable under the indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

•	consent to any amendment, modification or termination of the indenture or the junior subordinated debentures, where this consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding trust preferred securities;

provided, however, that where a consent under the indenture would require the consent of each holder of junior subordinated debentures affected, no such consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities. The Issuer Trust trustees will not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of those trust preferred securities. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the junior subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the Issuer Trust trustees will obtain an opinion of counsel to the effect that:

•	the Issuer Trust will not be classified as an association taxable as a corporation for U.S. federal income tax purposes on account of the action; and

•	the action would not cause the Issuer Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

Any required approval of holders of trust preferred securities may be given at a meeting of holders of trust preferred securities convened for that purpose or pursuant to written consent. The administrative trustees or, at the written request of the administrative trustees, the property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

No vote or consent of the holders of trust preferred securities will be required for the Issuer Trust to redeem and cancel its trust preferred securities in accordance with the trust agreement.

Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that are owned by us, the Issuer Trust trustees or any affiliate of us or any Issuer Trust trustees, will, for purposes of that vote or consent, be treated as if they were not outstanding.

Global Trust Preferred Securities

The trust preferred securities will be represented by fully registered global certificates issued as global trust preferred securities that will be deposited with, or on behalf of, a depositary with respect to that series instead of paper certificates issued to each individual holder. The depositary arrangements that will apply, including the manner in which principal of and premium, if any, and interest on trust preferred securities and other payments will be payable are discussed in more detail below under the heading “Book-Entry Issuance.”

Payment and Paying Agency

Payments in respect of trust preferred securities will be made to DTC as described below under the heading “Book-Entry Issuance.” If any trust preferred securities are not represented by global certificates, payments will be made by check mailed to the address of the holder entitled to them as it appears on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and reasonably acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and us. In the event that the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Registrar and Transfer Agent

The property trustee will act as registrar and transfer agent for the trust preferred securities.

Registration of transfers of trust preferred securities will be effected without charge by or on behalf of each Issuer Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer Trust will not be required to register or cause to be registered the transfer of the trust preferred securities after the trust preferred securities have been called for redemption.

Information Concerning the Property Trustee

The property trustee, other than during the occurrence and continuance of a Trust Enforcement Event, undertakes to perform only those duties specifically set forth in the trust agreement and, after a Trust Enforcement Event, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result. If no Trust Enforcement Event has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of trust preferred securities are entitled under the trust agreement to vote, then the property trustee will take such action as is directed by us and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

The administrative trustees are authorized and directed to conduct the affairs of and to operate the Issuer Trust in such a way that the Issuer Trust will not be (1) deemed to be an “investment company” required to be registered under the Investment Company Act or (2) classified as an association taxable as a corporation or as other than a grantor trust for U.S. federal income tax purposes and so that the corresponding junior subordinated debentures will be treated as indebtedness of Citizens for U.S. federal income tax purposes. In addition, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust of the Issuer Trust or the trust agreement, that we and the administrative trustees determine in our discretion to be necessary or desirable for such purposes as long as such action does not materially adversely affect the interests of the holders of the trust preferred securities.

Holders of the trust preferred securities have no preemptive or similar rights.

The Issuer Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

Governing Law

The amended and restated trust agreement and the trust preferred securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

The junior subordinated debentures will be issued pursuant to the indenture. The indenture is qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debentures will include those in the amended and restated trust agreement and those made part of the indenture by the Trust Indenture Act of 1939. The following summary of the material terms and provisions of the junior subordinated debentures is not intended to be complete. You should read the following description together with the indenture to help you understand the terms of the junior subordinated debentures. A copy of the indenture has been filed as an exhibit to the registration statement of which the accompanying prospectus forms a part. This description is qualified in its entirety by reference to the indenture and the Trust Indenture Act of 1939. Whenever particular defined terms of the indenture (as supplemented or amended from time to time) are referred to in this prospectus supplement, those defined terms are incorporated in this prospectus supplement by reference.

General

The junior subordinated debentures will be issued as unsecured debt under the Junior Subordinated Indenture, dated as of October 3, 2006 as supplemented from time to time, between Citizens and U.S. Bank National Association, as trustee. This indenture is referred to as the “indenture” and the related trustee is referred to as the “junior trustee.” The junior subordinated debentures will be limited in aggregate principal amount to $150,010,000. This amount is the sum of the aggregate stated liquidation amount of the trust preferred securities and the trust common securities. The entire principal amount of the junior subordinated debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, and additional interest (as defined below), if any, on September 15, 2066.

The junior subordinated debentures will initially be issued in definitive certificated form, registered in the name of the property trustee. If junior subordinated debentures are distributed to holders of trust preferred securities in liquidation of such holders’ interests in the Issuer Trust, the junior subordinated debentures will be issued in the form of one or more global securities (as described below). As described in this prospectus supplement, under limited circumstances, junior subordinated debentures may be issued in certificated form in exchange for a global security. In the event that junior subordinated debentures are issued in certificated form, the junior subordinated debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on junior subordinated debentures issued as a global security will be made to DTC, to a successor depositary or, in the event that no depositary is used, to a paying agent for the junior subordinated debentures. If junior subordinated debentures are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debentures will be registrable and junior subordinated debentures will be exchangeable for junior subordinated debentures of other denominations of a like aggregate principal amount at the corporate trust office of the junior trustee in New York, New York. Payment of interest may be made at our option by check mailed to the address of the person entitled thereto or by transfer to an account maintained by the person entitled thereto.

We have the right to dissolve the Issuer Trust and cause the junior subordinated debentures to be distributed to the holders of the trust preferred securities and the trust common securities.

The indenture does not contain provisions that would afford holders of junior subordinated debentures protection in the event of a sudden and dramatic decline in our credit quality resulting from any highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.

Interest Rate and Maturity

The junior subordinated debentures will mature on September 15, 2066 and will bear interest, at a per annum rate equal to 7.50% of their principal amount, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2006. So long as the junior subordinated debentures are represented by a global security, the applicable record date shall be one business day before the relevant payment date. If the junior subordinated debentures are ever issued in certificated form (unless held by the property trustee), applicable record dates for each interest payment will be the first day of the month in which the relevant interest payment date occurs, even if that day is not a business day. Interest payments not paid when due will themselves accrue additional interest at the annual rate of 7.50%. When we refer to any payment of interest, interest includes such additional interest and any additional amounts. Each date on which interest is paid is called an “interest payment date.” The interest payment provisions for the junior subordinated debentures correspond to the distribution provisions for the trust preferred securities. The junior subordinated debentures do not have a sinking fund. This means that we are not required to make any principal payments prior to maturity of the junior subordinated debentures.

Ranking of the Junior Subordinated Debentures and Guarantee

Our payment obligations under the junior subordinated debentures and the guarantee will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our current and future indebtedness, other than trade account payables and accrued liabilities arising in the ordinary course of business; provided, however, that the junior subordinated debentures and the guarantee will rank equally in right of payment with any Pari Passu Securities.

“Pari Passu Securities” means: (i) indebtedness that, among other things, (a) qualifies or is issued to financing vehicles issuing securities that qualify as Tier 1 capital of Citizens under the capital guidelines of the Federal Reserve and (b) by its terms ranks equally with the junior subordinated debentures in right of payment and upon liquidation; and (ii) guarantees of indebtedness described in clause (i) or securities issued by one or more financing vehicles described in clause (i). “Pari Passu Securities” does not include our junior subordinated debentures or guarantees issued in connection with our currently outstanding and future traditional trust preferred securities, each of which will rank senior to the trust preferred securities being issued by the Issuer Trust.

As a holding company, our assets primarily consist of the equity securities of our subsidiaries. As a result, the ability of holders of the junior subordinated debentures to benefit from any distribution of assets of any subsidiary upon the liquidation or reorganization of any such subsidiary is subordinate to the prior claims of present and future creditors of that subsidiary.

The trust preferred securities, the junior subordinated debentures and the guarantee do not limit our or our subsidiaries’ ability to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee. At June 30, 2006, our indebtedness and obligations, on an unconsolidated basis, totaled $144.4 million, all of which will rank senior in right of payment and upon liquidation to the junior subordinated debentures (on a pro forma basis assuming completion of the Republic merger as of June 30, 2006, our indebtedness and obligations, on an unconsolidated basis, would have totaled $345.9 million as of June 30, 2006). In addition, the junior subordinated debentures will be effectively subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations, including, but not limited to, obligations to depositors and obligations in connection with our outstanding floating rate trust preferred securities. At June 30, 2006, our subsidiaries’ total deposits and borrowings were $6.9 billion (on a pro forma basis assuming completion of the Republic merger as of June 30, 2006, our subsidiaries’ total deposits and borrowings, on an unconsolidated basis, would have totaled $12.8 billion as of June 30, 2006).

Redemption

We may redeem the junior subordinated debentures before their maturity at 100% of their principal amount plus accrued and unpaid interest:

•	in whole or in part, on one or more occasions at any time on or after September 15, 2011; or

•	in whole at any time if certain changes occur in tax or investment company laws or regulations, or in the treatment of the trust preferred securities as Tier 1 capital of Citizens under the applicable capital guidelines of the Federal Reserve. These events, which we refer to as “Special Events,” are described in detail below under the caption “— Redemption Upon a Special Event.”

We may not redeem the junior subordinated debentures unless we receive the prior approval of the Federal Reserve to do so, if such approval is then required. Under the Federal Reserve’s existing risk-based capital guidelines applicable to bank holding companies, any redemption by us of the junior subordinated debentures before their maturity in 2066 would require the prior approval of the Federal Reserve. Additionally, our right to redeem the junior subordinated debentures is limited by our covenant described under “Certain Terms of the Replacement Capital Covenant.”

General

When we repay the junior subordinated debentures, either at maturity on September 15, 2066 or upon early redemption (as discussed above), the Issuer Trust will use the cash it receives from the repayment or redemption of the junior subordinated debentures to redeem a corresponding amount of the trust preferred securities and trust common securities. The redemption price for the trust securities will be equal to the liquidation amount, $25 per trust security, plus accumulated but unpaid distributions on the trust securities to the redemption date.

If less than all of the trust preferred securities and the trust common securities are redeemed, the total amount of the trust preferred securities and trust common securities to be redeemed will be allocated proportionately among the trust preferred securities and trust common securities, unless an event of default under the junior subordinated debentures or similar event has occurred, as described above under the caption “Description of the Trust Preferred Securities — Subordination of Trust Common Securities.”

If we do not elect to redeem the junior subordinated debentures, then the trust preferred securities will remain outstanding until the repayment of the junior subordinated debentures unless we liquidate the Issuer Trust and distribute the junior subordinated debentures to you. For more information, see above under the caption “Description of the Trust Preferred Securities — Redemption or Exchange” in this prospectus supplement.

Redemption Upon a Special Event

If a Special Event has occurred and is continuing, and we cannot cure that event by some reasonable action, then we may redeem the junior subordinated debentures within 90 days following the occurrence of the Special Event. A “Special Event” means, for these purposes, the occurrence of a “Tax Event”, a “Capital Treatment Event” or an “Investment Company Event.” We summarize each of these events below.

A “Tax Event” means that either we or the Issuer Trust has received an opinion of counsel (which may be our counsel or counsel of an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters stating that, as a result of any:

•	amendment to, or change in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation that is enacted or becomes effective after the initial issuance of the trust preferred securities;

•	proposed change in those laws (or any regulations under those laws) that is announced after the initial issuance of the trust preferred securities;

•	official interpretation or application of those laws or regulations by any court, governmental agency or regulatory authority that is announced after the initial issuance of the trust preferred securities; or

•	threatened challenge asserted in connection with an audit of us, the Issuer Trust or our subsidiaries or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the junior subordinated debt securities or the trust preferred securities;

there is more than an insubstantial risk that:

•	the Issuer Trust is, or will be, subject to U.S. federal income tax on interest received or accrued on the junior subordinated debentures;

•	interest payable by us on the junior subordinated debentures is not, or will not be deductible, in whole or in part, for U.S. federal income tax purposes; or

•	the Issuer Trust is, or will be, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

A “Capital Treatment Event” means the reasonable determination by us that, as a result of any:

•	amendment to, or change (including any prospective change) in, the laws or any applicable regulation of the United States or any political subdivision; or

•	as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying the laws or regulations, which amendment is effective or announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities (or any substantial portion) as Tier 1 capital for purposes of the applicable capital guidelines of the Federal Reserve.

An “Investment Company Event” means the receipt by us and the Issuer Trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change in law or regulation; or

•	change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

the Issuer Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the trust preferred securities.

Redemption Procedures

Notices of any redemption of the junior subordinated debentures and the procedures for that redemption shall be the same as those described for the redemption of the trust preferred securities under the caption “Description of the Trust Preferred Securities — Redemption Procedures” above. Notice of any redemption will be given at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures at its registered address.

Option to Defer Interest Payments

We may defer quarterly interest payments on the junior subordinated debentures for one or more Optional Deferral Periods for up to 40 consecutive quarterly periods, or ten years, if no event of default with respect to the junior subordinated debentures giving rise to acceleration rights has occurred. A deferral of interest payments cannot extend, however, beyond the maturity date of the junior subordinated debentures. During the Optional Deferral Period, interest will continue to accrue on the junior subordinated debentures, compounded quarterly, and deferred interest payments will accrue additional interest at 7.50% (which rate will be equal to the annual interest rate on the junior subordinated debentures) to the extent permitted by applicable law. No interest will be due and payable on the junior subordinated debentures until the end of the Optional Deferral Period except upon a redemption of the junior subordinated debentures during a deferral period.

We may pay at any time all or any portion of the interest accrued to that point during a deferral period. At the end of the deferral period or on any redemption date, we will be obligated to pay all accrued and unpaid interest.

Once we pay all accrued and unpaid interest on the junior subordinated debentures, we again can defer interest payments on the junior subordinated debentures as described above, provided that a deferral period cannot extend beyond the maturity date of the junior subordinated debentures.

Certain Limitations During a Deferral Period

As a consequence of any deferral of payment of interest on the junior subordinated debentures, distributions on the trust preferred securities would be deferred (but would continue to accumulate additional distributions at the rate per annum described herein for the trust preferred securities) by the Issuer Trust of the trust preferred securities during the Optional Deferral Period. On any date on which accrued interest through the most recent interest payment date has not been paid in full, whether during any applicable Optional Deferral Period or otherwise, we have agreed not to, and not to permit any subsidiary to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock;

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity, either as to right of payment or upon liquidation, with or junior in interest to the corresponding junior subordinated debentures other than:

•	repurchases, redemptions or other acquisitions of shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or shareholder stock purchase plan or in connection with the issuance of our capital shares (or securities convertible into or exercisable for our capital shares) as consideration in an acquisition transaction entered into prior to the applicable Optional Deferral Period;

•	as a result of any exchange or conversion of any class or series of our capital shares (or any capital shares of a subsidiary of Citizens) for any class or series of our capital shares or of any class or series of our indebtedness for any class or series of our capital shares;

•	the purchase of fractional interests in our capital shares in accordance with the conversion or exchange provisions of such capital shares or the security being converted or exchanged;

•	any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights in accordance with any shareholders’ rights plan; or

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid.

•	make any guarantee payments on any guarantee of debt securities of any of our subsidiaries (including under other guarantees of junior subordinated debentures) if the guarantee ranks equally with or junior in interest to the junior subordinated debentures, except in some circumstances.

Prior to the termination of any applicable Optional Deferral Period, we may further defer the payment of interest.

This covenant will also apply if:

•	we have actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute a debenture default under the junior indenture with respect to the junior subordinated debentures and we have not taken reasonable steps to cure the event, and

•	if the junior subordinated debentures are held by an Issuer Trust, we are in default with respect to our payment of any obligations under the guarantee related to the related trust preferred securities.

However, at any time, including during a deferral period, we will be permitted to:

•	pay dividends or distributions in additional shares of our capital stock;

•	make payments under the guarantee of the series of the trust preferred securities and the common securities;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue shares under such a plan or repurchase such rights; and

•	purchase common shares for issuance pursuant to any employee benefit plans.

Notice

We will provide to the Issuer Trust written notice of any optional deferral of interest at least ten and not more than 60 business days prior to the applicable interest payment date, and any such notice will be forwarded promptly by the Issuer Trust to each holder of record of trust preferred securities.

We may pay the accrued and unpaid interest at any time during an Optional Deferral Period.

If we fail to pay all accrued and unpaid interest on the junior subordinated debentures on or by the next interest payment date following a ten-year Optional Deferral Period, such failure shall constitute an event of default under the indenture.

Events of Default and other Covenant Defaults

Events of Default — Acceleration

The following are “events of default” under the indenture with respect to the junior subordinated debentures:

•	any non-payment of interest, whether due to an optional deferral or otherwise, that continues for ten consecutive years;

•	the Issuer Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of the junior subordinated debentures to holders of the trust preferred securities, (ii) the redemption of all of the outstanding trust preferred securities or (iii) certain mergers, consolidations or amalgamations; or

•	certain events in bankruptcy, insolvency or reorganization.

If such an event of default (other than certain events of bankruptcy) occurs under the indenture, the junior trustee or the holders of 25% of the principal amount of the junior subordinated debentures shall have the right to declare the principal amount of the junior subordinated debentures and any accrued interest thereon, immediately due and payable. If an event of default consisting of certain events of bankruptcy occurs under the indenture, the principal amount of all the outstanding junior subordinated debentures will automatically, and without any declaration or other action on the part of the junior trustee or any holder, become immediately due and payable.

For information on the rights of holders of trust preferred securities in the case of an event of default, see above under the caption “Description of the Trust Preferred Securities — Trust Enforcement Events” in this prospectus supplement.

Defaults Not Subject to Acceleration

Events of default under the indenture with respect to the junior subordinated debentures do not include failure to comply with or breach of our other covenants in the indenture with respect to the junior subordinated debentures (an “other covenant default”). Accordingly, an other covenant default will not result in the acceleration of payment of the junior subordinated debentures. Although an other covenant default will not constitute an event of default, it will constitute a default under the indenture and could give rise to a claim against us relating to the specific breach; however, the remedy of holders of the junior subordinated debentures may be limited to direct monetary damages (if any).

Enforcement Rights of Holders of Junior Subordinated Debentures

The junior trustee or the holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures, if the debentures are distributed to holders, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the junior trustee. The junior trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures may declare the principal due and payable immediately upon an event of default. Should the junior trustee fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the trust preferred securities will have the right to make this declaration.

The junior trustee or the holders of a majority of the outstanding junior subordinated debentures, if the debentures are distributed to holders, may also annul any such the declaration and waive the event of default, provided all defaults have been cured and all payment obligations have been made current. In the case of corresponding junior subordinated debentures, should the holders of a majority of the outstanding junior subordinated debentures fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to do so. In the event of our bankruptcy, insolvency or reorganization, junior subordinated debentures holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The junior trustee or the holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures, if the debentures are distributed to holders, may, on behalf of the holders of all the junior subordinated debentures, waive any default, except a default in the payment of principal or interest (including any additional interest) (unless the default has been cured and a sum sufficient to pay all matured installments of interest (including any additional interest) and principal due otherwise than by acceleration has been deposited with the junior trustee) or a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture. Should the holders of the junior subordinated debentures fail to waive the default, the holders of a majority in aggregate liquidation amount of the trust preferred securities will have the right to do so. We are required to file annually with the junior trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

The junior trustee, any holder of junior subordinated debentures or any holder of trust preferred securities may bring suit to receive payment of the principal of, premium, if any, on and, subject to Citizens’ right to give notice of an option deferral of interest, interest due and payable on the junior subordinated debentures.

Defeasance

The defeasance, satisfaction and discharge provisions of the indenture will apply to the junior subordinated debentures. You should refer to the description of these provisions under “Description of Junior Subordinated Debentures — Defeasance” in the attached prospectus.

Modification of the Indenture

We may modify or amend the indenture with the consent of the junior trustee, in some cases without obtaining the consent of holders of the junior subordinated debentures. Certain modifications and amendments also require the consent of the holders of at least a majority in principal amount of the outstanding junior subordinated debentures of each series issued under the indenture that would be affected by the modification or amendment. Further, without the consent of the holder of each outstanding junior subordinated debenture that would be affected, we may not:

•	change the stated maturity of the principal, or any installment of principal or interest, on any outstanding junior subordinated debenture;

•	reduce any principal amount, premium or interest, on any outstanding junior subordinated debenture, including in the case of an original issue discount security the amount payable upon acceleration of the maturity of that security;

•	change the place of payment where, or the coin or currency or currency unit in which, any principal, premium or interest, on any junior subordinated debenture is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity or, in the case of redemption, on or after the redemption date;

•	reduce the above-stated percentage of outstanding junior subordinated debentures necessary to modify or amend the applicable indenture; or

•	modify the above requirements or reduce the percentage of aggregate principal amount of outstanding junior subordinated debentures of any series required to be held by holders seeking to waive compliance with certain provisions of the relevant indenture or seeking to waive certain defaults, and, so long as any of the trust preferred securities remain outstanding,

•	no modification may be made that adversely affects the holders of the trust preferred securities in any material respect, and no termination of the indenture may occur, and no waiver of any default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all outstanding trust preferred securities affected unless and until the principal of the junior subordinated debentures and all accrued and unpaid interest have been paid in full and certain other conditions have been satisfied, and

•	where a consent under the indenture would require the consent of each holder of the junior subordinated debentures, no such consent will be given by the property trustee without the prior consent of each holder of the trust preferred securities.

We may, with the junior trustee’s consent, execute, without the consent of any holder of junior subordinated debentures, any supplemental indenture for the purpose of creating any new series of junior subordinated debentures.

Consolidation, Merger, Sale of Assets and Other Transactions

The indenture provides that we may not consolidate with or merge into another corporation or transfer our properties and assets substantially as an entirety to another person unless:

•	the entity formed by the consolidation or into which we merge, or to which we transfer our properties and assets (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the junior subordinated debentures, and the performance of our other covenants under the indenture; and

•	immediately after giving effect to this transaction, no default, and no event which, after notice or lapse of time or both, would become a default, will have occurred and be continuing under the indenture.

The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the junior subordinated debentures.

Satisfaction and Discharge

The indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the junior trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the junior trustee for the giving of notice of redemption by the junior trustee;

and we deposit or cause to be deposited with the junior trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the junior subordinated debentures are payable sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the junior trustee for cancellation, for the principal, premium, if any, and interest (including any additional interest) to the date of the deposit or to the stated maturity, as the case may be, then the indenture will cease to be of further effect (except as to our obligations to pay all other sums due under the indenture and to provide the officers’ certificates and opinions of counsel described therein), and we will be deemed to have satisfied and discharged the indenture.

Book-Entry and Settlement

If the junior subordinated debentures are distributed to holders of trust preferred securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Issuer Trust as a result of the occurrence of a Tax Event, Investment Company Event or Capital Treatment Event, the junior subordinated debentures will be issued in the form of one or more global certificates registered in the name of the depositary or its nominee. Each global certificate is referred to as a “global security.” Except under the limited circumstances described below, junior subordinated debentures represented by a global security will not be exchangeable for, and will not otherwise be issuable as, junior subordinated debentures in definitive form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of junior subordinated debentures in definitive form and will not be considered the holders, as defined in the indenture, of such global security for any purpose under the indenture. A global security representing junior subordinated debentures is only exchangeable for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. This means that each beneficial owner must rely on the procedures of the depositary, or if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

The Depositary

If the junior subordinated debentures are distributed to holders of the trust preferred securities in liquidation of such holders’ interests in the Issuer Trust, DTC will act as securities depositary for the junior subordinated debentures. We may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the global securities. For a description of DTC and the specific terms of the depositary arrangements, see below under the caption “Book-Entry Issuance” of this prospectus supplement.

None of the Issuer Trust, we, the junior trustee, any paying agent or any other agent of Citizens or the junior trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such junior subordinated debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Discontinuance of the Depositary’s Services

A global security will be exchangeable for junior subordinated debentures registered in the names of persons other than the depositary or its nominee only if:

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security and no successor depositary has been appointed;

•	the depositary, at any time, ceases to be a clearing agency registered under the Exchange Act at which time the depositary is required to be so registered to act as such depositary and no successor depositary has been appointed;

•	we, in our sole discretion, determine that such global security shall be so exchangeable; or

•	an event of default relating to the junior subordinated debentures then exists.

Any global security that is exchangeable pursuant to the preceding sentence shall be exchangeable for junior subordinated debentures registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its participants relating to ownership of beneficial interests in such global security.

Governing Law

The indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Junior Trustee

The junior trustee will have, and be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the junior trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The junior trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the junior trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

The following description summarizes the material provisions of the guarantee. This description is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the guarantee, including the definitions therein, and the Trust Indenture Act. The form of the guarantee has been filed as an exhibit to our SEC registration statement.

The Guarantee

The guarantee will be executed and delivered by us at the same time the Issuer Trust issues the trust preferred securities. The guarantee is for the benefit of the holders from time to time of the trust preferred securities. U.S. Bank National Association will act as trustee (referred to below as the “guarantee trustee”) under the guarantee for the purposes of compliance with the Trust Indenture Act and the guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold each guarantee for the benefit of the holders of the trust preferred securities.

We irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent described below, the guarantee payments (as defined below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer Trust may have or assert other than the defense of payment. The following payments or distributions with respect to the trust preferred securities, to the extent not paid by or on behalf of the Issuer Trust (referred to as the “guarantee payments”), will be subject to the related guarantee:

•	any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the Issuer Trust has funds legally and immediately available to pay them;

•	any redemption price required to be paid on the trust preferred securities, to the extent that the Issuer Trust has funds legally and immediately available to pay it; and

•	upon a voluntary or involuntary termination, winding up or liquidation of the Issuer Trust (unless the junior subordinated debentures are distributed to holders of the trust preferred securities in exchange for their trust preferred securities), the lesser of:

•	the liquidation distribution for the trust preferred securities; and

•	the amount of assets of the Issuer Trust remaining available for distribution to holders of trust preferred securities after satisfaction of liabilities to creditors of the Issuer Trust as required by applicable law.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the Issuer Trust to pay these amounts to the holders.

The guarantee is an irrevocable and unconditional guarantee on a subordinated basis of the Issuer Trust’s obligations under the trust preferred securities, but will apply only to the extent that the related Issuer Trust has funds sufficient to make such payments, and is not a guarantee of collection. See below under the caption “— Status of the Guarantee” in this prospectus supplement.

If and to the extent we do not make payments on the junior subordinated debentures, the Issuer Trust will not be able to make payments on the trust preferred securities and will not have funds available to do so. Each guarantee constitutes an unsecured obligation of ours and will rank subordinate and junior in right of payment to all of our senior debt. See below under the caption “— Status of the Guarantee” in this prospectus supplement. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon such subsidiary’s liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may ourselves be recognized as a creditor of that subsidiary. Accordingly, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments. The guarantee does not limit the incurrence or issuance of other secured or unsecured debt of ours, including senior debt, whether under the indenture, any other existing indenture or any other indenture that we may enter into in the future or otherwise.

We have, through the guarantee, the trust agreement, the junior subordinated debentures and the indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer Trust’s obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of an Issuer Trust’s obligations under the trust preferred securities. See below under the caption “Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee” in this prospectus supplement.

Status of the Guarantee

The guarantee constitutes an unsecured obligation of ours and will be subordinated in right of payment to all of our debt other than pari passu indebtedness in the same manner as the junior subordinated debentures.

Each guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). Each guarantee will be held for the benefit of the holders of the related trust preferred securities. Each guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the Issuer Trust or upon distribution to the holders of the trust preferred securities of the corresponding junior subordinated debentures. None of the guarantees places a limitation on the amount of additional debt that may be incurred by us. We expect from time to time to incur additional indebtedness senior to the junior subordinated debentures.

Because we are a holding company, our obligations under each guarantee, like our obligations under the corresponding junior subordinated debentures, will also be effectively subordinated to all existing and future liabilities of our bank subsidiaries and any other subsidiaries we may have. See above under the caption “Description of the Junior Subordinated Debentures — Ranking of the Junior Subordinated Debentures and Guarantee” in this prospectus supplement.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the material rights of holders of the trust preferred securities (in which case no vote of the holders will be required), the guarantee may not be amended without the prior approval of the holders of a majority of the outstanding trust preferred securities. The guarantees and agreements contained in the guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the related trust preferred securities then outstanding. We may not assign our obligations under the guarantees except in connection with a consolidation, merger or amalgamation involving us that is permitted under the terms of the indenture.

Events of Default

An event of default under the guarantee will occur upon our failure to perform any of our payment obligations under the guarantee or to perform any non-payment obligations if this non-payment default remains unremedied for 30 days. The holders of a majority of the trust preferred securities then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of any guarantee, undertakes to perform only those duties specifically set forth in each guarantee and, after default with respect to any guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of any trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred as a result.

Termination of the Guarantee

The guarantee will terminate and be of no further force and effect upon:

•	the guarantee payments having been paid in full by us, the Issuer Trust or both; or

•	the distribution of the junior subordinated debentures to the holders of the trust preferred securities in exchange for their trust preferred securities.

The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Governing Law

The guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the trust preferred securities are irrevocably guaranteed by us, to the extent the Issuer Trust has funds available for the payment of such distributions, as described under the caption “Description of the Guarantee” in this prospectus supplement. The guarantee will be unsecured and will rank junior and be subordinated in right of payment to all our senior debt. See above under the caption “Description of the Junior Subordinated Debentures — Ranking of the Junior Subordinated Debentures and Guarantee” in this prospectus supplement.

If we do not make payments under the junior subordinated debentures, the Issuer Trust will not have sufficient funds to pay distributions or other amounts due on the trust preferred securities. The guarantee does not cover payment of distributions when the Issuer Trust does not have sufficient funds to pay such distributions. In that event, a holder of trust preferred securities may institute a legal proceeding directly against us to enforce payment of the junior subordinated debentures to such holder in accordance with their terms, including our right to defer interest payments.

Taken together, our obligations under the amended and restated trust agreement, the junior subordinated debentures, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities.

Sufficiency of Payments

As long as payments of interest, principal and other payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities because of the following factors:

•	the total principal amount of the junior subordinated debentures will be equal to the sum of the total stated liquidation amount of the trust preferred securities and the trust common securities;

•	the interest rate and payment dates on the junior subordinated debentures will match the distribution rate and payment dates for the trust preferred securities;

•	as borrower, we will pay, and the Issuer Trust will not be obligated to pay, all costs, expenses and liabilities of the Issuer Trust except the Issuer Trust’s obligations under the trust preferred securities and common securities; and

•	the amended and restated trust agreement further provides that the Issuer Trust will engage only in activity that is consistent with the limited purposes of the Issuer Trust.

We have the right to set off any payment we are otherwise required to make under the indenture with and to the extent we make a related payment under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

If a Trust Enforcement Event occurs, the holders of trust preferred securities would rely on the enforcement by the property trustee of its rights as registered holder of the junior subordinated debentures against us. In addition, the holders of a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the amended and restated trust agreement, including the right to direct the property trustee to exercise the remedies available to it as the holder of the junior subordinated debentures.

If the property trustee fails to enforce its rights under the junior subordinated debentures in respect of an event of default under the indenture after a holder of trust preferred securities has made a written request, such holder may, to the extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee’s rights under the junior subordinated debentures. In addition, if we fail to pay interest or principal on the junior subordinated debentures (after giving effect to our right to defer interest payments as described under “Description of the Junior Subordinated Debentures — Option to Defer Interest Payments”), a holder of trust preferred securities may institute a proceeding directly against us for enforcement of payment to that holder of the principal of or interest on junior subordinated debentures having a principal amount equal to the total liquidation amount of that holder’s trust preferred securities and that is then due and payable (which we refer to as a “direct action”). In connection with such a direct action, we will have the right to set off any payment made to such holder by us. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debentures.

Limited Purpose of Trust

The trust preferred securities evidence undivided beneficial ownership interests in the assets of the Issuer Trust, and the Issuer Trust exists for the sole purpose of issuing the trust common securities and trust preferred securities as described in this prospectus supplement. A principal difference between the rights of a holder of trust preferred securities and a holder of junior subordinated debentures is that a holder of junior subordinated debentures is entitled to receive from us the principal of and interest accrued on junior subordinated debentures held, while a holder of trust preferred securities is entitled to receive distributions to the extent the Issuer Trust has funds available for the payment of such distributions.

Rights Upon Termination

Upon any dissolution, winding-up or liquidation of the Issuer Trust involving the liquidation of the junior subordinated debentures, the holders of the trust preferred securities will be entitled to receive, out of assets held by the Issuer Trust, subject to the rights of any creditors of the Issuer Trust, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be our subordinated creditor, subordinated in right of payment to all senior debt as described in the indenture, but entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Because we are the guarantor under the guarantee and, under the indenture, as borrower, we have agreed to pay for all costs, expenses and liabilities of the Issuer Trust (other than the Issuer Trust’s obligations to the holders of the trust preferred securities or the trust common securities), the positions of a holder of trust preferred securities and a holder of the junior subordinated debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

CERTAIN TERMS OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is qualified in its entirety by the terms and provisions of the indenture.

We will covenant in the Replacement Capital Covenant for the benefit of persons that buy, hold or sell a specified series of our long-term indebtedness that ranks senior to the junior subordinated debentures, or in certain limited cases persons that buy, hold or sell a specified series of long-term indebtedness of our subsidiary, Citizens Bank, that we will not redeem or repurchase, and we will cause the Issuer Trust not to redeem or repurchase, junior subordinated debentures or trust preferred securities on or before September 15, 2036, unless:

•	subject to certain limitations, during the 180 days prior to the date of that redemption or repurchase we have received proceeds in the amounts specified in the capital replacement covenant (which amounts will vary based on the redemption date and the type of securities sold) from the sale of qualifying securities that (i) have equity-like characteristics that are the same as, or more equity-like than, the applicable characteristics of the junior subordinated debentures at the time of redemption or repurchase and (ii) qualify as Tier 1 capital of Citizens under the applicable capital guidelines of the Federal Reserve; and

•	we have obtained the prior approval of the Federal Reserve, if such approval is then required.

Our covenants in the Replacement Capital Covenant run only to the benefit of holders of the specified series of our long-term indebtedness or the specified long-term indebtedness of Citizens Bank, as applicable. The Replacement Capital Covenant is not intended for the benefit of holders of the junior subordinated debentures or trust preferred securities and may not be enforced by them, and the Replacement Capital Covenant is not a term of the indenture, the trust agreement, the junior subordinated debentures or the trust preferred securities.

Our ability to raise proceeds from qualifying securities during the six months prior to a proposed redemption or repurchase of the junior subordinated debentures or trust preferred securities will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those qualifying securities.

We may amend or supplement the Replacement Capital Covenant with the consent of the holders of a majority by principal amount of the debt that at the time of the amendment or supplement benefits from the Replacement Capital Covenant, which is defined as the “covered debt”. We may also, acting alone and without the consent of the holders of covered debt, (i) amend the Replacement Capital Covenant to eliminate common stock or mandatorily convertible preferred stock as qualifying securities if we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes, or (ii) amend or supplement the Replacement Capital Covenant if the amendment or supplement is not adverse to the holders of the then-effective series of covered debt.

The Replacement Capital Covenant will terminate on September 15, 2036 if not so terminated earlier.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for the trust preferred securities and, in the event that the Issuer Trust is dissolved, the junior subordinated debentures. We will issue the trust preferred securities and junior subordinated debentures only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the trust preferred securities and junior subordinated debentures representing in the aggregate, the total number of the Issuer Trust’s trust preferred securities or aggregate principal balance of junior subordinated debentures, respectively.

DTC is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, the Indirect Participants, also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of trust preferred securities or junior subordinated debentures within the DTC system must be made by or through Direct Participants, who will receive a credit for the trust preferred securities or junior subordinated debentures on DTC’s records. The ownership interest of each actual purchaser of each trust preferred security and each junior subordinated debenture is in turn to be recorded on the Direct and Indirect Participants’ records. DTC will not send written confirmation to Beneficial Owners of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased trust preferred securities or junior subordinated debentures. Transfers of ownership interests in the trust preferred securities or junior subordinated debentures are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in trust preferred securities or junior subordinated debentures, unless the book-entry system for the trust preferred securities of the Issuer Trust or junior subordinated debentures is discontinued.

DTC has no knowledge of the actual Beneficial Owners of the trust preferred securities or junior subordinated debentures. DTC’s records reflect only the identity of the Direct Participants to whose accounts the trust preferred securities or junior subordinated debentures are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the trust preferred securities or junior subordinated debentures. If less than all of the trust preferred securities or the junior subordinated debentures are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

Although voting on the trust preferred securities or the junior subordinated debentures is limited to the holders of record of the trust preferred securities or junior subordinated debentures, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on trust preferred securities or junior subordinated debentures. Under its usual procedures, DTC would mail an Omnibus Proxy to the relevant trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to Direct

Participants for whose accounts the trust preferred securities or junior subordinated debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

The relevant trustee will make distribution payments on the trust preferred securities or on the junior subordinated debentures to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to Beneficial Owners. Subject to any statutory or regulatory requirements, participants, and not DTC, the relevant trustee, trust or us will be responsible for the payment. The relevant trustee is responsible for payment of distributions to DTC. Direct and Indirect Participants are responsible for the disbursement of the payments to the Beneficial Owners.

DTC may discontinue providing its services as securities depositary on any of the trust preferred securities or the junior subordinated debentures at any time by giving reasonable notice to the relevant trustee and to us. If a successor securities depositary is not obtained, final trust preferred securities or junior subordinated debentures certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default, the holders of a majority in liquidation preference of trust preferred securities or aggregate principal amount of junior subordinated debentures may discontinue the system of book-entry transfers through DTC. In this case, final certificates for the trust preferred securities or junior subordinated debentures will be printed and delivered.

The Issuer Trust and we have obtained the information in this section about DTC and DTC’s book-entry system from sources that they believe to be accurate, but the Issuer Trust and we assume no responsibility for the accuracy of the information. Neither the Issuer Trust nor we have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This discussion describes the material United States federal income tax consequences of owning and disposing of the trust preferred securities. It applies to you only if you acquire trust preferred securities in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion assumes that you hold your trust preferred securities as capital assets for United States federal income tax purposes. This section does not describe all of the material tax considerations that may be relevant to you in light of your particular circumstances or if you are subject to special rules, for instance, if you are a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a bank, a financial institution, a partnership or other pass-through entity (or a person holding the trust preferred securities through a partnership or other pass-through entity), an insurance company, a tax-exempt organization, a United States expatriate, a person that owns the trust preferred securities as a position in a hedging transaction, a person that owns the trust preferred securities as part of a straddle or conversion transaction for tax purposes, or a United States Holder (as defined below) whose functional currency for tax purposes is not the United States dollar. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any United States federal estate, gift or alternative minimum tax considerations.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, final, temporary and proposed Treasury regulations under the Internal Revenue Code, administrative pronouncements and judicial decisions, all as currently in effect as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the trust preferred securities, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the trust preferred securities should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the trust preferred securities.

The junior subordinated debentures are a novel financial instrument, and there is no clear authority addressing their United States federal income tax treatment. We have not sought any rulings concerning the treatment of the junior subordinated debentures, and the opinions of our special tax counsel are not binding on the Internal Revenue Service (“IRS”). Investors should consult their tax advisors in determining the specific tax consequences and risks to them of purchasing, holding and disposing of the trust preferred securities, including the application to their particular situation of the United States federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Classification of the Junior Subordinated Debentures

In connection with the issuance of the junior subordinated debentures, Wachtell, Lipton, Rosen & Katz, special tax counsel to us and to the Issuer Trust, will render its opinion to us and the Issuer Trust generally to the effect that, under then current law and assuming full compliance with the terms of the indenture and other relevant documents, and based on the facts, assumptions and analysis contained in that opinion, as well as representations we made, the junior subordinated debentures held by the Issuer Trust will be respected as indebtedness of Citizens for United States federal income tax purposes (although there is no controlling authority directly on point). The remainder of this discussion assumes that the junior subordinated debentures will not be recharacterized as other than indebtedness of Citizens.

Classification of the Issuer Trust

In connection with the issuance of the trust securities, Wachtell, Lipton, Rosen & Katz will render its opinion to us and to the Issuer Trust generally to the effect that, under then current law and assuming full compliance with the terms of the trust agreement, the indenture and other relevant documents, and based on the facts and assumptions contained in that opinion, the Issuer Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of trust securities generally will be considered the owner of an undivided interest in the junior subordinated debentures. Each holder will be required to include in its gross income all interest or original issue discount (“OID”) and any gain recognized relating to its allocable share of those junior subordinated debentures.

As used in this discussion, you are a United States Holder if you are a beneficial owner of a trust preferred security and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons has authority to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used in this discussion, the term “non-United States Holder” means a beneficial owner that is not a United States Holder.

United States Holders

Interest Income and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our exercising our option to defer interest payments on the junior subordinated debentures is remote within the meaning of the regulations and therefore that the junior subordinated debentures will not be considered to be issued with OID at the time of their original issuance. Accordingly, each United States Holder should include in gross income such holder’s allocable share of interest on the junior subordinated debentures in accordance with that holder’s method of tax accounting for United States federal income tax purposes.

Under the applicable Treasury Regulations, if the option to defer any payment of interest were determined not to be “remote,” or if interest payments were in fact deferred, the junior subordinated debentures would be treated as issued with OID at the time of issuance or at the time of such deferral, as the case may be. Then, all stated interest (or, if interest is in fact deferred, all stated interest due after such deferral) on the junior subordinated debentures would be treated as OID. In that event, a United States Holder would be required to include such stated interest in income as it accrues using a constant yield method, before the receipt of the cash attributable to the interest and regardless of that United States Holder’s method of tax accounting, but actual receipt of the cash distributions of interest would not be reported as taxable income. Consequently, a holder of trust preferred securities would be required to include in gross income OID even though neither we nor the Issuer Trust will make actual payments on the junior subordinated debentures, or on the trust preferred securities, as the case may be, during an Optional Deferral Period.

No rulings or other interpretations have been issued by the IRS which have addressed the meaning of the term “remote” as used in the applicable Treasury Regulations, and it is possible that the IRS could take a position contrary to the interpretation in this prospectus supplement.

Because income on the trust preferred securities will constitute interest or OID, corporate holders of trust preferred securities will not be entitled to a dividends-received deduction relating to any income recognized relating to the trust preferred securities.

Receipt of Junior Subordinated Debentures or Cash Upon Liquidation of the Issuer Trust

Under the circumstances described in this prospectus supplement, junior subordinated debentures may be distributed to holders in exchange for trust preferred securities upon the liquidation of the Issuer Trust. Under current law, that distribution would be treated as a non-taxable event to each United States Holder, and each United States Holder would receive an aggregate tax basis in the junior subordinated debentures equal to that holder’s aggregate tax basis in its trust preferred securities immediately before the exchange. A United States Holder’s holding period in the junior subordinated debentures received in liquidation of the Issuer Trust would include the period during which the trust preferred securities were held by such holder. We describe the circumstances that may lead to distribution of the junior subordinated debentures under the caption “Description of the Trust Preferred Securities — Redemption or Exchange.”

Under the circumstances described in this prospectus supplement, the junior subordinated debentures may be redeemed by us for cash and the proceeds of that redemption distributed by the Issuer Trust to holders in redemption of their trust preferred securities. Under current law, that redemption would constitute a taxable disposition of the redeemed trust preferred securities. Accordingly, a United States Holder would recognize gain or loss as if it had sold those redeemed trust preferred securities for cash. See below under the caption “— Sales of Trust Preferred Securities” and above under the caption “Description of the Trust Preferred Securities — Redemption or Exchange.”

Sales of Trust Preferred Securities

A United States Holder that sells trust preferred securities will be considered to have disposed of all or part of its ratable share of the junior subordinated debentures. Such United States Holder will recognize gain or loss equal to the difference between its adjusted tax basis in the trust preferred securities and the amount realized on the sale of those trust preferred securities. Assuming that we do not exercise our option to defer payments of interest on the junior subordinated debentures and the junior subordinated debentures are not deemed to be issued with OID, a United States Holder’s adjusted tax basis in the trust preferred securities generally will be its initial purchase price. If the junior subordinated debentures are deemed to be issued with OID, a United States Holder’s tax basis in the trust preferred securities generally will be its initial purchase price, increased by OID previously includible in that United States Holder’s gross income to the date of disposition and decreased by distributions or other payments received on the trust preferred securities since and including the date that the junior subordinated debentures were deemed to be issued with OID. That gain or loss generally will be a capital gain or loss, except to the extent of any accrued interest relating to that United States Holder’s ratable share of the junior subordinated debentures required to be included in income, and generally will be long-term capital gain or loss if the trust preferred securities have been held for more than one year.

Should we exercise our option to defer payment of interest on the junior subordinated debentures, the trust preferred securities may trade at a price that does not fully reflect the accrued but unpaid interest relating to the underlying junior subordinated debentures. In the event of that deferral, a United States Holder who disposes of its trust preferred securities between record dates for payments of distributions will be required to include in income as ordinary income accrued but unpaid interest on the junior subordinated debentures to the date of disposition and to add that amount to its adjusted tax basis in its ratable share of the underlying junior subordinated debentures deemed disposed of. To the extent the selling price is less than the holder’s adjusted tax basis, that holder will recognize a capital loss. Capital losses generally cannot be applied to offset ordinary income for United States federal income tax purposes.

Information Reporting and Backup Withholding

Generally, payments on the trust preferred securities and proceeds from a sale, exchange, retirement or other taxable disposition of the trust preferred securities will be subject to information reporting. In addition, a United States Holder may be subject to a backup withholding tax on such payments and proceeds if such holder does not provide its correct taxpayer identification numbers to the trustee or paying agent (as applicable) in the manner required, fails to certify that it is not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules or does not otherwise establish an exemption from backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against the United States Holder’s United States federal income tax liability and may entitle such United States Holder to a refund, provided the required information is timely furnished to the IRS.

Non-United States Holders

Assuming that the junior subordinated debentures will be respected as indebtedness of Citizens, under current United States federal income tax law, no withholding of United States federal income tax will apply to a payment on a trust preferred security to a non-United States Holder under the “Portfolio Interest Exemption,” provided that:

•	that payment is not effectively connected with the holder’s conduct of a trade or business in the United States;

•	the non-United States Holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-United States Holder is not a controlled foreign corporation that is related directly or constructively to us through stock ownership; and

•	the non-United States Holder satisfies the statement requirement by providing to the withholding agent, in accordance with specified procedures, a statement to the effect that that holder is not a United States person (generally through the provision of a properly executed Form W-8BEN).

If a non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments on the trust preferred securities (including payments in respect of OID, if any, on the trust preferred securities) made to a non-United States Holder should be subject to a 30 percent United States federal withholding tax, unless that holder provides the withholding agent with a properly executed statement (i) claiming an exemption from or reduction of withholding under an applicable United States income tax treaty; or (ii) stating that the payment on the trust preferred security is not subject to withholding tax because it is effectively connected with that holder’s conduct of a trade or business in the United States.

If a non-United States Holder is engaged in a trade or business in the United States (or, if certain tax treaties apply, if the non-United States Holder maintains a permanent establishment within the United States) and the interest on the trust preferred securities is effectively connected with the conduct of that trade or business (or, if certain tax treaties apply, attributable to that permanent establishment), that non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that non-United States Holder were a United States Holder. In addition, a non-United States Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a 30 percent (or, if certain tax treaties apply, the lower rates as provided) branch profits tax.

If, contrary to the opinion of our special tax counsel, junior subordinated debentures held by the Issuer Trust were recharacterized as equity of Citizens, payments on the junior subordinated debentures would generally be subject to United States withholding tax imposed at a rate of 30 percent or such lower rate as might be provided for by an applicable income tax treaty (provided that such non-United States Holder properly certifies such holder’s entitlement to benefits under such treaty).

Any gain realized on the disposition of a trust preferred security generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States (or, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-United States Holder within the United States); or

•	the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

In general, backup withholding and information reporting will not apply to a payment of interest on a trust preferred security to a non-United States Holder, or to proceeds from the disposition of a trust preferred security by a non-United States Holder, in each case, if the holder certifies under penalties of perjury that it is a non-United States Holder and neither we nor our paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the non-United States Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In general, if a trust preferred security is not held through a qualified intermediary, the amount of payments made on that trust preferred security, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Non-United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining an exemption, if available.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE TRUST PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

ERISA CONSIDERATIONS

Each fiduciary of an employee benefit plan subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement arrangement or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s investment in such entity (each of which we refer to as a “Plan”) should consider the fiduciary responsibility and prohibited transaction provisions of ERISA, applicable Similar Laws and Section 4975 of the Code in the context of the Plan’s particular circumstances before authorizing an investment in the trust preferred securities. Accordingly, such a fiduciary should consider, among other factors, that each Plan investing in the trust preferred securities will be deemed to have represented that the Plan’s purchase of the trust preferred securities is covered by one or more prohibited transaction exemptions. Plan fiduciaries should also consider whether the Plan’s investment in the trust preferred securities would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing their Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Code (“ERISA Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) regarding such an ERISA Plan. A violation of these “prohibited transaction” rules may result in an excise tax, penalty or other liabilities under ERISA and/or Section 4975 of the Code for such persons or, in the case of an individual retirement account, the occurrence of a prohibited transaction involving the individual who established the individual retirement account, or his or her beneficiaries, would cause the individual retirement account to lose its tax-exempt status, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code.

ERISA and the Code do not define “plan assets.” However, regulations (the “Plan Assets Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan subject to Title I of ERISA or Section 4975 of the Code acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not “significant” or that the entity is an “operating company,” in each case as defined in the Plan Assets Regulations. The Issuer Trust is not expected to qualify as an operating company and will not be an investment company registered under the Investment Company Act. For purposes of the Plan Assets Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate less than 25% of the value of any class of such entity’s equity, excluding equity interests held by persons (other than a benefit plan investor) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. For purposes of this 25% test (the “Benefit Plan Investor Test”), “benefit plan investors” include all employee benefit plans, whether or not subject to ERISA or the Code, including governmental plans, “Keogh” plans, individual retirement accounts and pension plans maintained by foreign corporations, as well as any entity whose underlying assets are deemed to include plan assets under the Plan Assets Regulations (e.g., an entity of which 25% or more of the value of any class of equity interests is held by employee benefit plans or other benefit plan investors and which does not satisfy another exception under the Plan Assets Regulations). No assurance can be given that the value of the trust preferred securities held by “benefit plan investors” will be less than 25% of the total value of such trust preferred securities at the completion of the initial offering of the trust preferred securities or thereafter, and no monitoring or other measures will be taken regarding the satisfaction of the conditions to this exception. All of the trust common securities will be purchased and held by Citizens.

For purposes of the Plan Assets Regulations, a “publicly-offered security” is a security that is (a) “freely transferable,” (b) part of a class of securities that is “widely held”, and (c)(i) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act of 1933 and such class of securities is registered under the Securities Exchange Act of 1934 within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred or (ii) is part of a class of securities that is registered under Section 12 of the Securities Exchange Act of 1934 (the “Registration Requirement”). It is anticipated that the trust preferred securities will be offered in a manner which satisfies the Registration Requirement. The Plan Assets Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering as a result of events beyond the control of the issuer. It is anticipated that the trust preferred securities will be “widely held” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard. The Plan Assets Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The Plan Assets Regulations further provide that when a security is part of an offering in which the minimum investment is US $10,000 or less, certain restrictions described in the Plan Assets Regulations ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” It is anticipated that the trust preferred securities will be “freely transferable” within the meaning of the Plan Assets Regulations, although no assurance can be given in this regard.

As indicated above, there can be no assurance that any of the exceptions set forth in the Plan Assets Regulations will apply to the trust preferred securities, and, as a result, under the terms of the Plan Assets Regulations, an investing ERISA Plan’s assets could be considered to include an undivided interest in the assets held by the Issuer Trust (including the junior subordinated debentures).

If the assets of the Issuer Trust were to be deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Issuer Trust, and (ii) the possibility that certain transactions in which the Issuer Trust might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, any fiduciary that has engaged in the prohibited transaction could be required (i) to restore to the ERISA Plan any profit realized on the transaction and (ii) to reimburse the ERISA Plan for any losses suffered by the ERISA Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Plan fiduciaries who decide to invest in the Issuer Trust could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the Issuer Trust or as co-fiduciaries for actions taken by or on behalf of the Issuer Trust. With respect to an individual retirement account (“IRA”) that invests in the Issuer Trust, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.

Regardless of whether the assets of the Issuer Trust are deemed to be “plan assets” of ERISA Plans investing in the Issuer Trust, as discussed above, the acquisition and holding of the trust preferred securities with “plan assets” of an ERISA Plan could itself result in a prohibited transaction. The DOL has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase and/or holding of the trust preferred securities by a Plan. These class exemptions are:

•	PTCE 96-23 (for certain transactions determined by “in-house asset managers”);

•	PTCE 95-60, as clarified by PTCE 2002-13 (for certain transactions involving insurance company general accounts);

•	PTCE 91-38, as clarified by PTCE 2002-13 (for certain transactions involving bank collective investment funds);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts); and

•	PTCE 84-14, as clarified by PTCE 2002-13 (for certain transactions determined by independent “qualified professional asset managers”).

Such class exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with an ERISA Plan’s investment in the trust preferred securities.

Any insurance company considering the use of its general account assets to purchase trust preferred securities should consult with its counsel concerning matters affecting its purchase decision.

Because of ERISA’s prohibitions and those of Section 4975 of the Code, discussed above and the potential application of Similar Laws to Plans not subject to Title I of ERISA or Section 4975 of the Code (a “Non-ERISA Plan”), the trust preferred securities, or any interest therein, should not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase and holding either (i) is covered by the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction), or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws. Accordingly, each purchaser or holder of the trust preferred securities or any interest therein will be deemed to have represented by its purchase and holding thereof that either:

•	it is not a Plan and no part of the assets to be used by it to purchase and/or hold such trust preferred securities or any interest therein constitutes “plan assets” of any Plan; or

•	it is itself a Plan, or is purchasing or holding the trust preferred securities or an interest therein on behalf of or with “plan assets” of one or more Plans, and each such purchase and holding of such securities either (i) satisfies the requirements of, and is entitled to full exemptive relief under, PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 (or some other applicable class or individual exemption) (or, in the case of a Non-ERISA Plan, a similar exemption applicable to the transaction) or (ii) will not result in a prohibited transaction under ERISA or the Code or its equivalent under applicable Similar Laws.

Although, as noted above, governmental plans and certain other plans are not subject to ERISA, including the prohibited transaction provisions thereof, or of Section 4975 of the Code, Similar Laws governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction provisions similar to those under ERISA and Section 4975 of the Code discussed above. Similarly, fiduciaries of other plans not subject to ERISA may be subject to other legal restrictions under applicable Similar Laws. Accordingly, fiduciaries of governmental plans or other plans not subject to ERISA, in consultation with their advisors, should consider the impact of their respective Similar Laws on their investment in trust preferred securities, and the considerations discussed above, to the extent applicable.

The foregoing discussion is general in nature and is not intended to be inclusive. Consequently, and due to the complexity of the fiduciary responsibility and prohibited transaction rules described above and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the trust preferred securities on behalf of or with “plan assets” of any Plan consult with their counsel, prior to any such purchase, regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether any exemption would be applicable and determine on their own whether all conditions of such exemption or exemptions have been satisfied such that the acquisition and holding of trust preferred securities by the purchaser Plan are entitled to full exemptive relief thereunder.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement relating to the trust preferred securities, the Issuer Trust has agreed to sell to each of the underwriters listed below, and each of the underwriters has severally agreed to purchase from the Issuer Trust, the respective number of trust preferred securities shown opposite its name below:

Number of
Trust Preferred
Underwriters	Securities

UBS Securities LLC	1,080,000
Morgan Stanley & Co. Incorporated	1,080,000
Citigroup Global Markets Inc.	1,080,000
Wachovia Capital Markets, LLC	1,080,000
Keefe, Bruyette & Woods, Inc.	520,000
Credit Suisse Securities (USA) LLC	125,000
A.G. Edwards & Sons, Inc.	45,000
Banc of America Securities LLC	45,000
Bear, Stearns & Co. Inc.	45,000
Boenning & Scattergood, Inc.	45,000
Cohen & Company Securities, LLC	45,000
D.A. Davidson & Co.	45,000
Deutsche Bank Securities Inc.	45,000
HSBC Securities (USA) Inc.	45,000
J.P. Morgan Securities Inc.	45,000
Janney Montgomery Scott LLC	45,000
Jeffries & Company, Inc.	45,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	45,000
McGinn, Smith & Company, Inc.	45,000
Mesirow Financial, Inc.	45,000
Morgan Keegan & Company, Inc.	45,000
Oppenheimer & Co. Inc.	45,000
Pershing LLC	45,000
RBC Capital Markets Corporation	45,000
Robert W. Baird & Co. Incorporated	45,000
Raymond James & Associates, Inc.	45,000
Ryan, Beck & Co. LLC	45,000
Sandler, O’Neill & Partners, L.P.	45,000
Stifel, Nicolaus & Company, Incorporated	45,000

Total	6,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the trust preferred securities are subject to certain conditions and that, if any trust preferred securities are purchased by the underwriters under the underwriting agreement, all of the trust preferred securities agreed to be purchased by the underwriters under the underwriting agreement must be so purchased.

In view of the fact that the proceeds from the sale of the trust preferred securities will be used to purchase the junior subordinated debentures issued by us, the underwriting agreement provides that we will pay as compensation for the underwriters’ arranging the investment therein of such proceeds the following amounts to the account of the underwriters.

Paid by Citizens(1)

Per trust preferred security	$0.7875

Total	$4,725,000

(1)	Citizens will pay the underwriters compensation of $0.7875 per trust preferred security, except that the underwriting commission will be $0.50 per trust preferred security with respect to any trust preferred securities sold to institutions. To the extent of those institutional sales, the total underwriting commission will decrease.

The underwriters propose to offer the trust preferred securities initially at the public offering price set forth on the cover page of this prospectus supplement, and to certain selected dealers (who may include the underwriters) at such public offering price less a concession not in excess of $0.50 per trust preferred security ($0.30 per trust preferred security with respect to any trust preferred securities sold to institutions). The underwriters may allow, and dealers may reallow, a discount to other dealers not to exceed $0.45 per trust preferred security ($0.25 per trust preferred security with respect to any trust preferred securities sold to institutions). After the initial public offering, the public offering price and the concession to selected dealers may be changed from time to time by the underwriters.

Prior to this offering, there has been no public market for the trust preferred securities. We intend to apply to list the trust preferred securities on the New York Stock Exchange. If approved, trading of the trust preferred securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial original issue date. In order to meet one of the requirements for listing the trust preferred securities on the New York Stock Exchange, the underwriters have agreed to sell the trust preferred securities to a minimum of 400 beneficial owners.

In order to facilitate the offering of the trust preferred securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the trust preferred securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the trust preferred securities for their own account. The underwriters can close out a short position by purchasing trust preferred securities in the open market. As an additional means of facilitating the offering of trust preferred securities, the underwriters may bid for and purchase these trust preferred securities in the open market to stabilize the price of these trust preferred securities. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or dealer for distributing the trust preferred securities in the offering if the syndicate repurchases previously distributed trust preferred securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the trust preferred securities above independent market levels or prevent or retard a decline in the market price of the trust preferred securities. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

We have been advised by the underwriters that certain underwriters presently intend to make a market in the trust preferred securities; however, none of the underwriters is obligated to do so. Any such market-making may be discontinued at any time, for any reason and without notice. If any of the underwriters ceases to act as a market-maker for the trust preferred securities for any reason, there can be no assurance that another firm or person will make a market in the trust preferred securities. There can be no assurance that an active market for the trust preferred securities will develop or, if a market does develop, at what prices the trust preferred securities will trade.

We estimate that our total expenses for this offering (not including underwriting commissions) will be approximately $600,000.

Certain underwriters or their affiliates have from time to time provided investment banking and/or financial advisory services to us and our affiliates in the ordinary course of business, for which they have received customary fees, and they may continue to do so in the future.

Because the NASD views the trust preferred securities as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules.

A prospectus supplement and accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters. The representatives may agree to allocate a number of trust preferred securities to underwriters for sale to their online brokerage account holders. The representatives will allocate trust preferred securities to underwriters that may make Internet distributions on the same basis as other allocations. In addition, trust preferred securities may be sold by the underwriters to securities dealers who resell trust preferred securities to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

It is expected that delivery of the trust preferred securities will be made against payment therefor on or about October 3, 2006, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to in this prospectus supplement as “T+5”). The ability to settle secondary market trades of the trust preferred securities effected on the date of pricing and the succeeding business day may be affected by T+5 settlement.

CERTAIN LEGAL MATTERS

Richards, Layton, & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Issuer Trust, will pass upon certain matters of Delaware law relating to the validity of the trust preferred securities, the enforceability of the amended trust agreement and the creation of the Issuer Trust. Wachtell, Lipton, Rosen & Katz, New York, New York, will pass upon the validity of the junior subordinated debentures and the guarantee for us. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the junior subordinated debentures and the guarantee for the underwriters. Wachtell, Lipton, Rosen & Katz, as special tax counsel to us and the Issuer Trust, will pass upon certain matters relating to U.S. federal income tax considerations.

EXPERTS

The consolidated financial statements of Citizens Banking Corporation appearing in Citizens Banking Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005, and Citizens Banking Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Republic Bancorp Inc. appearing in the Form 8-K report of Citizens dated September 21, 2006, and Republic management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CITIZENS FUNDING TRUST I
CITIZENS FUNDING TRUST II
CITIZENS FUNDING TRUST III
CITIZENS FUNDING TRUST IV

CAPITAL SECURITIES

Fully and unconditionally guaranteed as described in this prospectus, by

CITIZENS BANKING CORPORATION

The Citizens Funding Trusts may offer from time to time capital securities guaranteed on a subordinated basis by Citizens Banking Corporation.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they will be offered. The specific terms of any securities to be offered will be included in a supplement to this prospectus. Your prospectus supplement will also describe the specific manner in which we will offer the securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

As used in this prospectus, except as otherwise specified, the terms “Citizens,” “we,” “us” and “our” refer to Citizens Banking Corporation We use the term the “Citizens Funding Trusts” to refer to the Citizens Funding Trusts throughout this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. These securities are not savings accounts or deposits.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

The date of this prospectus is September 21, 2006.

You should rely only on the information contained in this prospectus or any prospectus supplement, and in other offering material, if any, or information contained in documents which you are referred to by this prospectus or any prospectus supplement, or in other offering material, if any. We have not authorized anyone to provide you with different information. We are offering to sell the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus or any prospectus supplement or other offering material is accurate only as of the date on the front of those documents, regardless of the time of delivery of the documents or any sale of the securities.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a shelf registration process. This prospectus provides you with a general description of the securities we may offer.

Each time we sell capital securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. In addition, we and any underwriter or agent that we may from time to time retain may also provide other information relating to an offering, which we refer to as “other offering material”. The prospectus supplement as well as the other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement, any applicable pricing supplement, together with additional information described in the section entitled “Where You Can Find More Information” and any other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided.

To see more detail, you should read our registration statement and the exhibits filed with our registration statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20002. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange Inc., 20 Broad Street, New York, New York 10005.

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2006; and

•	Current Reports on Form 8-K filed on February 23, 2006, March 3, 2006, March 14, 2006, April 18, 2006, June 27, 2006, June 30, 2006, August 4, 2006, August 22, 2006 and September 21, 2006.

Information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Citizens Banking Corporation
328 South Saginaw Street
Flint, Michigan 48502
Attention: Investor Relations
Telephone: (810) 257-2506
Internet website: www.citizensonline.com

CITIZENS BANKING CORPORATION

We are a diversified banking and financial services company that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. We provide a full range of banking and financial services to individuals and businesses through our subsidiaries Citizens Bank and F&M Bank — Iowa. These services include deposit products such as checking, savings, and money market accounts, and loan products such as business, personal, educational, residential, and commercial mortgage, and other consumer-oriented financial services, such as IRA and Keogh accounts, lease financing for a variety of capital equipment for commerce and industry, and safe deposit and night depository facilities. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, treasury management services, and transfer/collection facilities. We also provide wealth management services through Citizens Bank Wealth Management, N.A., and through the affiliate trust department of F&M Bank — Iowa.

Additional information about Citizens and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information.” Our principal executive office is located at 328 South Saginaw Street, Flint, Michigan 48502, and our telephone number is (810) 766-7500.

THE CITIZENS FUNDING TRUSTS

We, as sponsor, created the Citizens Funding Trusts, each of which is a Delaware statutory trust. Each Citizens Funding Trust will have a fixed term from the date it issues the trust securities, but may terminate earlier as provided in the applicable trust agreement. Each Citizens Funding Trust exists solely to:

•	issue and sell its securities;

•	use the proceeds from the sale of its securities to purchase Citizens’ junior subordinated debentures; and

•	engage in other activities that are necessary, convenient or incidental to the above purposes, such as registering the transfer of its securities.

Each Citizens Funding Trust has its principal office and mailing address at c/o Citizens Banking Corporation, 328 South Saginaw Street, Flint, Michigan 48502, and its telephone number is (810) 766-7500.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Consolidated Ratio of Earnings to Fixed Charges for Citizens Banking Corporation

	Six-Months
	Ended	Year Ended December 31,
	June 30, 2006	2005	2004	2003	2002	2001

Ratio of earnings to fixed charges:
Excluding interest on deposits	2.93	2.76	2.84	3.24	1.67	3.41
Including interest on deposits	1.59	1.75	1.76	1.70	1.15	1.57
Pro forma ratio of earnings to fixed charges(1):
Excluding interest on deposits	2.59	2.48
Including interest on deposits	1.56	1.70
Pro forma supplemental ratio of earnings to fixed charges(2):
Excluding interest on deposits	2.14	2.15
Including interest on deposits	1.53	1.60

(1)	Displays the effect of the new enhanced trust preferred securities, all other components remaining equal.

(2)	Displays the pro forma effect of the merger with Republic Bancorp, Inc., assuming only purchase accounting and merger-related adjustments. See Unaudited Pro Forma Condensed Combined Financial Information and the accompanying Notes.

For purposes of computing the above ratios, earnings represent net income from continuing operations before income tax provision. Fixed charges, excluding interest on deposits, include interest on short-term borrowings and long-term debt, amortization of debt expense, and one-third of net rental expense (which we believe is representative of the interest factor). Fixed charges, including interest on deposits, include all of the items listed above plus interest on deposits.

USE OF PROCEEDS

The Citizens Funding Trusts will use substantially all proceeds from the sale of trust securities to purchase junior subordinated debentures from us. Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of our junior subordinated debentures for general corporate purposes.

INFORMATION ABOUT THE CITIZENS FUNDING TRUSTS

The following description summarizes the formation, purposes and material terms of each Citizens Funding Trust. This description is followed by descriptions later in this prospectus of:

•	the capital securities to be issued by each Citizens Funding Trust;

•	the junior subordinated debentures to be issued by us to each Citizens Funding Trust and the junior debt indenture under which they will be issued;

•	our subordinated guarantees for the benefit of the holders of the capital securities; and

•	the relationship among the capital securities, the junior subordinated debentures, the expense agreement and the subordinated guarantees.

Formation, Purposes and Material Terms

Before the Citizens Funding Trusts issue trust securities, the trust agreement for each Citizens Funding Trust will be amended and restated in its entirety substantially in the form filed as an exhibit to our registration statement. The trust agreements will be qualified as indentures under the Trust Indenture Act of 1939. The trust securities will be governed by Delaware law. See “Where You Can Find More Information” below for information on how to obtain a copy.

Each Citizens Funding Trust may offer to the public preferred securities representing preferred beneficial interests in the applicable Citizens Funding Trust, which we call “capital securities.” In addition to the capital securities offered to the public, each Citizens Funding Trust will sell common securities representing common beneficial interests in such Citizens Funding Trust to Citizens, which we call “common securities.” When we refer to “trust securities” in this prospectus, we mean both the common securities and the capital securities. See “Description of Common Securities the Citizens Funding Trusts May Offer” and “Description of Capital Securities the Citizens Funding Trusts May Offer” below for more information.

Because the Citizens Funding Trusts will use the proceeds from the sale of its trust securities to purchase Citizens’ junior subordinated debentures, our junior subordinated debentures will be the sole assets of each Citizens Funding Trust, and payments under the junior subordinated debentures owned by each Citizens Funding Trust will be its sole source of revenues. Each Citizens Funding Trust will use these funds to make any cash payments due to holders of its capital securities. The junior subordinated debentures will be governed by a document we refer to in this prospectus as the “junior debt indenture.” See “Description of Junior Subordinated Debentures” below for more information. The payment terms of the junior subordinated debentures will be substantially the same as the terms of each Citizens Funding Trust’s capital securities.

Under certain circumstances, we may redeem the junior subordinated debentures that we sold to a Citizens Funding Trust. If this happens, the Citizens Funding Trust will redeem a like amount of the capital securities which it sold to the public and the common securities which it sold to us. See “Description of Capital Securities the Citizens Funding Trusts May Offer — Conversion or Exchange Rights” for more information.

Under certain circumstances, we may terminate a Citizens Funding Trust and cause the junior subordinated debentures to be distributed to the holders of the capital securities. If this happens, owners of the capital securities will no longer have any interest in such Citizens Funding Trust and will only own the junior subordinated debentures we issued to such Citizens Funding Trust.

Administration of the Citizens Funding Trusts

The business and affairs of the Citizens Funding Trusts will be administered by the administrative trustees and the property trustee. Unless otherwise specified in your prospectus supplement, the property trustee for each Citizens Funding Trust will be U.S. Bank National Association. The Citizens Funding Trusts will each have a Delaware trustee, as required under Delaware law, which is an entity with its principal place of business in the State of Delaware or a natural person that is a resident of the State of Delaware. Unless otherwise specified in your prospectus supplement, the name and address of the Delaware trustee for each Citizens Funding Trust will be U.S. Bank Trust National Association. The Citizens Funding Trusts will each have three administrative trustees. Unless otherwise specified in your prospectus supplement, the administrative trustees will be officers, employees or affiliates of Citizens and will be named in your prospectus supplement.

We will pay all fees and expenses related to the organization of the Citizens Funding Trusts and the offering of the trust securities. We will also pay all ongoing costs and expenses of the Citizens Funding Trusts, except each trust’s obligations under the trust securities. Each Citizens Funding Trust will also be a party to an expense agreement with Citizens. Under the terms of the expense agreement, each Citizens Funding Trust will have the right to be reimbursed by us for certain expenses on a subordinated basis.

DESCRIPTION OF COMMON SECURITIES THE CITIZENS FUNDING
TRUSTS MAY OFFER

We will hold directly or indirectly all of the common securities of each of the Citizens Funding Trusts. Unless otherwise specified in your prospectus supplement, the common securities will represent an aggregate liquidation amount equal to at least 3% of each Citizens Funding Trust’s total capitalization. The capital securities will represent the remaining percentage of each Citizens Funding Trust’s total capitalization. The common securities will have terms substantially identical to, and will rank equal in priority of payment with, the capital securities. However, if we default in payments due under the junior subordinated debentures owned by a Citizens Funding Trust, then distributions, redemption payments and liquidation distributions must be paid to the holders of the capital securities of the applicable Citizens Funding Trust before any payments are paid to the holders of the common securities of that trust.

Only we, as direct or indirect owner of the common securities, can remove or replace the administrative trustees. In addition, we can increase or decrease the number of administrative trustees. Also, we, as direct or indirect holder of the common securities, will generally have the sole right to remove or replace the property trustee and Delaware trustee. However, if we default in payments due on the junior subordinated debentures owned by a Citizens Funding Trust, then, so long as that default is continuing, the holders of a majority in liquidation amount of the outstanding capital securities of that trust may remove and replace the property trustee and Delaware trustee for that trust.

DESCRIPTION OF CAPITAL SECURITIES THE CITIZENS
CAPITAL TRUSTS MAY OFFER

Each Citizens Funding Trust may issue only one series of capital securities and one series of common securities pursuant to the trust agreement for each Citizens Funding Trust.

Because this section is a summary, it does not describe every aspect of the capital securities and the trust agreements. This summary is subject to and qualified in its entirety by reference to all the provisions of the trust agreements, including the definitions of certain terms, and those provisions made part of each trust agreement by the Trust Indenture Act. A form of the trust agreement to be used in connection with the issuance of the capital securities and a form of the capital securities are filed as exhibits to our registration statement that includes this prospectus. Wherever particular defined terms of a trust agreement are referred to in this prospectus, those defined terms are incorporated in this prospectus by reference. A copy of the form of the trust agreement is available upon request from the property trustee of the relevant trust.

This summary also is subject to and qualified by reference to the description of the particular terms of your capital securities described in your prospectus supplement. Those terms may vary from the terms described in this prospectus. Your prospectus supplement relating to the capital securities will be attached to the front of this prospectus.

General

Pursuant to the terms of the trust agreement for each Citizens Funding Trust, the Citizens Funding Trusts will sell capital securities and common securities. The capital securities will represent preferred undivided beneficial interests in the assets of the applicable Citizens Funding Trust and will benefit from a subordinated guarantee executed by us for the benefit of the holders of the applicable Citizens Funding Trust’s capital securities. The guarantee will be made on a subordinated basis and will not guarantee payment of distributions or amounts payable on redemption or liquidation of such capital securities when the applicable Citizens Funding Trust does not have funds legally available to make such payments. See “Description of the Subordinated Guarantees.” Once issued, the capital securities will be deemed fully paid and non-assessable.

Each Citizens Funding Trust will describe the specific terms of the capital securities it is offering in your prospectus supplement, including:

•	the name of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued;

•	the annual distribution rate(s), or method of determining the rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions and the place(s) where distributions and other amounts payable will be paid;

•	any provision relating to deferral of distribution payments;

•	the date from which distributions shall be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which trust preferred securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the applicable series of debt securities may be distributed to holders of such trust preferred securities;

•	the voting rights, if any, of holders of the trust preferred securities;

•	any securities exchange on which the trust preferred securities will be listed;

•	whether such trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for such global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of such trust preferred securities.

If indicated in your prospectus supplement, the terms of the trust agreement for, and capital securities offered by, a Citizens Funding Trust may differ from the terms summarized in this prospectus.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in the applicable prospectus supplement, each trust declaration will state that the related Trust shall be dissolved:

•	upon the expiration of the term of such Trust;

•	upon the bankruptcy of Citizens;

•	upon the filing of a certificate of dissolution or its equivalent by Citizens;

•	upon the consent of at least a majority in liquidation amount of the trust preferred securities of the related Trust to dissolve the Trust;

•	90 days after the revocation of our charter if the charter is not reinstated during that 90-day period;

•	upon the written direction from us to dissolve the Trust and, after the Trust pays all amounts owed to creditors of the Trust, to distribute the related debt securities directly to the holders of the trust preferred and trust common securities of the applicable Trust in exchange for those securities within 90 days after notice, as long as the property trustee and the administrative trustees receive an opinion of counsel experienced in such matters to the effect that the holders of the trust preferred and the trust common securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of the debt securities;

•	upon the occurrence of adverse tax or other specified events that cause the Trust to be dissolved, following which, after the Trust pays all amounts owed to creditors of the Trust, the related debt securities will be distributed directly to the holders of the trust preferred and trust common securities of the Trust;

•	before the issuance of any securities with the consent of all administrative trustees and Citizens;

•	upon the redemption of all of the trust common and trust preferred securities of such Trust; or

•	upon entry of a court order for the dissolution of Citizens or such Trust.

Unless otherwise specified in the applicable prospectus supplement, in the event of a dissolution, after the Trust pays all amounts owed to creditors of the Trust, the holders of the trust preferred and trust common securities issued by the Trust will be entitled to receive:

•	cash equal to the aggregate liquidation amount of each trust preferred and trust common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment;

•	debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust preferred and trust common securities are distributed to the holders of the trust preferred and trust common securities; or

•	a combination of cash and debt securities equal to the aggregate liquidation amount of each trust preferred and trust common securities specified in any accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment.

After the liquidation date is fixed for any distribution of debt securities:

•	the trust preferred securities will no longer be deemed to be outstanding;

•	the registered holder of the trust preferred securities will receive a registered global certificate or certificates representing debt securities to be delivered upon distribution with respect to the trust preferred securities; and

•	any certificates representing trust preferred securities not held by Citizens or its nominee will be deemed to represent debt securities having a principal amount equal to the stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the holder of those certificates presents them to the registrar for the trust preferred securities for transfer or reissuance.

If the Trust cannot pay the full amount due on its trust preferred and trust common securities because it does not have enough assets for payment, then the amounts the Trust owes on its trust preferred and trust common securities will be proportionately allocated. However, if an event of default under the related trust declaration or trust preferred securities guarantee has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Declaration Events of Default

An event of default under the indenture relating to a series of debt securities is an event of default under the trust declaration of the Trust that owns those debt securities. See “Description of Junior Subordinated Debentures — Events of Default.”

Under the trust declaration, we, as the holder of the trust common securities, will be treated as if we have waived an event of default under the trust declaration that affects us until all events of default under the trust declaration affecting the trust preferred securities have been cured or eliminated.

Citizens and the administrative trustees of a Trust must file annually with the applicable property trustee a certificate stating whether or not Citizens is in compliance with all the applicable conditions and covenants under the related trust declaration.

Upon the happening of an event of default under the trust declaration, the property trustee of the applicable Trust, as the sole holder of the debt securities held by that Trust, will have the right under any indenture to declare the principal of, premium, if any, and interest on such debt securities to be immediately due and payable.

If a property trustee fails to enforce its rights under the related trust declaration or any indenture to the fullest extent permitted by law and by the terms of the trust declaration and any indenture, any holder of the trust preferred securities issued by the Trust may to the extent permitted by applicable law sue us, or seek other remedies, to enforce the property trustee’s rights under the trust declaration or any indenture without first instituting a legal proceeding against the property trustee or any other person.

If we fail to pay principal, premium, if any, or interest on a series of debt securities when payable, then a holder of the related trust preferred securities may directly sue us or seek other remedies, to collect its proportional allocation of payments owned.

Removal and Replacement of Trustees

Generally, only we, as the only holder of a Trust’s trust common securities, have the right to remove or replace the trustees of such Trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the trust declaration for that Trust.

Conversion or Exchange Rights

The terms that govern whether trust preferred securities of any series are convertible into or exchangeable for securities of ours will be set forth in the prospectus supplement relating to the trust preferred securities. The terms will include provisions regarding whether conversion or exchange is mandatory, at the option of the holder or at our option and may include provisions that adjust the number of securities of ours that the holders of trust preferred securities may receive.

Mergers, Consolidations or Amalgamations of the Trusts

A Trust may not consolidate, amalgamate, merge with or into, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation or other body (“Merger Event”), except as described below. A Trust may, with the consent of a majority of its administrative trustees and without the consent of the holders of its trust preferred and trust common securities or the other trustees, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

•	the successor entity either:

(1) assumes all of the obligations of the Trust relating to its trust preferred and trust common securities; or

(2) substitutes for the Trust’s trust preferred and trust common securities other securities substantially similar to the Trust’s trust preferred and trust common securities, so long as the successor securities rank the same as the trust preferred and trust common securities for distributions and payments upon liquidation, redemption and otherwise;

•	we acknowledge a trustee of the successor entity who has the same powers and duties as the property trustee of the Trust as the holder of the particular series of debt securities;

•	the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its trust preferred and trust common securities or successor securities in any material way, except concerning any dilution of the holders’ interest in the new entity;

•	the Merger Event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized statistical rating organization;

•	the successor entity has a purpose substantially identical to that of the Trust;

•	the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed;

•	prior to the Merger Event, we have received an opinion of counsel from a firm qualified to give such opinion stating that (a) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities, including any successor securities, in any material respect, (b) following the Merger Event, neither the Trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act of 1940 and (c) following the Merger Event, the Trust or the successor entity will be classified as a grantor trust for United Stated federal income tax purposes; and

•	we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee of the trust preferred securities of the Trust.

In addition, unless all of the holders of the trust preferred and trust common securities approve otherwise, a Trust shall not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such transaction would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declarations

The holders of trust preferred securities have no voting rights except as discussed under “Description of the Subordinated Guarantees — Additional Information Relating to the Subordinated Guarantees — Amendments and Assignment,” and as otherwise required by law and the trust declaration for the applicable Trust.

A trust declaration may be amended if approved by a majority of the administrative trustees, and in limited circumstances, the property trustee, of the applicable Trust. However, if any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

•	any action that would adversely affect the powers, preferences or special rights of the Trust’s trust preferred and trust common securities, whether by way of amendment to such trust declaration or otherwise, or

•	the dissolution, winding-up or termination of the Trust other than under the terms of its trust declaration,

then the holders of the Trust’s trust preferred and trust common securities voting together as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred and trust common securities affected by the amendment or proposal.

If any amendment or proposal referred to above would adversely affect only the trust preferred securities or only the trust common securities of a Trust, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of the affected class. Notwithstanding the foregoing, specified provisions of the trust declaration may not be amended without the consent of all holders of the trust’s preferred and common securities.

No amendment may be made to a trust declaration, if the amendment would:

•	cause the related Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

•	reduce or otherwise adversely affect the powers of the related property trustee, unless approved by that property trustee; or

•	cause the related Trust to be deemed to be an “investment company” which is required to be registered under the Investment Company Act.

The holders of a majority in aggregate liquidation amount of the trust preferred securities of each Trust have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the Trust; or

•	direct the exercise of any Trust or power conferred upon such property trustee under that Trust’s trust declaration, including the right to direct the property trustee, as the holder of a series of debt securities, to

(1) exercise the remedies available under any indenture involving the debt securities,

(2) waive any event of default under any indenture that is waivable,

(3) cancel an acceleration of the principal of the debt securities, or

(4) consent to any amendment, modification or termination of the indenture where consent is required,

but if an event of default under any indenture has occurred and is continuing, then the holders of 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the debt securities immediately due and payable. If, however, any indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of debt securities (a “super-majority”), then the property trustee for the trust preferred securities related to that series of debt securities must get approval of the holders of the same super-majority in liquidation amount of the trust preferred securities. In addition, before taking any of the foregoing actions, except for directing the time, method and place of conducting any proceeding for any remedy available to the property trustee, the property trustee must obtain an opinion of counsel from a firm qualified to give such opinion stating that the action would not cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes.

The property trustee of a Trust will notify all trust preferred securities holders of the Trust of any notice of default received from the Trustee concerning the debt securities held by the Trust.

As described in each trust declaration, the regular trustee may hold a meeting to have trust preferred securities holders vote on a change or have them approve the change by written consent.

If a vote of trust preferred securities holders is taken or a consent is obtained, any trust preferred securities that are owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means that:

•	we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

•	any trust preferred securities owned by us, the administrative trustees or any of our respective affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Information Concerning the Property Trustees

The property trustees will be unaffiliated with us. For matters relating to compliance with the Trust Indenture Act, the property trustee of each Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Each property trustee, other than during the occurrence and continuance of an event of default under the trust declaration of the applicable Trust, undertakes to perform only those duties that are specifically stated in the applicable trust declaration and, upon an event of default under the trust declaration, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. In addition, a property trustee is under no obligation to exercise any of the powers given it by the applicable trust declaration at the request of any holder of trust preferred securities unless it is offered security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that it might incur.

Miscellaneous

The trustees of each Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

•	the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act;

•	the Trust will be classified as a grantor trust for United States federal income tax purposes; and

•	the debt securities held by the Trust will be treated as indebtedness of Citizens for United States federal income tax purposes.

The administrative trustees of a Trust are authorized to take any legal action that we and the trustees of that Trust determine to be necessary or desirable for such purposes so long as the action does not violate the Trust’s certificate of trust or its trust declaration.

Holders of trust preferred securities have no preemptive or similar rights.

A Trust may not borrow money, issue debt or pledge any of its assets.

The property trustee will promptly make distributions to the holders of the Trust’s preferred securities and common securities out of funds received by such Trust from holding our debt securities.

Governing Law

Each trust declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

Trustees and Administrative Trustees of the Citizens Funding Trusts

Information Concerning the Trustees

The property trustee will have various duties and powers, including, but not limited to, the delivery of certain notices to the holders of trust securities, the collection of payments made on the junior subordinated debentures and the making of distributions to the holders of the trust securities. Unless otherwise specified in your prospectus supplement, the property trustee will act as registrar, transfer agent and paying agent with respect to the capital securities. The duties and obligations of the property trustee will be governed by the applicable trust agreement.

The property trustee, other than during the occurrence and continuance of an event of default under the applicable trust agreement, undertakes to perform only those duties specifically set forth in each trust agreement or provided by the Trust Indenture Act and, after an event of default under a trust agreement has occurred that has not been cured or waived, must exercise the rights and powers vested in it by the applicable trust agreement for the benefit of the holders of trust securities using the same degree of care and skill as a prudent person would exercise in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the rights or powers vested in it by the applicable trust agreement, other than those vested in it upon the occurrence of an event of default under a trust agreement, at the request of any holder of trust securities unless it is offered indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred in complying with the request or direction. See “Description of Junior Subordinated Debentures — Events of Default” for more information about what constitutes an event of default under a trust agreement.

The Citizens Funding Trusts will each have a Delaware trustee for the sole and limited purpose of fulfilling the requirements of the laws of the State of Delaware and for taking such actions as are required to be taken by the laws of the State of Delaware. The Delaware trustee must be an entity with its principal place of business in the State of Delaware or a natural person that is a resident of the State of Delaware. Unless otherwise specified in your prospectus supplement, the name and address of the Delaware trustee for each Citizens Funding Trust will be U.S. Bank Trust National Association, 300 Delaware Avenue, Wilmington, DE 19801.

Information Concerning the Administrative Trustees

The Citizens Funding Trusts will each have two administrative trustees. Unless otherwise specified in your prospectus supplement, the administrative trustees will be officers, employees or affiliates of Citizens and will be named in your prospectus supplement. The administrative trustees will have various duties and powers including, but not limited to, executing documents in connection with the sale of the trust securities and the purchase of the junior subordinated debentures, executing the trust securities on behalf of the Citizens Funding Trusts and assisting in the compliance with state and federal securities laws.

Only Citizens, as the owner of the common securities, can remove or replace the administrative trustees. In addition, Citizens can increase or decrease the number of administrative trustees.

Removal of Citizens Funding Trustees; Appointment of Successors

The holders of at least a majority in aggregate liquidation amount of the outstanding capital securities may remove the property trustee or the Delaware trustee if an event of default with respect to the junior subordinated debentures owned by the Citizens Funding Trust has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures when due. If a property trustee or Delaware trustee is removed by the holders of the outstanding capital securities, the successor may be appointed by the holders of at least a majority in liquidation amount of the outstanding capital securities. If a property trustee or Delaware trustee resigns, the resigning property trustee or Delaware trustee will appoint its successor. If a resigning property trustee or Delaware trustee fails to appoint a successor and if an event of default with respect to the junior subordinated debentures has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures when due, the holders of at least a majority in liquidation amount of the outstanding capital securities may appoint a successor; otherwise, the holder of the common securities may appoint a successor. If a successor has not been appointed by the holders, any holder of capital securities or common securities or the property trustee or the Delaware trustee may petition a court of competent jurisdiction to appoint a successor. Any Delaware trustee must meet the applicable requirements of Delaware law. Any property trustee must be a national-or state-chartered bank and at the time of appointment have capital and surplus of at least $50,000,000. No resignation or removal of a property trustee or Delaware trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

Merger or Consolidation of Citizens Funding Trustees

Any entity into which a property trustee or Delaware trustee is merged or converted or with which it is consolidated, or any entity resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee is a party, or any entity succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of that property trustee or Delaware trustee under each trust agreement, provided it is otherwise qualified and eligible.

Our Relationship with the Property Trustee

U.S. Bank National Association is initially serving as the trustee for our debt securities, and U.S. Bank National Association is also the trustee under the amended and restated trust agreements and subordinated guarantees. Consequently, if an actual or potential event of default occurs with respect to any of these securities or a trust agreement or subordinated guarantee, the trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign under one or more of the indentures or trust agreements, and we would be required to appoint a successor trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded. Affiliates of U.S. Bank National Association, the current trustee under the indentures, may provide banking and corporate trust services to Citizens and its subsidiaries. The trustee may hold Citizens common shares for the benefit of its customers, including customers over whose accounts the trustee has discretionary authority. If a bank or trust company other than U.S. Bank National Association is to act as trustee for a series of senior, senior subordinated or junior subordinated debt securities, the applicable prospectus supplement will provide information concerning that other trustee.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

The junior subordinated debentures will be governed by a supplemental indenture to our junior subordinated indenture, and will be a contract between Citizens and the indenture trustee, which will initially be U.S. Bank National Association. We refer to such supplemental indenture to our junior subordinated indenture as the “junior debt indenture” in this prospectus.

The indenture trustee has two main roles:

•	The indenture trustee can enforce the rights of holders against us if we default on our obligations under the terms of the junior debt indenture or the junior subordinated debentures. There are some limitations on the extent to which the indenture trustee acts on behalf of holders, described below under “— Events of Default — Remedies If an Event of Default Occurs.”

•	The indenture trustee performs administrative duties for us, such as sending interest payments to holders and notices, and transferring a holder’s junior subordinated debentures to a new buyer if a holder sells.

The junior debt indenture and its associated documents contain the full legal text of the matters described in this section. The junior debt indenture and the junior subordinated debentures are governed by New York law. A copy of our junior debt indenture is an exhibit to our registration statement. See “Where You Can Find More Information” below for information on how to obtain a copy.

General

We may issue as many distinct series of junior subordinated debentures under the junior debt indenture as we wish. The provisions of the junior debt indenture allow us not only to issue junior subordinated debentures with terms different from those previously issued, but also to “reopen” a previous issue of a series of junior subordinated debentures and issue additional junior subordinated debentures of that series.

This section summarizes the material terms of the junior subordinated debentures that are common to all series, although the prospectus supplement may also describe differences from the material terms summarized here.

Because this section is a summary, it does not describe every aspect of the junior subordinated debentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the junior debt indenture, including definitions of certain terms used in the junior debt indenture. In this summary, we describe the meaning of only some of the more important terms. You must look to the junior debt indenture for the most complete description of what we describe in summary form in this prospectus.

The prospectus supplement relating to any offered junior subordinated debentures will describe the following terms of the series:

•	the title of the series of the junior subordinated debentures;

•	any limit on the aggregate principal amount of the junior subordinated debentures;

•	the date or dates on which the junior subordinated debentures will mature;

•	the rate or rates, which may be fixed or variable per annum, at which the junior subordinated debentures will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the dates on which interest, if any, on the junior subordinated debentures will be payable and the regular record dates for the interest payment dates;

•	our right, if any, to defer or extend an interest payment date;

•	any mandatory or optional sinking funds or similar provisions;

•	any additions, modifications or deletions in the events of default under the junior debt indenture or covenants of Citizens specified in the junior debt indenture with respect to the junior subordinated debentures;

•	the date, if any, after which and the price or prices at which the junior subordinated debentures may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if other than denominations of the liquidation amount and any of its integral multiples, the denominations in which the junior subordinated debentures will be issuable;

•	the currency of payment of principal, premium, if any, and interest on the junior subordinated debentures;

•	any event of default under the junior subordinated debentures if different from those described under “— Events of Default” below;

•	any index or indices used to determine the amount of payments of principal of and premium, if any, on the junior subordinated debentures and the manner in which such amounts will be determined;

•	the terms and conditions of any obligation or right of us or a holder to convert or exchange the junior subordinated debentures into capital securities;

•	if a trustee other than U.S. Bank National Association is named for the junior subordinated debt securities, the name of such trustee;

•	the form of trust agreement, guarantee agreement and expense agreement, if applicable;

•	the relative degree, if any, to which such junior subordinated debentures of the series will be senior to or be subordinated to other series of such junior subordinated debentures or other indebtedness of Citizens in right of payment, whether such other series of junior subordinated debentures or other indebtedness are outstanding or not; and

•	any other special feature of the junior subordinated debentures.

Overview of Remainder of this Description

The remainder of this description summarizes:

•	Additional Mechanics relevant to the junior subordinated debentures under normal circumstances, such as how holders transfer ownership and where we make payments;

•	Our Option to Defer Interest Payments on the junior subordinated debentures;

•	Our right to Redeem the junior subordinated debentures;

•	Holders’ rights in several Special Situations, such as if we merge with another company or if we want to change a term of the junior subordinated debentures;

•	Subordination Provisions that may prohibit us from making payment on the junior subordinated debentures;

•	Holders’ rights if we Default or experience other financial difficulties;

•	Our ability to Convert or Exchange junior subordinated debentures into junior subordinated debentures of another series or capital securities of another series; and

•	Agreements Contained in the Junior Debt Indenture included for the benefit of the holders of the junior subordinated debentures.

Additional Mechanics

Form, Exchange and Transfer

Unless we specify otherwise in the prospectus supplement, the junior subordinated debentures will be issued:

•	only in fully registered form; and

•	in denominations that are even multiples of the liquidation amount.

Unless the junior subordinated debentures are distributed to the holders of the trust securities, all of the junior subordinated debentures will be held solely by the Citizens Funding Trust. The following provisions only apply if there is a distribution of the junior subordinated debentures to holders of the trust securities. The circumstances under which the junior subordinated debentures may be exchanged for trust securities is described under “Description of Capital Securities the Citizens Funding Trusts May Offer — Conversion or Exchange Rights.”

If a junior subordinated debenture is issued as a global junior subordinated debenture, only the depositary — e.g., DTC, Euroclear and Clearstream, each as defined below under “Legal Ownership and Book-Entry Issuance” — will be entitled to transfer and exchange the junior subordinated debenture as described in this subsection, since the depositary will be the sole holder of that junior subordinated debenture. Those who own beneficial interests in a global security do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. We describe book-entry procedures below under “Legal Ownership and Book-Entry Issuance.”

Holders may have their junior subordinated debentures broken into more junior subordinated debentures of smaller denominations of not less than the liquidation amount or combined into fewer junior subordinated debentures of larger denominations, as long as the total principal amount is not changed. This is called an exchange.

Subject to the restrictions relating to junior subordinated debentures represented by global securities, holders may exchange or transfer junior subordinate debentures at the office of the indenture trustee. They may also replace lost, stolen or mutilated junior subordinated debentures at that office. The indenture trustee acts as our agent for registering junior subordinated debentures in the names of holders and transferring junior subordinated debentures. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also perform transfers. The indenture trustee’s agent may require an indemnity before replacing any junior subordinated debentures.

Holders will not be required to pay a service charge to transfer or exchange junior subordinated debentures, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

In the event of any redemption, neither we nor the indenture trustee will be required to:

•	issue, register the transfer of or exchange junior subordinated debentures of any series during the period beginning at the opening of business 15 days before the day of selection for redemption of junior subordinated debentures of that series and ending at the close of business on the day of mailing of the relevant notice of redemption; and

•	transfer or exchange any junior subordinated debentures so selected for redemption, except, in the case of any junior subordinated debentures being redeemed in part, any portion thereof not being redeemed.

Payment and Paying Agents

Your prospectus supplement will specify the manner in which payments will be made. The paying agent for the junior subordinated debentures will initially be the indenture trustee.

Notices

We and the indenture trustee will send notices regarding the junior subordinated debentures only to holders, using their addresses as listed in the indenture trustee’s records.

Option to Defer Interest Payments

If provided in your prospectus supplement, so long as no event of default with respect to the junior subordinated debentures owned by a Citizens Funding Trust has occurred and is continuing as a result of any failure by us to pay any amounts with respect to the junior subordinated debentures, we will have the right at any time and from time to time during the term of any series of junior subordinated debentures to defer payment of interest for an extension period of up to the number of consecutive interest payment periods specified in your prospectus supplement. The extension period is subject to the terms, conditions and covenants, if any, specified in your prospectus supplement and may not extend beyond the stated maturity of the applicable series of junior subordinated debentures. U.S. federal income tax consequences and other special considerations applicable to any such junior subordinated debentures will be described in your prospectus supplement.

As a consequence of any such deferral, distributions on the capital securities would be deferred by the Citizens Funding Trust during the extension period. However, the capital securities would continue to accumulate additional distributions at the rate per annum described in the prospectus supplement. During any applicable extension period, we may not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to such stock; or

•	make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank on a parity in all respects with or junior in interest to the junior subordinated debentures other than:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock (or securities convertible into or exercisable for our capital stock) as consideration in an acquisition transaction or business combination;

•	as a result of any exchange or conversion of any class or series of our capital stock (or any capital stock of a subsidiary of Citizens) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock in accordance with the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights in accordance with any shareholders’ rights plan.

Prior to the termination of any applicable extension period, we may further defer the payment of interest.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, we may, at our option redeem the junior subordinated debentures of any series in whole at any time or in part from time to time. If the junior subordinated debentures of any series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify this date or describe these conditions. Unless otherwise indicated in the form of security for such series, junior subordinated debentures in denominations larger than the liquidation amount may be redeemed in part but only in integral multiples of the liquidation amount. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any junior subordinated debenture will equal any accrued and unpaid interest, including additional interest, to the redemption date, plus 100% of the principal amount.

Except as otherwise specified in the applicable prospectus supplement, if a tax event or an investment company event of the kind described below with respect to a series of junior subordinated debentures has occurred and is continuing, we may, at our option redeem that series of junior subordinated debentures in whole, but not in part, at any time within 90 days following the occurrence of the Tax Event, Capital Treatment Event or Investment Company Event, at a redemption price equal to 100% of the principal amount of the junior subordinated debentures then outstanding plus accrued and unpaid interest to the date fixed for redemption.

A “Tax Event” means that a Citizens Funding Trust has received an opinion of counsel (which may be our counsel or counsel of an affiliate but not an employee and which must be reasonably acceptable to the property trustee) experienced in tax matters stating that, as a result of any:

•	amendment to, or change in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation that is enacted or becomes effective after the initial issuance of the trust preferred securities;

•	proposed change in those laws (or any regulations under those laws) that is announced after the initial issuance of the trust preferred securities;

•	official interpretation or application of those laws or regulations by any court, governmental agency or regulatory authority that is announced after the initial issuance of the trust preferred securities; or

•	threatened challenge asserted in connection with an audit of us, the Citizens Funding Trust or our subsidiaries or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the junior subordinated debt securities or the trust preferred securities;

there is more than an insubstantial risk that:

•	the Citizens Funding Trust is, or will be, subject to U.S. federal income tax on interest received or accrued on the junior subordinated debentures;

•	interest payable by us on the junior subordinated debentures is not, or will not be deductible, in whole or in part, for U.S. federal income tax purposes; or

•	the Citizens Funding Trust is, or will be, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

A “Capital Treatment Event” means the reasonable determination by us that, as a result of any:

•	amendment to, or change (including any prospective change) in, the laws or any applicable regulation of the United States or any political subdivision; or

•	as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying the laws or regulations, which amendment is effective or announced on or after the date of issuance of the trust preferred securities, there is more than an insubstantial risk of impairment of our ability to treat the trust preferred securities (or any substantial portion) as Tier 1 capital for purposes of the applicable capital guidelines of the Federal Reserve.

An “Investment Company Event” means the receipt by us and the Citizens Funding Trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change in law or regulation; or

•	change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

the Citizens Funding Trust is or will be considered an investment company that is required to be registered under the Investment Company Act, which change becomes effective on or after the original issuance of the trust preferred securities.

Notice of any redemption will be mailed at least 45 days but not more than 75 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the junior subordinated debentures or portions thereof called for redemption.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm, or to buy or lease substantially all of the assets of another firm. However, when we merge out of existence or sell or lease substantially all of our assets, we may not take any of these actions unless:

•	the entity formed by the consolidation or into which we merge, or to which we transfer our properties and assets (1) is a corporation, partnership or trust organized and existing under the laws of the United States, any state of the United States or the District of Columbia and (2) expressly assumes by supplemental indenture the payment of any principal, premium or interest on the junior subordinated debentures, and the performance of our other covenants under the indenture; and

•	after giving effect to the transaction, no event of default under the junior subordinated indenture, and no event that, after notice or lapse of time, or both, would become an event of default, will have occurred and be continuing.

If the conditions described above are satisfied with respect to any series of junior subordinated debentures, and if we deliver certain certificates and opinions to the trustees in connection with such actions, we will not need to obtain the approval of the holders of those junior subordinated debentures in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge into or consolidate with another entity, any transaction in which we sell less than substantially all of our assets and any merger or consolidation in which we are the surviving corporation. It is possible that this type of transactions may result in a reduction in our credit rating or may reduce our operating results or impair our financial condition. Holders of our junior subordinated debentures, however, will have no approval right with respect to any transaction of this type.

Modification and Waiver of the Junior Subordinated Debentures

We may modify or amend the junior subordinated indenture without the consent of the holders of any of our outstanding debt securities for various enumerated purposes, including the naming, by a supplemental indenture, of a trustee other than U.S. Bank National Association, for a series of debt securities. We may modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification or amendment. However, no such modification or amendment may, without the consent of the holder of each affected debt security:

•	modify the terms of payment of principal, premium or interest;

•	reduce the stated percentage of holders of debt securities necessary to modify or amend the indenture or waive our compliance with certain provisions of the indenture and certain defaults thereunder; or

•	modify the subordination provisions of the indenture in a manner adverse to such holders.

Subordination Provisions

Holders of junior subordinated debentures should recognize that contractual provisions in the junior subordinated debenture may prohibit us from making payments on those debentures. Junior subordinated debentures are subordinate and junior in right of payment, to the extent and in the manner stated in the junior debt indenture, to all of our senior indebtedness, as defined in the junior debt indenture.

Unless otherwise indicated in the applicable prospectus supplement, the junior subordinated indentures define the term “senior indebtedness” with respect to each respective series of junior subordinated debt securities, to mean the principal, premium, if any, and interest on all indebtedness and obligations of, or guaranteed or assumed by Citizens, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred, assumed or guaranteed and all amendments, modifications, renewals, extensions, deferrals and refundings of any such indebtedness unless the instrument creating such indebtedness or obligations provides that they are subordinated or are not superior in right of payment to the subordinated debt securities. Unless otherwise indicated in the applicable prospectus supplement, notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (A) any obligation of Citizens to any of its subsidiaries, (B) any liability for Federal, state, local or other taxes owed or owing by Citizens or its subsidiaries, (C) any accounts payable or other liability to trade creditors (including guarantees thereof or instruments evidencing such liabilities), or (D) any obligations with respect to any capital stock of Citizens.

Unless otherwise indicated in the applicable prospectus supplement, Citizens may not pay principal of, premium, if any, or interest on any subordinated debt securities or purchase, redeem or otherwise retire such securities if:

•	a default in the payment of any principal, or premium, if any, or interest on any senior indebtedness, occurs and is continuing or any other amount owing in respect of any senior indebtedness is not paid when due; or

•	any other default occurs with respect to any senior indebtedness and the maturity of such senior indebtedness if accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior indebtedness has been paid in full in cash.

If there is any payment or distribution of the assets of Citizens to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding holders of all present and future senior indebtedness (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated or junior subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full.

After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full.

If the trustee under the subordinated debt indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the junior subordinated debt indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior indebtedness have been fully satisfied.

Satisfaction, Discharge and Defeasance

The indenture provides that when, among other things, all junior subordinated debentures not previously delivered to the junior trustee for cancellation:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the junior trustee for the giving of notice of redemption by the junior trustee;

we may exercise our defeasance option. In order to do so, we must deposit with the junior trustee funds, in trust, for the purpose and in an amount in cash or U.S. government securities sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the junior trustee for cancellation, for the principal, premium, if any, and interest (including any additional interest) to the date of the deposit or to the stated maturity, as the case may be. We may effect either a “legal defeasance,” in which case the indenture will cease to be of further effect and we will be deemed to have satisfied and discharged the indenture or a “covenant defeasance,” in which case we will be released from any obligation to comply with the covenants under the indenture, in either case except for certain obligations, including those respecting the registration of transfer or exchange and the replacement of stolen, lost or mutilated applicable debt securities and the requirements regarding the maintenance of an office or agency where the applicable debt securities can be surrendered for payment or registration of transfer or exchange and the right of the holders of the applicable debt securities to receive from the deposited funds payment of the principal of, any premium, if any, interest, and any additional amounts, if any, with respect to the applicable debt securities when due.

In order to exercise either defeasance option, we must also comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the junior subordinated debentures will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable U.S. federal income tax law).

Events of Default

Unless and until the junior subordinated debentures are distributed to the holders of the trust securities, the property trustee of a Citizens Funding Trust has agreed, without the consent of the holders of a majority in liquidation amount of the capital securities, not to:

•	direct the time, method or place of conducting any proceeding for any remedy available to the indenture trustee;

•	waive any past default that may be waived under the junior debt indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the principal amount of the junior subordinated debentures unless all defaults have been cured and a sum sufficient to pay all amounts then owing has been deposited with the indenture trustee; or

•	consent to any amendment, modification or termination of the junior debt indenture or junior subordinated debentures, where the consent is required.

Holders will have special rights if an event of default occurs and is not cured, as described later in this subsection.

The following will be events of default under the junior subordinated indenture:

•	any non-payment of interest, whether due to an optional deferral or otherwise, that continues for ten consecutive years;

•	the issuer trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of the junior subordinated debentures to holders of the trust preferred securities, (ii) the redemption of all of the outstanding trust preferred securities or (iii) certain mergers, consolidations or amalgamations; or

•	certain events in bankruptcy, insolvency or reorganization.

Remedies If an Event of Default Occurs

If you are the holder of a junior subordinated debenture, all remedies available upon the occurrence of an event of default under the junior debt indenture will be subject to the restrictions on the junior subordinated debentures described above under “— Subordination Provisions.” If an event of default occurs, the indenture trustee will have special duties. In that situation, the indenture trustee will be obligated to use its rights and powers under the junior debt indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs. If an event of default has occurred and has not been cured, the indenture trustee or the holders of at least 25% in principal amount of the junior subordinated debentures of the affected series may declare the entire principal amount of all the junior subordinated debentures of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. In the case of junior subordinated debentures held by a Citizens Funding Trust, should the indenture trustee or the property trustee fail to make this declaration, the holders of at least 25% in aggregate liquidation amount of the capital securities will have the right to make this declaration. The property trustee may annul the declaration and waive the default, provided all defaults have been cured and all payment obligations have been made current. In the case of junior subordinated debentures held by a Citizens Funding Trust, should the property trustee fail to annul the declaration and waive the default, the holders of a majority in aggregate liquidation amount of the capital securities will have the right to do so. In the event of our bankruptcy, insolvency or reorganization, junior subordinated debentures holders’ claims would fall under the broad equity power of a federal bankruptcy court, and to that court’s determination of the nature of those holders’ rights.

The holders of a majority in aggregate outstanding principal amount of each series of junior subordinated debentures affected may, on behalf of the holders of all the junior subordinated debentures of that series, waive any default, except a default in the payment of principal or interest, including any additional interest (unless the default has been cured and a sum sufficient to pay all matured installments of interest, including any additional interest, and principal due otherwise than by acceleration has been deposited with the indenture trustee) or a default with respect to a covenant or provision which under the junior debt indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of that series. In the case of junior subordinated debentures held by a Citizens Funding Trust, should the property trustee fail to waive the default, the holders of a majority in aggregate liquidation amount of the capital securities will have the right to do so.

If an event of default with respect to the junior subordinated debentures owned by the Citizens Funding Trust has occurred and is continuing as to a series of junior subordinated debentures, the property trustee will have the right to declare the principal of and the interest on the junior subordinated debentures, and any other amounts payable under the junior debt indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

Except in cases of default, where the indenture trustee has the special duties described above, the indenture trustee is not required to take any action under the junior debt indenture at the request of any holders unless the holders offer the indenture trustee protection reasonably satisfactory to it from expenses and liability called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding junior subordinated debentures of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the indenture trustee. These majority holders may also direct the indenture trustee in performing any other action under the junior debt indenture with respect to the junior subordinated debentures of that series.

Before you bypass the indenture trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the junior subordinated debentures the following must occur:

•	The holder of the junior subordinated debenture must give the indenture trustee written notice that an event of default has occurred and remains uncured;

•	The holders of 25% in principal amount of all junior subordinated debentures of the relevant series must make a written request that the indenture trustee take action because of the default, and must offer indemnity reasonably satisfactory to the indenture trustee to the indenture trustee against the cost and other liabilities of taking that action; and

•	The indenture trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

We will give to the indenture trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the junior subordinated debentures issued under it, or else specifying any default.

Enforcement of Certain Rights by Holders of Capital Securities

If an event of default with respect to the junior subordinated debentures owned by the Citizens Funding Trust has occurred and is continuing and the event is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date the interest or principal is due and payable, a holder of the applicable capital securities may institute a legal proceeding directly against us for enforcement of payment to that holder of the principal of or interest, including any additional interest, on junior subordinated debentures having a principal amount equal to the aggregate liquidation amount of the capital securities of that holder called a “direct action.” We may not amend the junior debt indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the capital securities outstanding. We will have the right under the junior debt indenture to set-off any payment made to the holder of the capital securities by us in connection with a direct action.

The holders of capital securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debentures unless there has occurred an event of default under the trust agreement. See “Description of Capital Securities the Citizens Funding Trusts May Offer — Events of Default.”

Conversion or Exchange

If indicated in your prospectus supplement, a series of junior subordinated debentures may be convertible or exchangeable into junior subordinated debentures of another series or into capital securities of another series. The specific terms on which series may be converted or exchanged will be described in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, whether mandatory, at the holder’s option, or at our option, in which case the number of shares of capital securities or other securities the junior subordinated debenture holder would receive would be calculated at the time and manner described in the applicable prospectus supplement.

Our Relationship with the Indenture Trustee

Please see “Description of Capital Securities the Citizens Funding Trusts May Offer — Trustees and Administrative Trustees of the Citizens Funding Trusts — Our Relationship with the Property Trustee” above for more information about our relationship with U.S. Bank National Association.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

In this section, we describe special considerations that will apply to capital securities issued in global — i.e., book-entry — form. First we describe the difference between legal ownership and indirect ownership of capital securities. Then we describe special provisions that apply to capital securities.

If the junior subordinated debentures are distributed to holders of capital securities, we anticipate that they would be issued in global form as well and the following discussion will apply to the junior subordinated debentures. Until such a distribution, the Citizens Funding Trust will be the sole holder and beneficial owner of the junior subordinated debentures and the property trustee may exercise all rights with respect to the junior subordinated debentures and the junior debt indenture.

Who is the Legal Owner of a Registered Security?

Each capital security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing such capital securities. We refer to those who have securities registered in their own names, on the books that we or the property trustee maintain for this purpose, as the “holders” of those capital securities. These persons are the legal holders of the capital securities. We refer to those who, indirectly through others, own beneficial interests in capital securities that are not registered in their own names as indirect owners of those securities. As we discuss below, indirect owners are not legal holders, and investors in capital securities issued in book-entry form or in street name will be indirect owners.

Book-Entry Owners

Unless otherwise noted in your prospectus supplement, we will issue each capital security in book-entry form only. This means capital securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the capital securities on behalf of themselves or their customers.

Under the trust agreement, only the person in whose name a capital security is registered is recognized as the holder of that capital security. Consequently, for capital securities issued in global form, we will recognize only the depositary as the holder of the securities and we will make all payments on the securities, including deliveries of any property other than cash, to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the capital securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the capital securities are issued in global form, investors will be indirect owners, and not holders, of the capital securities.

Street Name Owners

We may terminate an existing global security or issue capital securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in street name. Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For capital securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the capital securities are registered as the holders of those securities and we will make all payments on those securities, including deliveries of any property, to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold capital securities in street name will be indirect owners, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of the property trustee under the trust agreement and the obligations, if any, of any third parties employed by us or any agents of theirs, run only to the holders of the capital securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect owner of a capital security or has no choice because we are issuing the capital securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for that payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect owners but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose — for example, to amend the trust agreement or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the junior debt indenture — we would seek the approval only from the holders, and not the indirect owners, of the relevant capital securities. Whether and how the holders contact the indirect owners is up to the holders.

When we refer to “you” in this prospectus, we mean all purchasers of the capital securities being offered by this prospectus, whether they are the holders or only indirect owners of those securities. When we refer to “your capital securities” in this prospectus, we mean the capital securities in which you will hold a direct or indirect interest.

Special Considerations for Indirect Owners

If you hold capital securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles capital securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	how it would exercise rights under the capital securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the capital securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

What is a Global Security?

Unless otherwise noted in your prospectus supplement, we will issue each capital security in book-entry form only. Each capital security issued in book-entry form will be represented by a global security that we deposit with and register in the name of one or more financial institutions or clearing systems, or their nominees, which we select. A financial institution or clearing system that we select for any security for this purpose is called the “depositary” for that security. A security will usually have only one depositary but it may have more. Each series of capital securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC;”

•	Euroclear System, which is known as “Euroclear;”

•	Clearstream Banking, societe anonyme, Luxembourg, which is known as “Clearstream;” and

•	any other clearing system or financial institution named in the prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your capital securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual capital securities. All capital securities represented by the same global security will have the same terms.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all capital securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose capital security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the capital securities are issued in global form only, then the capital securities will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated.” If termination occurs, we may issue the capital securities through another book-entry clearing system or decide that the capital securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s bank, broker, financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of capital securities and instead deal only with the depositary that holds the global security.

If capital securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the capital securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the capital securities, except in the special situations we describe below;

•	An investor will be an indirect holder and must look to his or her own bank, broker or other financial institutions for payments on the capital securities and protection of his or her legal rights relating to the capital securities, as we describe above under “— Who Is the Legal Owner of a Registered Security?”;

•	An investor may not be able to sell interests in the capital securities to some insurance companies and other institutions that are required by law to own their capital securities in non-book-entry form;

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the capital securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	The depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We also do not supervise the depositary in any way;

•	The depositary may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your bank, broker or other financial institutions may require you to do so as well; and

•	Financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the capital securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, may require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Holder’s Option to Obtain a Non-Global Security; Special Situations When a Global Security Will Be Terminated

If we issue capital securities in book-entry form but we choose to give the beneficial owners the right to obtain non-global securities, any beneficial owner entitled to obtain non-global capital securities may do so by following the applicable procedures of the depositary, the property trustee and that owner’s bank, broker or other financial institutions through which that owner holds its beneficial interest in the capital securities. If you are entitled to request a non-global certificate and wish to do so, you will need to allow sufficient lead time to enable us or our agent to prepare the requested certificate.

In addition, in a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the capital securities it represented. After that exchange, the choice of whether to hold the capital securities directly or in street name will be up to the investor. Investors must consult their own banks, brokers or other financial institutions, to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “— Who Is the Legal Owner of a Registered Security?”.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

•	if we notify the applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the capital securities and has not been cured or waived.

If a global security is terminated, only the depositary, and not us, is responsible for deciding the names of the institutions in whose names the capital securities represented by the global security will be registered and, therefore, who will be the holders of those capital securities.

Considerations Relating to DTC

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its DTC direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Purchases of capital securities within the DTC system must be made by or through DTC participants, which will receive a credit for the capital securities on DTC’s records. The ownership interest of each actual purchaser of each capital security is in turn to be recorded on the direct and indirect participants’ records including Euroclear and Clearstream. Transfers of ownership interests in the capital securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

Redemption notices will be sent to DTC’s nominee, Cede & Co., as the registered holder of the capital securities. If less than all of the capital securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

In instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the capital securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such capital securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Distribution payments on the capital securities will be made by the property trustee to DTC. DTC’s usual practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by DTC participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participants and not of DTC, the property trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, and disbursements of such payments to the beneficial owners are the responsibility of direct and indirect participants.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through the electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the U.S., you will not be able to hold interests in that global security through any securities clearance system in the U.S.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the capital securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations Relating to Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any capital securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other financial institutions are open for business in the U.S.

In addition, because of time-zone differences, U.S. investors who hold their interests in the capital securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

DESCRIPTION OF THE SUBORDINATED GUARANTEES

Citizens will execute and deliver a subordinated guarantee concurrently with the issuance by each Citizens Funding Trust of its capital securities for the benefit of the holders from time to time of those capital securities. U.S. Bank National Association will act as the guarantee trustee under each subordinated guarantee for the purposes of compliance with the Trust Indenture Act and each subordinated guarantee will be qualified as an indenture under the Trust Indenture Act. The guarantee trustee will hold the subordinated guarantee for the benefit of the holders of the applicable Citizens Funding Trust’s capital securities.

Because this section is only a summary, it does not describe every aspect of the subordinated guarantees. This summary is subject to and qualified in its entirety by reference to all the provisions of each subordinated guarantee, including the definitions of terms, and those provisions made part of each subordinated guarantee by the Trust Indenture Act. A form of subordinated guarantee is filed as an exhibit to the registration statement that includes this prospectus. A copy of the form of the subordinated guarantee is available upon request from the guarantee trustee. If indicated in your prospectus supplement, the terms of a particular subordinated guarantee may differ from the terms discussed below.

General

Citizens will unconditionally agree to pay in full on a subordinated basis the guarantee payments to the holders of the capital securities covered by the subordinated guarantee, as and when due.

The following payments constitute guarantee payments with respect to capital securities that, to the extent not paid by or on behalf of the Citizens Funding Trust, will be subject to the applicable subordinated guarantee:

•	any accumulated and unpaid distributions required to be paid on the applicable capital securities, to the extent that the Citizens Funding Trust has funds legally available for that purpose at that time;

•	the applicable redemption price with respect to any capital securities called for redemption, and all accumulated and unpaid distributions to the date of redemption, to the extent that the Citizens Funding Trust has funds legally available for that purpose at that time; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of a Citizens Funding Trust, unless the preferred securities are redeemed or the junior subordinated debentures owned by the Citizens Funding Trust are distributed to holders of the capital securities in accordance with the terms of the trust agreement, the lesser of:

•	the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the Citizens Funding Trust has funds legally available, and

•	the amount of assets of the Citizens Funding Trust remaining available for distribution to holders of capital securities on liquidation of the Citizens Funding Trust.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the capital securities or by causing the Citizens Funding Trust to pay those amounts to the holders.

Citizens may assert as a defense with respect to its obligations under the subordinated guarantee any defense that is available to the applicable Citizens Funding Trust.

Each subordinated guarantee will be a guarantee of the Citizens Funding Trust’s payment obligations described above under the capital securities covered by the subordinated guarantee, but will apply only to the extent that the Citizens Funding Trust has funds legally available to make such payments, and is not a guarantee of collection. See “— Additional Information Relating to the Subordinated Guarantees — Status of the Subordinated Guarantees.”

If we do not make payments on the junior subordinated debentures owned by the applicable Citizens Funding Trust, the Citizens Funding Trust will not be able to pay any amounts payable with respect to its capital securities and will not have funds legally available for that purpose. In that event, holders of the capital securities would not be able to rely upon the subordinated guarantee for payment of those amounts. Each subordinated guarantee will have the same ranking as the junior subordinated debentures owned by the Citizens Funding Trust that issues the capital securities covered by the subordinated guarantee. See “— Additional Information Relating to the Subordinated Guarantees — Status of the Subordinated Guarantees.” No subordinated guarantee will limit the incurrence or issuance of other secured or unsecured debt of Citizens.

We have, through the applicable subordinated guarantee, the trust agreement, the junior subordinated debentures and the junior debt indenture, taken together, fully and unconditionally guaranteed all of the applicable Citizens Funding Trust’s obligations under the capital securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a full and unconditional subordinated guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional subordinated guarantee of the Citizens Funding Trust’s obligations under its capital securities.

Additional Information Relating to the Subordinated Guarantees

Status of the Subordinated Guarantees

Each subordinated guarantee will constitute an unsecured obligation of Citizens and will rank equal to the junior subordinated debentures owned by the Citizens Funding Trust that issues the capital securities covered by the subordinated guarantee. See “Description of Junior Subordinated Debentures — Subordination Provisions” for a description of this subordination.

Each subordinated guarantee will constitute a guarantee of payment and not of collection. Any holder of capital securities covered by the subordinated guarantee may institute a legal proceeding directly against us to enforce its rights under the subordinated guarantee without first instituting a legal proceeding against any other person or entity. Each subordinated guarantee will be held by the guarantee trustee for the benefit of the holders of the applicable capital securities. Each subordinated guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by or on behalf of the Citizens Funding Trust or, if applicable, distribution to the holders of the capital securities of the junior subordinated debentures owned by the Citizens Funding Trust.

Amendments and Assignment

Except with respect to any changes that do not materially adversely affect in any material respect the rights of holders of the capital securities issued by the Citizens Funding Trust, in which case no approval will be required, the subordinated guarantee that covers the capital securities may not be amended without the prior approval of the holders of at least a majority of the aggregate liquidation amount of the outstanding capital securities covered by the subordinated guarantee. All subordinated guarantees and agreements contained in each subordinated guarantee will bind the successors, assigns, receivers, trustees and representatives of Citizens and will inure to the benefit of the holders of the then outstanding capital securities covered by the subordinated guarantee.

Events of Default

An event of default under a subordinated guarantee will occur upon the failure of Citizens to perform any of its payment obligations for five days under that subordinated guarantee, or to perform any non-payment obligation if the non-payment default remains unremedied for 30 days following notice to Citizens by the guarantee trustee or to Citizens and the guarantee trustee by the holders of at least 25% in liquidation amount of outstanding capital securities specifying such default and requiring it to be remedied. If an event of default under a subordinated guarantee occurs and is continuing, the guarantee trustee will enforce the subordinated guarantee for the benefit of the holders of capital securities covered by the subordinated guarantee. The holders of a majority in aggregate liquidation amount of the outstanding capital securities covered by the subordinated guarantee have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee with respect to the subordinated guarantee or to direct the exercise of any right or power conferred upon the guarantee trustee under the subordinated guarantee.

The holders of at least a majority in aggregate liquidation amount of the capital securities have the right, by vote, to waive any past events of default and its consequences under each subordinated guarantee, except a default in the payment of the Guarantor’s obligations to make guarantee payments. If such a waiver occurs, any event of default will cease to exist and be deemed to have been cured under the terms of the subordinated guarantee.

Any holder of capital securities covered by the subordinated guarantee may institute a legal proceeding directly against Citizens to enforce its rights under the subordinated guarantee without first instituting a legal proceeding against the Citizens Funding Trust, the guarantee trustee or any other person or entity.

We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the subordinated guarantee.

Information Concerning the Guarantee Trustee

The guarantee trustee, other than during the occurrence and continuance of an event of default under the subordinated guarantee, undertakes to perform only those duties as are specifically set forth in the subordinated guarantee and, after the occurrence of an event of default with respect to the subordinated guarantee that has not been cured or waived, must exercise the rights and powers vested in it by the subordinated guarantee using the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the subordinated guarantee at the request of any holder of the capital securities covered by the subordinated guarantee unless it is offered indemnity reasonably satisfactory to it, including reasonable advances requested by it, against the costs, expenses and liabilities that might be incurred in complying with the request or direction.

Termination of the Subordinated Guarantee

Each subordinated guarantee will terminate and be of no further effect upon:

•	full payment of the redemption price of all of the capital securities covered by the subordinated guarantee;

•	full payment of the amounts payable with respect to the capital securities upon liquidation of the Citizens Funding Trust; or

•	distribution of the junior subordinated debentures owned by the Citizens Funding Trust to the holders of all the capital securities covered by the subordinated guarantee.

Each subordinated guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the capital securities covered by the subordinated guarantee must repay any sums with respect to the capital securities or the subordinated guarantee.

Governing Law

Each subordinated guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

The Expense Agreement

Pursuant to the expense agreement that will be entered into by us under each trust agreement, we will unconditionally guarantee on a subordinated basis to each person or entity to whom the Citizens Funding Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of such Citizens Funding Trust, other than obligations of such Citizens Funding Trust to pay to the holders of any capital securities or other similar interests in such Citizens Funding Trust of the amounts owed to holders pursuant to the terms of the capital securities or other similar interests, as the case may be. The expense agreement will be enforceable by third parties.

Our Relationship with the Guarantee Trustee

See “Description of Capital Securities the Citizens Funding Trusts May Offer — Trustees and Administrative Trustees of the Citizens Funding Trusts — Our Relationship with the Property Trustee” above for more information about our relationship with U.S. Bank National Association.

RELATIONSHIP AMONG THE CAPITAL SECURITIES AND THE RELATED INSTRUMENTS

Because this section is only a summary, the following description of the relationship among the capital securities, the junior subordinated debentures, the expense agreement and the subordinated guarantee is not complete and is subject to, and is qualified in its entirety by reference to, each trust agreement, the junior debt indenture and the form of subordinated guarantee, each of which is or will be incorporated as an exhibit to our registration statement, and the Trust Indenture Act.

Full and Unconditional Guarantee

Payments of distributions and other amounts due on the capital securities, to the extent the applicable Citizens Funding Trust has funds available for the payment of such distributions, are guaranteed by us on a subordinated basis as described under “Description of the Subordinated Guarantees.” Taken together, our obligations under the junior subordinated debentures, the junior debt indenture, the trust agreement, the expense agreement, and the subordinated guarantee provide, in the aggregate, a full and unconditional subordinated guarantee of payments of distributions and other amounts due on the applicable capital securities. No single document standing alone nor operating in conjunction with fewer than all of the other documents constitutes such subordinated guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional subordinated guarantee of the Citizens Funding Trust’s obligations under the capital securities. If and to the extent that we do not make payments on the junior subordinated debentures, the Citizens Funding Trust will not pay distributions or other amounts due on its capital securities. The subordinated guarantee does not cover payment of distributions when the Citizens Funding Trust does not have sufficient funds to pay such distributions. In such an event, the remedy of a holder of any capital securities is to institute a legal proceeding directly against us pursuant to the terms of the junior debt indenture for enforcement of payment of amounts of such distributions to such holder. Our obligations under each guarantee are subordinate and junior in right of payment to all of our senior debt to the same extent as the junior subordinated debentures.

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the junior subordinated debentures, such payments will be sufficient to cover distributions and other payments due on the capital securities, primarily because:

•	the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the capital securities and the common securities;

•	the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the capital securities;

•	we will pay, under the expense agreement, for all and any costs, expenses and liabilities of a Citizens Funding Trust except the Citizens Funding Trust’s obligations to holders of its capital securities under the capital securities; and

•	the trust agreement provides that a Citizens Funding Trust will not engage in any activity that is inconsistent with the limited purposes of such Citizens Funding Trust.

We have the right to set-off any payment we are otherwise required to make under the junior debt indenture with a payment we make under the subordinated guarantee.

Enforcement Rights of Holders of Capital Securities

A holder of any capital security may, to the extent permissible under applicable law, institute a legal proceeding directly against us to enforce its rights under the applicable subordinated guarantee without first instituting a legal proceeding against the guarantee trustee, the Citizens Funding Trust or any other person or entity.

In the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the junior debt indenture will provide that no payments may be made with respect to the junior subordinated debentures until the senior debt has been paid in full or any payment default has been cured or waived. Failure to make required payments on the junior subordinated debentures would constitute an event of default under the junior debt indenture.

Limited Purpose of Citizens Funding Trusts

Each Citizens Funding Trust’s capital securities evidence a preferred and undivided beneficial interest in the Citizens Funding Trust, and each Citizens Funding Trust exists for the sole purpose of issuing its capital securities and common securities and investing the proceeds thereof in junior subordinated debentures and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a capital security and a holder of a junior subordinated debenture is that a holder of a junior subordinated debenture is entitled to receive from us the principal amount of and interest accrued on junior subordinated debentures held, while a holder of capital securities is entitled to receive distributions from a Citizens Funding Trust, or from us under the applicable subordinated guarantee, if and to the extent such Citizens Funding Trust has funds available for the payment of such distributions.

Rights Upon Termination

Upon any voluntary or involuntary termination, winding-up or liquidation of a Citizens Funding Trust involving our liquidation, the holders of the capital securities will be entitled to receive, out of the assets held by such Citizens Funding Trust, the liquidation distribution. Upon any voluntary or involuntary liquidation or bankruptcy of ours, the property trustee, as holder of the junior subordinated debentures, would be a subordinated creditor of ours, subordinated in right of payment to all senior debt as set forth in the junior debt indenture, but entitled to receive payment in full of principal and interest, before any shareholders of ours receive payments or distributions. Since we are the guarantor under each subordinated guarantee and have agreed, under the expense agreement, to pay for all costs, expenses and liabilities of the Citizens Funding Trust, other than the Citizens Funding Trust’s obligations to the holders of its capital securities, the positions of a holder of such capital securities and a holder of such junior subordinated debentures relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

PLAN OF DISTRIBUTION

Initial Offering and Sale of Capital Securities

Citizens Funding Trust may sell capital securities:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; and

•	to investors directly in negotiated sales or in competitively bid transactions.

Any underwriter, agent or dealer involved in the offer and sale of the capital securities will be named in the prospectus supplement.

The prospectus supplement will describe:

•	the terms of the offering, including the name of the agent or the name or names of any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters and all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	other specific terms of the particular offering or sale.

Only the agents or underwriters named in a prospectus supplement are agents or underwriters in connection with the capital securities being offered by that prospectus supplement.

Underwriters, agents and dealers may be entitled, under agreements with us and/or our subsidiaries, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933 and/or to contribution by us and/or our subsidiaries with respect to payments that the agents, dealers or underwriters may be required to make with respect to such liabilities.

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters to whom capital securities are sold by us for public offering and sale are obliged to purchase all of those securities if any are purchased. This obligation is subject to certain conditions and may be modified in the prospectus supplement.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities.

To the extent required, offerings of capital securities will be conducted in compliance with Rule 2810 of NASD’s Conduct Rules. In compliance with guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus.

Underwriters, dealers or agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Market-Making Resales by Subsidiaries

This prospectus may be used by our subsidiaries in connection with offers and sales of the securities in market-making transactions. In market-making transactions, our subsidiaries may resell securities they acquire from other holders, after the original offering and sale of the securities. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, our subsidiaries may act as principal or agent. Our subsidiaries may receive compensation in the form of discounts and commissions from both the purchaser and seller. Our subsidiaries may also engage in transactions of this kind and may use this prospectus for this purpose.

Matters Relating to Initial Offering and Market-Making Resales

Each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may not list a particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those securities. However, no such underwriter that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

Unless otherwise indicated in your prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

In this prospectus, the term “this offering” means the initial offering of the securities made in connection with their original issuance. This term does not refer to any subsequent resales of securities in market-making transactions.

CERTAIN LEGAL MATTERS

Wachtell, Lipton, Rosen & Katz and either Citizens’ General Counsel or its Deputy General Counsel will pass upon certain legal matters in connection with the securities and Richards, Layton & Finger, P.A. will pass upon certain legal matters in connection with Delaware law. Wachtell, Lipton, Rosen & Katz has from time to time acted as counsel for us and our subsidiaries and affiliates and may do so in the future. Counsel named in the applicable prospectus supplement will pass upon certain legal matters in connection with the securities for any underwriters or agents.

EXPERTS

The consolidated financial statements of Citizens appearing in Citizens’ Annual Report (Form 10-K) for the year ended December 31, 2005, and Citizens’ management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

This document contains or incorporates by reference a number of forward-looking statements regarding our financial condition, results of operations, earnings outlook and business prospects (including in connection with our proposed merger with Republic Bancorp) and the potential combined company and may include statements for the period following the completion of the merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

The forward-looking statements involve certain risks and uncertainties. We cannot predict the results or actual effects of our plans and strategies, which are inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause our actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in our SEC filings that are incorporated herein by reference, including future filings, as well as the following:

•	competitive pressure among financial services companies increases significantly, which may adversely affect our ability to market our products and services;

•	general economic conditions are less favorable than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or regulatory environments, requirements or changes adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect us or our businesses;

•	trade, monetary and fiscal policies of various governmental bodies may affect the economic environment in which we operate, as well as our financial condition and results of operations;

•	adversity in general economic conditions, or in the condition of the local economies or industries in which we have significant operations or assets, could, among other things, materially impact credit quality trends and our ability to generate loans;

•	it could take us longer than we anticipate to implement strategic initiatives designed to grow revenue or manage expenses; we may be unable to implement certain initiatives; or the initiatives may be unsuccessful;

•	acquisitions and dispositions of assets, business units or affiliates could adversely affect us in ways that management has not anticipated;

•	we may experience operational or risk management failures due to technological or other factors;

•	changes in the stock markets, public debt markets and other capital markets could adversely affect our ability to raise capital or other funding for liquidity and business purposes;

•	terrorist activities or military actions could disrupt the economy and the general business climate, which may have an adverse effect on our financial results or condition and that of our borrowers;

•	we may become subject to new accounting, tax or regulatory practices or requirements; and

•	we may engage in various merger and other business combination transactions, which entail various risks and uncertainties, including:

•	the risk that the businesses will not be integrated successfully or that such integration will be more difficult, time-consuming or costly than expected;

•	revenues following the transaction may be lower than expected;

•	deposit attrition, operating costs, customer loss and business disruption following any such transaction, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	we may not be able to achieve cost or revenue synergies and other benefits anticipated from the transaction in full, at the times we anticipate or at all.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission (and incorporated by reference herein) for further information on other factors that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See above under the caption “Where You Can Find More Information” in this prospectus supplement.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

CITIZENS BANKING CORPORATION

$150,000,000

Citizens Funding Trust I

7.50% Enhanced Trust Preferred Securities
(Liquidation amount $25 per trust preferred security)
Fully and unconditionally guaranteed, to the extent described herein, by

Citizens Banking Corporation

PROSPECTUS
SUPPLEMENT
September 26, 2006
(To Prospectus Dated September 21, 2006)

UBS Investment Bank
Morgan Stanley
Citigroup
Wachovia Securities
Keefe, Bruyette & Woods
Credit Suisse